                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                 ASAHI/AMERICA, INC.
--------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock plus outstanding options.
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                2,446,277 shares of Common Stock plus outstanding
                options.
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                Approximate Value of Transaction: $24,331,661, which
                includes consideration to be paid to outstanding option
                holders,
                based upon the stated consideration in the Agreement and
                Plan of Merger dated August 9, 1999.
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                (See line 3 above).
                ----------------------------------------------------------
           (5)  Total fee paid:
                $4,866.34, per Exchange Act Rule 0-11(c)(2).
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              ASAHI/AMERICA, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          NOVEMBER 29, 1999--1:00 P.M.

    You are hereby notified that a Special Meeting of Stockholders of Asahi/America, Inc. will be held on November 29, 1999 at 1:00 p.m., at the offices of Gadsby & Hannah LLP, 225 Franklin Street, Boston, Massachusetts, to consider and act upon the following matters:

    1. To approve a proposal to adopt the Agreement and Plan of Merger dated August 9, 1999 as amended by Amendment dated October 21, 1999, among Asahi/America, Inc., Midnight Acquisition Holdings, Inc. and Midnight Acquisition Corp., a wholly owned subsidiary of Midnight Acquisition Holdings, Inc., both of which were created by Asahi Organic Chemicals Industry Co., Ltd. to complete the merger, and to approve the merger and other transactions described in the Agreement and Plan of Merger; and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    IF YOU ARE UNABLE TO ATTEND THE MEETING PERSONALLY, PLEASE BE SURE TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED TO: BOSTON EQUISERVE LIMITED PARTNERSHIP, 150 ROYALL STREET, CANTON, MASSACHUSETTS 02021.

    Only stockholders of record on the books of Asahi/America, Inc. at the close of business on October 19, 1999, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,
                                          BURTON WINNICK, Clerk

Dated: October 27, 1999

                PLEASE DO NOT SEND IN ANY OF YOUR COMPANY STOCK
                           CERTIFICATES AT THIS TIME

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              ASAHI/AMERICA, INC.

                               EXECUTIVE OFFICES:
                                35 GREEN STREET
                          MALDEN, MASSACHUSETTS 02148

                                PROXY STATEMENT

                   VOTING PROCEDURES AND GENERAL INFORMATION

    This proxy statement and the accompanying proxy card are first being mailed to stockholders commencing on or about October 27, 1999. The accompanying proxy is solicited by the Board of Directors of Asahi/America, Inc. (the "Company"), for use at the Special Meeting of Stockholders to be held on November 29, 1999, and any adjournment or adjournments thereof (the "Special Meeting"). The cost of soliciting proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

    The purpose of the Special Meeting is to consider the following matters, as more particularly described herein:

    1. The approval of a proposal to adopt the Agreement and Plan of Merger dated August 9, 1999, as amended by Amendment dated October 21, 1999, among Asahi/America, Inc., Midnight Acquisition Holdings, Inc. and Midnight Acquisition Corp., a wholly owned subsidiary of Midnight Acquisition Holdings, Inc., both of which were created by Asahi Organic Chemicals Industry Co., Ltd. to complete the merger, and to approve the merger and other transactions described in the Agreement and Plan of Merger; and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    When a proxy card is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without specifying choices, the shares will be voted 'FOR' Proposal 1, the approval of the Agreement and Plan of Merger dated August 9, 1999, as amended by Amendment dated October 21, 1999 (the "Merger Agreement") and the merger and other transactions described in the Merger Agreement (the "Merger"), and in the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the Special Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by written notice to the Company, by oral notice to the Clerk at the Special Meeting or by submitting a later dated proxy.

    The Board of Directors of the Company (sometimes referred to herein as the "Board" or the "Board of Directors") has fixed October 19, 1999 as the record date for the Special Meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the Special Meeting. On the record date, there were 3,434,717 shares of common stock (each of which is entitled to one vote), of the Company issued and outstanding.

    Holders of the Company's common stock who comply with Sections 86 through 98, inclusive, of the Massachusetts Business Corporation Law ("MBCL") concerning the right of holders of Company common stock to dissent from the Merger and require appraisal of their shares shall not receive any consideration in the Merger but shall have the right to receive such consideration as may be determined to be due to such stockholders pursuant to the MBCL. A stockholder of the Company wishing to exercise the right to demand the fair value of his or her common stock must first file, before the vote of stockholders is taken at the Special Meeting, a written objection to the proposed action and state his or her intent to demand the fair value of his or her common stock if the action is taken. In addition, the dissenting stockholder must not vote in favor of the Merger. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR the Merger, a stockholder who votes by proxy and who wishes to exercise dissenter's rights must either (i) vote AGAINST the Merger or
(ii) ABSTAIN from voting with respect to the Merger. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written notice of intent to demand the fair value of a stockholder's common stock satisfying the requirements of the MBCL. See "THE MERGER--Rights of Security Holders Regarding the Transaction."

    For all proposals considered at the Special Meeting, the holders of a majority of the Company's common stock issued and outstanding and entitled to vote and present in person or represented by proxy, will constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority and/or abstain from voting on a proposal, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

    Assuming the presence of a quorum, the Merger must be approved by the affirmative vote of at least a majority of the shares of the Company's common stock issued and outstanding as of the record date. There is no requirement to obtain the approval of at least a majority of unaffiliated security holders in order to effect the transaction.

    Under applicable rules, brokers who hold shares of the Company's common stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The Merger is NOT a "routine" matter for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," such as the Merger, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker PHYSICALLY LINES OUT the matter, whether it is "routine" or "non-routine," or does not indicate a specific choice ("for," "against" or "abstain") on a matter that is "non-routine," that action is called a "broker non-vote" as to that matter. Broker "non-votes" with respect to "routine" matters or "non-routine" matters (such as Proposal 1) are not counted in favor of such matters.

    If the Merger is approved and consummated pursuant to the Merger Agreement, instructions with regard to the surrender of shares of the Company's common stock, together with a letter of transmittal to be used for this purpose, will be forwarded to stockholders as promptly as practicable following the Closing. STOCKHOLDERS SHOULD NOT SEND IN ANY COMPANY STOCK CERTIFICATES AT THIS TIME.

    On July 26, 1999, the date preceding the public announcement of the proposed transaction, the high and low sale prices of the Company's common stock on the Nasdaq National Market were $7.00 and $7.00, respectively.

    A representative of Arthur Andersen LLP, the Company's independent accountants for the current year and for the most recently completed fiscal year, is expected to be present at the Special Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS, INCLUDING THE DISINTERESTED MEMBERS OF THE BOARD CONSTITUTING A SPECIAL COMMITTEE OF THE BOARD, HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER--Reasons for the Merger; Recommendation of the Board." For a description of certain interests of certain of the Company's directors and officers that may have presented them with actual or potential conflicts of interest in connection with the Merger, see "THE MERGER--Interests of Certain Persons in Matters to be Acted Upon."

                             AVAILABLE INFORMATION

    No person is authorized to give any information or to make any representations, other than as contained in this Proxy Statement, in connection with the Merger Agreement or the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or any other party to the Merger Agreement. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's common stock is listed on the Nasdaq National Market and certain reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

    Statements made or incorporated in this Proxy Statement include a number of forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements containing the words "estimates," "projects," "anticipates," "believes," "expects," "intends," "future" and words or information of similar import which express management's belief, expectations or intentions regarding the Company's future performance. The Company believes that such statements are protected by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those set forth in the forward-looking statements. Additionally, the Company's operating results may be affected by many factors, including but not limited to, materially adverse changes in economic conditions in the markets served by the Company, significant delay in the expected closing of the Merger, future regulatory actions and conditions in the Company's operating areas, competition in the marketplace, lack of consumer demand for the Company's products, and other factors that may affect business in general. In addition, if the Merger is approved, the amount of net proceeds available to stockholders is subject to final adjustments with respect to the disposition of Quail Piping Products, Inc., as described herein.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
AVAILABLE INFORMATION.......................................      ii
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  STATEMENTS................................................     iii
THE MERGER..................................................       1
    Board of Directors Recommendation.......................       1
    The Companies...........................................       1
    Background of the Merger................................       1
    Reasons for the Merger; Recommendation of the Board.....       5
    Interests of Certain Persons in Matters to be Acted
     Upon...................................................       7
        Sale of Quail Piping Products, Inc..................       7
        Employment of Leslie B. Lewis.......................       7
        Substantial Stock Ownership of Certain Persons and
        Voting Agreement....................................       8
        Options Vested......................................       8
        Indemnification; Directors' and Officers'
        Insurance...........................................       8
    Terms of the Merger and the Merger Agreement............       8
        General.............................................       8
        Consideration.......................................       9
        Cancellation of Stock Options and Payment of Merger
        Consideration.......................................       9
        The Closing.........................................      10
        Representations and Warranties......................      11
        Covenants...........................................      11
        Additional Agreements...............................      12
        Termination.........................................      13
        Amendment...........................................      14
        Extension; Waiver...................................      15
    Payment for Shares......................................      15
    Rights of Security Holders Regarding the Transaction....      16
    Accounting Treatment of the Transaction.................      17
    Federal Income Tax Consequences of the Transaction......      18
    NASDAQ Delisting........................................      18
    Regulatory Approvals....................................      19
    Plans for the Company after the Merger..................      19
    Risk that the Merger will not be Consummated............      19
    Fairness Opinion........................................      20
        Analysis of Comparable Publicly Traded Companies....      22
        Discounted Cash Flow ("DCF") Analysis...............      22
        Comparable Transaction Analysis.....................      22
OTHER BUSINESS..............................................      23
OWNERSHIP OF COMPANY COMMON STOCK...........................      24
SELECTED CONSOLIDATED FINANCIAL DATA........................      26
INFORMATION ABOUT THE COMPANY...............................      28
BUSINESS....................................................      28
    Introduction............................................      28
    Industry Overview.......................................      30
    Company Strategy........................................      31
    Products................................................      32
    Distribution and Marketing..............................      35
    End Users...............................................      36

                                                                PAGE
                                                              --------
    Suppliers...............................................      37
    Manufacturing and Distribution..........................      38
    Competition.............................................      39
    Joint Venture...........................................      39
    Patents and Trademarks..................................      40
    Employees...............................................      41
    Properties..............................................      41
    Legal Proceedings.......................................      41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................      42
    Overview................................................      42
    Results of Operations...................................      43
    Net Sales...............................................      43
    Gross Profit............................................      44
    Selling, General and Administrative Expenses............      45
    Interest Expense and Income Taxes.......................      46
    Other Income and Expenses...............................      47
    Liquidity and Capital Resources.........................      47
    New Accounting Standards................................      48
    Material Uncertainties..................................      49
    Quantitative and Qualitative Disclosures About Market
     Risk...................................................      50
MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED
  STOCKHOLDER MATTERS.......................................      51

FINANCIAL STATEMENTS........................................     F-1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-1

ANNEX A Agreement and Plan of Merger and Amendment No. 1 to
  Merger Agreement..........................................     A-1

ANNEX B Massachusetts General Laws, Chapter 156B, Sections
  86 to 98, Inclusive.......................................     B-1

ANNEX C Opinion of ING BARINGS LLC..........................     C-1

                                   THE MERGER
                           (PROPOSAL 1 ON PROXY CARD)

BOARD OF DIRECTORS RECOMMENDATION

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS THAT THE STOCKHOLDERS VOTE 'FOR' THE MERGER AS DESCRIBED HEREIN. THE BOARD HAS DETERMINED THAT THE TRANSACTIONS INCLUDED IN THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS.

THE COMPANIES

    ASAHI/AMERICA, INC.

    The Company markets and sells thermoplastic valves, piping systems and components manufactured by the Company and others for use in a variety of industrial applications. Since 1974, the Company has been the master distributor in the United States, Latin America and the Caribbean for Asahi Organic Chemicals Industry Co., Ltd. ("AOC"), a large Japanese manufacturer of thermoplastic valves. The Company is the exclusive master distributor in the United States for Alois-Gruber GmbH, an Austrian manufacturer of thermoplastic pipe and fittings. The Company's wholly owned subsidiary, Quail Piping
Products, Inc. ("Quail"), manufactures, markets and sells corrugated polyethylene piping systems for use in water, sewer and drain applications and polyethylene duct pipe for fiber optic cable for use by the telecommunications industry.

    The Company has its principal executive offices at 35 Green Street, Malden, Massachusetts 02148 (telephone number (781) 321-5409).

    ASAHI ORGANIC CHEMICALS INDUSTRY CO., LTD., MIDNIGHT ACQUISITION HOLDINGS, INC. AND
    MIDNIGHT ACQUISITION CORP.

    AOC is a large manufacturer of piping materials, industrial resin and molds which it supplies to the Company and others. AOC's head office is located at 2-5955 Nakanose-machi, Nobeoka City, Miyazaki 882, Japan. Midnight Acquisition Holdings, Inc. is a Delaware corporation formed for the purpose of this transaction and is wholly owned by AOC. Midnight Acquisition Corp. is a Massachusetts corporation formed for the purpose of this transaction and is wholly owned by Midnight Acquisition Holdings, Inc.

BACKGROUND OF THE MERGER

    Since 1974, the Company has been the exclusive master distributor in the United States, Latin America and the Caribbean of thermoplastic valves produced by AOC pursuant to the terms of distributorship agreements (collectively, the "Distributorship Agreement") which have been renewed from time to time. Sales of AOC's products account for approximately 50% of the Company's revenues, exclusive of revenues of Quail. The Distributorship Agreement precluded the Company's distribution of competing products during its term. The Distributorship Agreement entered into in February 1993 was scheduled to expire on December 31, 1999. Therefore, in early 1998, the Company's management began preliminary discussions with representatives of AOC regarding the terms for the extension of the Distributorship Agreement. In March 1998, the Company's management and Board of Directors determined that it would be advisable to explore other possible sources for supply in the event that a satisfactory extension with AOC could not be consummated. The Company's management and the Board considered several possible avenues for the production of a product line to substitute for the AOC products, i.e., products to be manufactured by the Company; products to be manufactured jointly by the Company and its current supplier of pipes and fittings; purchasing products from third-parties and acquiring or merging with a third-party manufacturer.

    Following consideration of the alternatives, the Company's management and the Board concluded that the Company and its current pipe supplier would find it too difficult to obtain the necessary financing to develop the manufacturing capabilities to develop the entire range of competing product lines and that the risks associated with the Company undertaking a manufacturing plan or joint manufacturing plan with a non-valve manufacturer were too great. Management believed that it was not likely that any valve supplier, barring a merger or acquisition, would be willing to develop additional lines of valves necessary to effectively compete in the Company's current market. Therefore, management and the Board primarily considered a merger with, or acquisition of, a valve manufacturer. In its further evaluations, the Company considered the strategic fit with potential partners based on their lines of business, their management, their availability of capital and their customer base. As a result of the analysis conducted by Company management, the Company's President and Chief Executive Officer, Leslie
B. Lewis, contacted two valve manufacturers to explore their willingness to discuss supply or other joint relationships to provide the Company with valve products. One of the valve manufacturers indicated that it was not interested in pursuing a transaction with the Company. From his discussions with the other valve manufacturer, Mr. Lewis believed that there were potentially significant synergies between the two companies, due to a potential substantial overlap with the Company's valve product lines. The manufacturer also indicated a willingness to consider a potential transaction. The Company, represented by Mr. Lewis and Jeffrey C. Bloomberg, an independent Board member, and the other party conducted due diligence relative to a potential transaction with this manufacturer during the remainder of 1998 and early into 1999, as negotiations with AOC continued. In addition to his duties as a Board member, the Company had also retained
Mr. Bloomberg as a consultant in connection with its consideration of strategic alternatives and to assist it in negotiations with AOC and other parties (the Company will pay Mr. Bloomberg an aggregate of $175,000 plus expenses for such consulting services).

    During the fourth quarter of 1998, Mr. Lewis and Mr. Bloomberg conducted extensive ongoing negotiations with AOC through representatives of Nichimen America Inc. in connection with the renegotiation of the Distributorship Agreement. AOC and the Company had significant differences in their respective desired terms for extending the Distributorship Agreement concerning territory, exclusivity, term and volume requirements. The status of negotiations with AOC and possible alternative sources of supply were periodically discussed with the Board during meetings in 1998 and 1999. On January 26 and 27, 1999, believing that a satisfactory extension of the Distributorship Agreement was unlikely, Mr. Lewis and Mr. Bloomberg met with representatives of AOC in Tokyo, Japan, to explore alternatives to the supply arrangement. The parties discussed the possibility of an AOC acquisition of the Company. AOC indicated that any transaction would require the concurrent sale of Quail. On February 25, 1999, Mr. Lewis reported to the Board the status of his discussions with AOC and the status of the continuing discussions with the alternative manufacturer relative to a transaction. He was subsequently directed by the Board to continue both avenues of potential transactions. Over the next several weeks, Mr. Lewis and Mr. Bloomberg continued discussions by telephone with both AOC and with representatives of the alternative manufacturer regarding a potential transaction. The alternative manufacturer indicated an interest in merging with the Company, provided that the corporate owner of the manufacturer obtained a 50% interest in the Company in the merger.

    On March 31, 1999, AOC submitted a letter to the Company relative to its consideration of a purchase of all outstanding shares of the Company's common stock other than the Company common stock owned by Nichimen Corporation and Nichimen America Inc., a wholly owned subsidiary of Nichimen Corporation, for a purchase price of $7.50 per share. The letter contemplated due diligence prior to making a firm offer and also confirmed that any offer would require the prior sale of Quail, the net sale consideration for which would be added to the purchase price.

    On March 31, 1999, the Company's Board of Directors met to discuss the status of negotiations with AOC and the alternative manufacturer. The letter from AOC and the ramifications of recommending the sale were discussed in detail. The Board also discussed the impact of a merger with the alternative manufacturer. Mr. Lewis described the possible advantages of a combination of product lines and customer bases with the alternative manufacturer. He also described the differences in product lines between AOC and the alternative manufacturer and the resulting need for developing additional product manufacturing capabilities, involving considerable time and capital resources. Mr. Lewis further described the possible desire of management of the alternative manufacturer to divest the Company of Quail or to restrict its growth. He reported that the alternative manufacturer's owner required that a merger transaction result in the issuance to it of sufficient stock of the Company such that it would be a 50% owner of the Company.

    At the March 31(st) Board meeting, the Board established an independent committee (the "Committee"), consisting of Messrs. Jeffrey C. Bloomberg (Chairman), Samuel J. Gerson and Martin J. Reid to review and explore possible transactions with AOC and the alternative manufacturer, giving it authority to retain an investment banker to assist it in making its evaluations and to retain independent counsel to advise the committee relative to its deliberations.

    On April 2, 1999, Mr. Lewis at the direction of the Committee, responded to the March 31, 1999, AOC letter, indicating that the Company required a firm offer to consider a potential transaction and, in any event, $7.50 (plus the net consideration from the sale of Quail) was likely to be unacceptable.

    During the month of April 1999, representatives of the Company continued due diligence relative to a potential transaction with the alternative manufacturer.

    On April 30, 1999, the Committee retained ING Barings LLC ("ING Barings") to advise it with regard to potential transactions with AOC and the alternative manufacturer, and, if the purchase by AOC were to occur, an evaluation of a fair price for a potential sale of Quail to an entity owned in substantial part by Mr. Lewis and Thomas J. Hammer, Quail's President and Chief Executive Officer. Equity interests would also be held by John E. Lawrence, the Company's Assistant Vice President Finance, Randy Barton, Quail's Executive Vice President and Nichimen America Inc., which with its parent company, Nichimen Corporation, owns approximately 14.3% of the Company common stock and has two representatives on the Company's Board of Directors. The Company's senior management continued to review the potential synergies of a combination with the alternative manufacturer and the potential impact of such a combination on its financial results, stockholders, employees and customers.

    At the direction of the Committee, Mr. Lewis met with representatives of AOC in Tokyo, Japan on April 12(th) and 13(th), 1999, to facilitate AOC due diligence relative to making a firm offer.

    On April 16, 1999, AOC submitted a letter to the Company offering $7.50 per share plus the net consideration from the sale of Quail.

    By letter dated April 20, 1999, Mr. Bloomberg, on behalf of the Committee, advised AOC that the offer was insufficient.

    By letter dated April 26, 1999, AOC increased its offer to $8.00 per share plus the net consideration from the sale of Quail.

    By letter dated April 30, 1999, Mr. Bloomberg rejected the offer on behalf of the Committee.

    By letter dated May 10, 1999, AOC increased its offer to $8.25 plus the net consideration from the sale of Quail.

    On June 1, 1999, a group led by Mr. Lewis submitted to the Company's independent committee an offer to purchase all the capital stock of Quail for $4,500,000. The acquiring entity would assume the liabilities, including the inter-company loan to be repaid to the Company, which, in total (including accounts payable and accrued expenses), approximated $20,150,000 as of August 31, 1999.

    On June 1, 1999, the Committee met with representatives of ING Barings, at which meeting such representatives presented a preliminary view of the firm's analysis relative to the potential transactions with the alternative manufacturer and AOC, as well as the sale of Quail. Mr. Lewis and Mr. Lawrence were invited to participate in the presentation related to the transactions with the alternative manufacturer and AOC, but did not participate in the meeting relative to the analysis of the potential sale of Quail to the management led group (the "Disposition"). At the meeting, ING Barings' representatives advised that: 1) ING Barings would have difficulty concluding that a transaction with the alternative manufacturer in which that company's owner received an amount of Company common stock equivalent to 50% ownership of the Company would be fair to the Company's stockholders from a financial point of view; 2) a transaction with AOC based on the $8.25 offer (exclusive of the net pass through of consideration to be received for Quail) would be fair to the Company's stockholders from a financial point of view; and
3) in order to better determine that the price offered by the management led group for Quail was fair to the Company's stockholders from a financial point of view, it would be advisable to market the sale of Quail to third parties. The representatives therefore advised that, as the Company had not as of that time marketed the sale of Quail to third-parties, ING Barings was not then prepared to render a fairness opinion relative to that transaction. The Committee directed ING Barings to search for other potentially interested buyers for Quail. ING Barings was instructed with management's advice and the Committee's concurrence not to solicit interest from two parties who directly compete with Quail, as management advised, with the Committee's concurrence, that providing information regarding Quail's business to such parties could be damaging to Quail's business.

    The Committee further directed that any agreement with the management led group to acquire Quail should include a "fiduciary out" giving the Company the right to consider other unsolicited offers following execution of the Stock Purchase Agreement relative to the sale of Quail (the "Disposition Agreement").

    The Committee determined, based on the ING Barings analysis of the effective price proposed to be paid by the Company in the alternative transaction and the dilutive impact of such price on the Company's stockholders, that the Company should not pursue the transaction with the alternative manufacturer.

    Following the meeting, Mr. Bloomberg advised the alternative manufacturer that it was not prepared to effect a transaction based on the issuance of a 50% interest to that company's owner. The alternative manufacturer has not advised the Company that it is willing to consider a transaction on any other basis. In mid-June 1999, the Company and AOC commenced negotiating the terms of a merger agreement between the Company and an indirect subsidiary of AOC.

    ING Barings commenced marketing the sale of Quail on the Company's behalf in early June 1999, by contacting a number of parties. Expressions of interest were obtained from three parties, none of which, after reviewing summary information of Quail, decided to pursue a transaction with Quail.

    The Committee met on July 26, 1999, at which meeting representatives of ING Barings presented their analysis of the Merger Consideration (as described herein) and the consideration to be paid to the Company in the Disposition. The representatives also orally delivered the opinion of ING Barings to the effect that, as of such date and based upon the assumptions made, matters considered and the limitations of the review undertaken in connection therewith, the Merger Consideration was fair to the holders of Company common stock from a financial point of view and the consideration to be paid by the management led group in the Disposition was fair to the Company from a financial point of view. Following an in-depth discussion of such analysis and the terms of the Merger Agreement, the Disposition Agreement and ancillary agreements, the Committee voted unanimously to approve the Merger and Disposition. The full Board met following the Committee meeting and also reviewed a presentation from representatives of ING Barings and an oral report from the Committee as to its recommendation to approve the Merger and Disposition. At the meeting, the Board unanimously approved the Merger Agreement and the Disposition Agreement.

    The Merger Agreement and Disposition Agreement were executed on August 9, 1999.

    In October 1999, the management led group reported that any financing available to it that would provide for the continuation of the existing industrial revenue bond financings for the Arkansas and Arizona facilities, required terms that were not acceptable to the management led group. The Company is currently the guarantor of Quail's obligations for the payment of all amounts which become due and payable under the terms of Quail's industrial revenue bond obligations. To remove the Company as guarantor as required by the provisions of the Merger Agreement, the holder of the bonds requires either that it be provided with a significantly stronger collateral position (which could not be obtained with conditions aceptable to the management led group) or that the obligations be prepaid, with applicable prepayment penalties. The management led group further reported that financing which would be available and acceptable to them would include a refinancing of the industrial revenue bond obligations, necessitating an early repayment of those obligations, and resulting in Quail's incurrence of prepayment penalties. Mr. Lewis discussed with a representative of AOC that either AOC or the surviving corporation pay or share with Quail the prepayment penalties in the interest of facilitating the required release of the guaranties. This proposal was rejected by AOC. The management led group then proposed that 50% of the prepayment penalty be paid by Quail, with the remainder to be deducted from the net Quail proceeds to be paid to the stockholders in the Merger. See "--Terms of the Merger and the Merger Agreement--General."

    Mr. Lewis also requested that $5,000,000 of the Merger Consideration to which he was entitled be deferred by delivering to him a promissory note for $5,000,000, such note to be secured by a stand-by letter of credit, provided that Mr. Lewis would pay any expenses associated with this arrangement.

    The Committee met on October 19, 1999, to consider the requested amendment to the Merger Agreement. At such meeting, the request relative to the note payment to Mr. Lewis was approved. The amendment relative to sharing the prepayment penalties was rejected by the Committee. Upon the Committee's report to the management led group that the Committee had rejected this proposal, the management led group reported to the Committee that the failure to accept this proposal could result in a delay to the transaction and possibly a failure of the management led group to consummate the Disposition. The Committee met on October 20, 1999 and determined that the timely consummation of the Merger and related Disposition was in the best interests of the stockholders and, therefore, approved the proposal to deduct 50% of the prepayment penalties up to a maximum of $160,000 from the net Quail proceeds to be paid to stockholders as part of the Merger Consideration. The Committee noted that even following such deduction, the estimated payment to the stockholders on account of the Disposition remains within the assumed range. The Company, Parent and Sub entered into Amendment No. 1 to the Merger Agreement dated October 21, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

    It is the strong desire of the Board and management of the Company to protect and enhance stockholder value. Therefore, with the expiration of its Distribution Agreement with AOC scheduled for the end of 1999, management began to address the issue of an extension on terms that would protect such value. When it was determined that AOC's terms for extension included a decrease in territory, loss of exclusivity in Latin America and the Caribbean and penalties for failure to meet sales quotas, terms which were unsatisfactory to the Board of Directors, the Board of Directors charged management with the task of seeking alternative manufacturers. Although Mr. Lewis approached two potential manufacturers, and he and Mr. Bloomberg conducted extended discussions with one of them, the Committee, based in part on the advice of the Company's financial advisor, has determined that the terms upon which the transaction with the alternative manufacturer would be consummated would not be fair to the Company's stockholders from a financial point of view.

    In the course of negotiations with AOC relative to the Distributorship Agreement and consideration of the alternative manufacturer transaction, the Board of Directors considered the possibility of selling the

Company to AOC. The Board of Directors has determined that a sale to AOC by way of the Merger provides the best opportunity to maximize stockholder value.

    At meetings of the Committee and of the Board of Directors held on July 26, 1999, after due consideration, the Committee and Board unanimously:

        (i) determined that the Merger Agreement, the Merger and the Disposition Agreement and related transactions are fair to and in the best interests of the Company and the Company's stockholders;

        (ii) approved the Merger Agreement, the Merger, the Disposition Agreement and the related transactions; and

        (iii) determined to recommend that the stockholders of the Company approve the Merger. Accordingly, the Board recommends that the Company stockholders vote "FOR" the approval of the Merger.

    In approving the transaction and making these recommendations, the Committee and the Board consulted with the Company's management as well as its outside legal counsel, including counsel to the Committee, and the Committee's financial advisor, and considered the following material factors:

        (1) all the reasons described above;

        (2) the possibility, as alternatives to the Merger, of pursuing an acquisition or business combination or joint venture with an entity other than AOC and the Board's conclusion that a transaction with AOC is more feasible and likely to achieve greater stockholder value than the likely alternatives. The Board reached this conclusion for reasons including AOC's interest in pursuing this transaction with the Company and the Company management's assessment of the alternatives;

        (3) the terms and conditions of the Merger Agreement, including the conditions to closing and the termination fees payable under certain circumstances;

        (4) the analyses and presentation of ING Barings and its written opinion to the effect that, as of August 9, 1999 and based upon and subject to the various assumptions made and matters considered as set forth in its opinion, the consideration proposed to be paid by AOC in the Merger is fair from a financial point of view to the stockholders and the consideration proposed to be paid for Quail is fair from a financial point of view to the Company; and

        (5) that while the Merger is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the Merger, it is possible that the Merger may not be completed even if approved by the stockholders.

    In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, neither the Committee nor the Board found it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Committee and Board relied on the experience and expertise of ING Barings, its financial advisor, for quantitative analysis of the financial terms of the Merger. See "--Fairness Opinion." The Board and Committee also relied on their thorough discussions with and questioning of the Company's management and its legal, financial and accounting advisors. The Committee and the Board considered all these factors as a whole and overall considered the factors to be favorable to support their respective determinations. However, the general view of the Board was that factors 3 and 5 were uncertainties or risks relating to the transaction, and that the other reasons and factors described above were generally considered favorable. In considering the factors described above, individual members of the Committee and the Board may have given different weight to different factors.

    The foregoing discussion of the information and factors considered by the Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by them.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    In considering the recommendation of the Board with respect to the Merger Agreement, stockholders should be aware that certain members of the management of the Company and the Board have interests in the Merger that may be different from, or in addition to, the interests of the other stockholders of the Company generally.

    SALE OF QUAIL PIPING PRODUCTS, INC.

    A condition of the Merger is the sale of Quail. The Company has entered into the Disposition Agreement relative to the sale of all of the outstanding stock of Quail to Quail Acquisition Corporation, which is owned in substantial part by Leslie B. Lewis, Chairman, President and Chief Executive Officer of the Company and Thomas J. Hammer, President and Chief Executive Officer of Quail. Additional investors in Quail Acquisition Corporation are John E. Lawrence, Assistant Vice President Finance of the Company, and Randy Barton, Executive Vice President of Quail. Nichimen America Inc., which with its affiliate has two representatives on the Company's Board, may also make an investment in Quail Acquisition Corp. Mr. Lewis will be Chairman of the Board of Quail upon consummation of the Merger. The Disposition Agreement provides for the purchase of all the capital of Quail for $4,500,000. In the Disposition, Quail will remain responsible for all of its liabilities, including trade payables, capital lease obligations and debt associated with its Arkansas, Massachusetts and Arizona facilities. Conditions of the sale of Quail are the release of the Company from all guaranties or other liabilities relative to Quail and the payment by Quail to the Company of all amounts owed on intercompany receivables other than $1,000,000 which may be repaid over a three-year period. This debt is secured by a guaranty of Leslie B. Lewis as to which recourse is solely to a certain "non-compete" payment due to Mr. Lewis as described below. Quail Acquisition Corporation's obligation to purchase the stock of Quail is subject to customary financing contingencies. The Merger Agreement provides that fifty percent of any prepayment penalties incurred by Quail as a result of the refinancing of Quail's industrial revenue bond debts as a result of the Disposition will be deducted from the proceeds of the Disposition distributed to the Company's stockholders in the Merger. The aggregate amount deductible from the net sale proceeds of Quail is limited to $160,000.

    In light of the potential conflict of interest intrinsic to the Disposition to a management group, the sale of Quail was approved by the Committee, a fairness opinion received with respect to the consideration of $4,500,000 was obtained by the Committee from ING Barings and the Disposition Agreement contains "fiduciary out" clauses more typical to public company dispositions.

    EMPLOYMENT OF LESLIE B. LEWIS

    Concurrently with the execution of the Merger Agreement, the Company entered into an employment agreement with Leslie B. Lewis, Chairman, President and Chief Executive Officer of the Company, which will become effective upon the Merger (the "Employment Agreement"). The Employment Agreement provides for a three year employment term of Mr. Lewis as President of the Company, with a base salary of $330,000. Mr. Lewis will also continue as a Director of the Company. The terms of the Employment Agreement provide that Mr. Lewis is eligible for bonus payments upon the attainment by the Company of a certain level of net valve sales. Such bonus is subject to certain adjustments based on the Company's selling, general and administrative costs. Mr. Lewis' benefits remain commensurate with those he currently has. Under the Employment Agreement, if Mr. Lewis is terminated due to his death, disability or by the Company without "cause" or by Mr. Lewis for "good reason" (such as a material change in his status, a significant relocation of the Company's offices or a material breach by the Company of the Employment Agreement), he is eligible for severance payments based upon his base salary and bonuses, and he may also be eligible for an additional $1,000,000 "non-compete" payment. In the event Mr. Lewis' employment is terminated by the Company without "cause" or by Mr. Lewis for "good reason" within one year following a change in control of the Company, then he is eligible for a severance payment of up to 2.99 times his

"base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended.

    SUBSTANTIAL STOCK OWNERSHIP OF CERTAIN PERSONS; VOTING AGREEMENT AND PAYMENT
     TERMS FOR MR. LEWIS

    Leslie B. Lewis, Chairman, President and Chief Executive Officer of the Company is the beneficial owner of 931,030 shares of common stock, or 27.1% through his ownership of 723,773 shares and the right to vote an additional 207,257 shares. Mr. Lewis has entered into a stockholder agreement which gives a proxy to Midnight Acquisition Holdings, Inc. to vote in favor of the Merger Agreement and the Merger. AOC owns 491,470 shares of common stock of the Company, or 14.3%. Nichimen Corporation and Nichimen America Inc. which have two representatives on the Board of Directors of the Company and a longtime trading relationship with AOC and the Company, together beneficially own 491,470 shares of common stock representing 14.3% of the Company's common stock. Although there is no agreement, arrangement or understanding requiring the Nichimen companies to vote in favor of the Merger, management expects that their shares will be voted in favor of the Merger. If that is the case, Mr. Lewis, AOC and the Nichimen companies together will vote 1,913,970 or 56.1% of the Company's common stock and are therefore in a position to approve the Merger as required by Massachusetts law. See "Ownership of Company Common Stock."

    All stockholders other than Mr. Lewis will receive the Merger Consideration (as defined below) in cash. At such time as the Merger Consideration is made available to other stockholders, Mr. Lewis will receive $5,000,000 of the Merger Consideration to which he is entitled in the form of a promissory note of the Surviving Corporation (as defined below). The note will be payable on January 3, 2000, will bear interest annually at the applicable federal rate at the time the note is delivered, and will be secured by a letter of credit. The remainder of the Merger Consideration to which Mr. Lewis is entitled will be paid in cash. Mr. Lewis may receive more favorable tax treatment as a result of receiving the note.

    OPTIONS VESTED

    In connection with the Merger, all holders of options to purchase the Company common stock other than Mr. Lewis will have their options fully vested and will receive the Merger Consideration (as described below) net of any purchase price payable for the options. While all director options are already fully vested, the officers and employees of the Company currently hold vested and unvested options.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    Midnight Acquisition Holdings, Inc. has agreed to maintain all rights to indemnification as provided by the charter and By-law provisions of the Company and its subsidiaries in effect on August 9, 1999, which provide for indemnification obligations by such companies of their officers and directors. In addition, Midnight Acquisition Holdings, Inc. has agreed that for six years following the Merger, it will cause the Company to maintain a directors' and officers' liability insurance policy in respect of all persons that such policy now covers.

TERMS OF THE MERGER AND THE MERGER AGREEMENT

    THE FOLLOWING DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT APPENDED AS Annex A TO THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

    GENERAL

    The Merger Agreement provides that, following the approval of the terms of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Midnight Acquisition Corp. ("Sub") will be merged with and into the Company, the separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation") and shall be a wholly owned subsidiary of Midnight Acquisition Holdings, Inc. ("Parent").

    The Merger will become effective at the "Effective Time" (as defined in the Merger Agreement) which is such time as Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts.

    As of the Effective Time, the Articles of Organization and By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

    The Merger Agreement also contemplates that prior to the consummation of the Merger, the transactions contemplated by the Disposition Agreement will be consummated. The net proceeds of the Disposition (the "Net Quail Proceeds") will become part of the Merger Consideration, as discussed below. "Net Quail Proceeds" equals the aggregate amount of consideration received by the Company in the Disposition, net of taxes paid or payable by the Company in respect of the Disposition, after taking into account any tax deductions received or receivable by the Company, net of fifty percent of the prepayment penalties associated with the early repayment of debt obligations of Quail as a result of the Disposition up to a maximum of $160,000 and net of all expenses paid or payable by the Company or by Quail on account of any party other than the Company or Quail in connection with the Disposition or pursuant to the Disposition Agreement. It is currently estimated that the Net Quail Proceeds will be between $1.30 and $1.36 per share.

    CONSIDERATION

    With the exception of shares of common stock owned by the Company, AOC, Parent, Sub or any subsidiary thereof, which shall be cancelled at the Effective Time ("Cancelled Shares"), each share of common stock of the Company shall be converted into the right to receive from the Surviving Corporation in cash, without interest $8.25, plus an amount equal to the Net Quail Proceeds divided by (i) the number of shares of common stock of the Company issued and outstanding other than Cancelled Shares plus (ii) all shares into which options are exercisable at the Effective Time (the "Merger Consideration"). Leslie B. Lewis, Chairman, President and Chief Executive Officer will receive $5,000,000 of the Merger Consideration to which he is entitled in the form of a promissory note payable on January 3, 2000. The note will bear interest annually at the applicable federal rate on the date the note is delivered and will be secured by a letter of credit. The remainder of the Merger Consideration to which Mr. Lewis is entitled will be paid in cash. A condition to the Merger is the prior purchase by Parent of all shares of common stock of the Company owned by Nichimen Corporation and Nichimen America Inc. These companies will not share in the Merger Consideration. As of the Effective Time, all shares of common stock of the Company shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, without interest. Notwithstanding the foregoing, holders of the Company's common stock who comply with Sections 86 through 98, inclusive, of the MBCL concerning the right of holders of Company common stock to dissent from the Merger and require appraisal of their shares ("Dissenting Stockholders") shall not receive any consideration in the Merger but shall have the right to receive such consideration as may be determined to be due such stockholders pursuant to the MBCL. A copy of Sections 86 through 98 of the MBCL is attached to this proxy statement as ANNEX B.

    CANCELLATION OF STOCK OPTIONS AND PAYMENT OF MERGER CONSIDERATION

    In connection with the Merger, all holders of options to purchase the Company's common stock (other than Mr. Lewis) will have their options fully vested and will receive the Merger Consideration net of any purchase price payable for the options (the "Option Consideration"). Each holder of options shall be contacted and asked to turn in to the Parent (or a representative thereof) such holder's option agreement or agreements for cancellation in return for the Option Consideration.

    THE CLOSING

    The Merger Agreement contemplates a closing of the Merger at such time as certain conditions are satisfied. Such conditions include the following:

        (1) Any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder relating to the transactions contemplated by the Merger Agreement shall have expired without any adverse action having been taken by the Federal Trade Commission or the U.S. Department of Justice (or either party shall have received notice of early termination thereof); see "--Regulatory Approvals;"

        (2) The Company's stockholders shall have duly approved the transactions contemplated by the Merger Agreement;

        (3) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

        (4) The representations and warranties of the Company, Parent and Sub contained in the Merger Agreement, subject to certain qualifications, shall continue to be true in all material respects, in each case when made and at the Effective Time;

        (5) The Company, Parent and Sub shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it prior to or at the Effective Time;

        (6) All authorizations required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been made or obtained, without any limitation, restriction or condition that has or would have a material adverse effect on the Company;

        (7) The Disposition and all conditions related thereto shall have occurred as described in the Merger Agreement, including the satisfactory release of all Company guaranties of Quail obligations and any liabilities relative to Quail and the settlement of intercompany accounts;

        (8) The Employment Agreement with Leslie B. Lewis, President and Chief Executive Officer of the Company entered into concurrently with the Merger Agreement, shall be in full force and effect; see "--Interests of Certain Persons in Matters to be Acted Upon;"

        (9) As of the Effective Time, the Company and its subsidiaries (other than Quail) will have no "indebtedness" other than (i) the loans outstanding under the financing provided by the Massachusetts Industrial Finance Authority, (ii) trade debt incurred and outstanding in the ordinary course of business, (iii) any indebtedness to Citizens Bank of Massachusetts for borrowings incurred to pay trade debts in the ordinary course of business or expenses in connection with the transactions contemplated in the Merger Agreement, and (iv) any capital lease obligations existing as of the date of the Merger Agreement;

        (10) As of the Effective Time, Quail will have repaid all intercompany loans from the Company other than $1 million and Quail shall have delivered a promissory note to the Company in respect of such indebtedness; See "--Sale of Quail Piping Products, Inc.;" and

        (11) Parent shall have purchased, and Nichimen Corporation and Nichimen America Inc. shall have sold to Parent, all shares of Company's common stock held by Nichimen Corporation and Nichimen America Inc. or any of their subsidiaries.

    REPRESENTATIONS AND WARRANTIES

    The Company makes various representations and warranties with respect to its assets and activities. The representations and warranties do not survive the Closing and the Company is not required to indemnify the Parent or AOC for any breaches of representations or warranties following the Closing.

    COVENANTS

    Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, the Company is subject to numerous restrictions and obligations, as follows:

    RESTRICTIVE COVENANTS. During such time, the Company and its subsidiaries must continue to operate its business and their businesses in the ordinary and usual course consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Such restrictions are specified in detail in the Merger Agreement.

    AFFIRMATIVE COVENANTS. During the period from the date of the Merger Agreement through the Effective Time, the Company is obligated to confer on a regular basis with one or more representatives of Parent with respect to material operational matters, and the Company shall, within 30 days following each fiscal month, deliver to Parent management prepared unaudited financial statements as to the Company, including an income statement and balance sheet for such month; and upon obtaining knowledge of any material adverse change to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement, the Company shall promptly notify Parent thereof.

    NON-SOLICITATION COVENANTS. Following the execution of the Merger Agreement, the Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries (except as contemplated by the Merger Agreement or in connection with the Disposition).

    The Company has agreed that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Acquisition Proposal (as defined below), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, its affiliates or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

    The Company may, however, furnish information to, pursuant to a customary confidentiality agreement, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Proposal for which all necessary financing is then in the judgment of the Committee reasonably obtainable, if the Committee determines in good faith by a vote of a majority of the members of the Committee that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors (after consultation with its outside legal counsel) and such a proposal is, in the written opinion of the Company's financial advisor, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement as the same has been proposed to be amended by Parent; PROVIDED; FURTHER, that nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company (after consultation with its outside legal counsel), may be required under applicable law.

    From and after the execution of the Merger Agreement, the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal, identify the offeror and furnish to the Parent a copy of any such proposal or inquiry, if it is in writing, relating to an Acquisition Proposal. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Notwithstanding anything in the Merger Agreement to the contrary, prior to the approval of an Acquisition Proposal by the Company's Board of Directors, Company shall give Parent sufficient notice of the material terms and conditions of any such Acquisition Proposal and negotiate in good faith with Parent for a period of not less than five business days after receipt of a written proposal or a written summary of any oral proposal to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein.

    Pursuant to the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Disposition, or any other similar transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated thereby.

    NOTICE COVENANTS. Prior to the Effective Time, the Company and Parent shall promptly notify each other of:

        (1) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement;

        (2) any notice or other communication from any government entity in connection with the transactions contemplated by the Merger Agreement;

        (3) any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries;

        (4) an administrative or other order or notification relating to any material violation or claimed violation of law;

        (5) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

        (6) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

    ADDITIONAL AGREEMENTS

    AOC and Parent agree in the Merger Agreement to cause all shares of common stock held by them to be voted in favor of the Merger. Prior to the Effective Time, the Company shall give Parent and Sub, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested and will instruct the employees of the Company and its subsidiaries, their counsel and financial advisors to cooperate with Parent and Sub in their investigation of the Company's business.

    Each of the Company, Parent and Sub have also agreed to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third-party or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

    TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

        (1) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (2) by Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; PROVIDED, HOWEVER, that neither Parent nor the Company may terminate the Merger Agreement if such party shall have materially breached the Merger Agreement;

        (3) by Parent or the Company if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

        (4) by the Company, if, in compliance with the conditions of the Merger Agreement, the Company's Board of Directors approves an Acquisition Proposal, for which all necessary financing is then in the judgment of the Company Board reasonably obtainable, on terms which a majority of the members of the Committee has determined in good faith after consultation with its outside legal counsel to the effect that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors, and (ii) such Acquisition Proposal is, in the written opinion of the Company's financial advisor, more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by the Merger Agreement; PROVIDED; HOWEVER; that such termination shall not be effective unless and until the Company shall have paid to Parent certain fees and expenses described in the Merger Agreement, including, without limitation, a termination fee of $600,000 (the "Termination Fee");

        (5) by Parent, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they approve the Merger Agreement,
    (ii) withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or (iv) resolved to effect any of the foregoing; or

        (6) by either Parent or the Company, if the Company stockholder approval shall not have been obtained at a stockholders meeting.

    In the event that the Merger Agreement is terminated (i) by Parent (A) if there occurs a material breach by the Company of any term, covenant, representation or warranty contained in the Merger Agreement or (B) due to the reason described in paragraph (5) above or (ii) by the Company due to the reason described in paragraph (4) above, the Company shall promptly reimburse the Parent or Sub, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all governmental entities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), actually incurred, whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (the "Fees") up to a maximum amount of $300,000. Except as otherwise specifically provided for the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses.

    If the Merger Agreement is terminated by the Company if there occurs a material breach by AOC, Parent or Sub of any term, condition, covenant, representation or warranty contained in the Merger Agreement, Parent shall promptly reimburse the Company for all Fees, up to a maximum amount of $300,000.

    In the event that the Merger Agreement is terminated pursuant to the reasons described in paragraphs (4) or (5) above, then, in addition to the foregoing amounts, the Company shall promptly pay Parent the Termination Fee.

    The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). The Company will pay all of the Transfer Taxes, except that Parent will pay all fees related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

    In the event of a termination of the Merger Agreement as described herein, the Merger Agreement shall become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except those with respect to certain confidentiality agreements among the parties, the Fees, Termination Fee, or Transfer Taxes, if any; PROVIDED, HOWEVER, that each party shall remain liable for any breach of the Merger Agreement.

    AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the approval of the Company's stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

    EXTENSION; WAIVER

    At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any of the terms of the Merger Agreement or conditions contained therein. Any agreement on the part of a party to the Merger Agreement regarding any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

PAYMENT FOR SHARES

    If the Merger is approved and consummated pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time, a bank or trust company designated by Parent ("the Paying Agent") shall mail to each stockholder of record (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of shares held in the Company, including both certificated shares and shares held in street name (collectively, "Company Shares") in exchange for the Merger Consideration. The Company estimates that it will take approximately three weeks following the Merger to finalize the calculation of the Net Quail Proceeds at which time the Merger Consideration will be available to stockholders. See "--Terms of the Merger and Merger Agreement; --General." Upon surrender of Company Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, and following the calculation of the Net Quail Preceeds, the holder of such Company Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares represented by such Company Shares shall have been converted pursuant to the Merger Agreement, and the Company Shares so surrendered shall be canceled. Leslie B. Lewis, Chairman, President and Chief Executive Officer of the Company at such time will receive a promissory note for a portion of the Merger Consideration to which he is entitled. See "--Interests of Certain Persons in Matters to be Acted Upon; Substantial Stock Ownership of Certain Persons; --Voting Agreement and Payment Terms for Mr. Lewis." In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Company Shares so surrendered are registered, if such Company Shares shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any required transfer or other taxes. Until surrendered, all Company Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, without interest, into which such Company Shares shall have been converted pursuant to the Merger Agreement. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Shares.

    All cash paid upon the surrender of Company Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

    Stockholders should surrender Company Shares only after receiving instructions from the Paying Agent following the Effective Time. STOCKHOLDERS SHOULD NOT SURRENDER ANY CERTIFICATES WITH THE ENCLOSED PROXY.

RIGHTS OF SECURITY HOLDERS REGARDING THE TRANSACTION

    Stockholders of the Company may be entitled to exercise dissenters' rights pursuant to the provisions of Sections 86 to 98, inclusive, of Chapter 156B of the MBCL, copies of which are included with this Proxy Statement as ANNEX B. In accordance with these Sections, the Company's stockholders have the right to dissent from the Merger and to be paid the "fair value" of their common stock. In this context, the term "fair value" means the value of a stockholder's common stock immediately before the Closing Date of the Merger.

    Pursuant to the MBCL, the Company must notify each of its stockholders of this right to dissent. This Proxy Statement constitutes this notice to the stockholders of the Company. The applicable statutory provisions of the MBCL are attached as ANNEX B.

    The following discussion is not a complete statement of the law pertaining to a dissenting stockholder's rights under the MBCL and is qualified in its entirety by the full text of Sections 86 to 98, inclusive, and attached as ANNEX
B. Any stockholder who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should review the following discussion and ANNEX B carefully because failure to timely and properly comply with the procedures will result in the loss of a stockholder's right to dissent under the MBCL.

    A stockholder of the Company wishing to exercise the right to demand the fair value of his or her common stock must first file, before the vote of stockholders is taken at the Special Meeting, a written objection to the proposed action and state his or her intent to demand the fair value of his or her common stock if the action is taken. In addition, the dissenting stockholder must not vote in favor of the Merger. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR the Merger, a stockholder who votes by proxy and who wishes to exercise dissenter's rights must either
(i) vote AGAINST the Merger or (ii) ABSTAIN from voting with respect to the Merger. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written notice of intent to demand the fair value of a stockholder's common stock satisfying the requirements of the MBCL.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificate or on the books and records of the Company's transfer agent. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner who holds shares as a nominee for others, such as a broker, may demand an appraisal of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of common stock who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

    Stockholders who elect to exercise appraisal rights should mail or deliver their written demand to Asahi/America, Inc., c/o Gadsby & Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110, ATTENTION: Marianne Gilleran, Esquire. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder is thereby demanding appraisal of his or her shares.

    Within ten days following the Closing Date, the Company will cause to be mailed to each stockholder who has properly asserted dissenter's rights a notice stating that the Merger has become effective and contains (i) the address to which a demand for payment and stock certificates (if any) must be sent in order to receive payment and the date by which they must be received; (ii) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired his or her common stock or an interest in them and to demand payment and (iii) another copy of Sections 86 to 98, inclusive, of Chapter 156B of the MBCL together with a brief description of these Sections. To receive the fair value of his or her common stock, a dissenting stockholder must demand payment (and deposit his or her certificates, if any) to the address given in the notice within 20 days after the aforesaid notice is given.

    After the Company receives a valid demand for payment, it will cause within 30 days of receiving such demand, to be remitted to each dissenting stockholder who has properly asserted dissenter's rights the fair value of his or her shares of common stock. If the Company and the dissenting stockholder cannot reach agreement within the 30 days following the filing of such dissenting stockholder's demand with the Company as to the value of the stock, either the Company or the dissenting stockholder may, at any time within four months following the expiration of the 30-day period, demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the Superior Court in the county where the Company is located. After a hearing, the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment of such value, together with interest, if any. For this purpose, the value of the shares shall be determined as of the day preceding the date of the Special Meeting when the vote was taken to approve the Merger.

    Generally, the costs and expenses associated with a court proceeding to determine the fair value of the Company's common stock will be determined by the court. The court may, in its discretion, include the costs of the reasonable compensation and expenses of any master appointed by the court to assist in the valuation process, but exclusive of attorneys' fees or of experts retained by any party pursuant to Section 95 of Chapter 156B of the MBCL.

    Failure to follow the steps required by Sections 86 to 98, inclusive of Chapter 156B of the MBCL for asserting dissenters' rights may result in the loss of a stockholder's rights to demand the fair value of his or her shares of the Company's common stock. Stockholders considering seeking appraisal should realize that the fair value of their shares, as determined under the MBCL in the manner outlined above, could be more than, the same as or less than the Merger Consideration they would be entitled to as a result of the Merger if they did not seek appraisal of their shares.

    Subject to the rights of dissenting stockholders, as discussed above, and the payment of the Merger Consideration, at the Effective Time, all such shares of common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, without interest. All cash paid upon the surrender of Company Shares in accordance with the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the shares that were outstanding immediately prior to the Effective Time.

ACCOUNTING TREATMENT OF THE TRANSACTION

    It is anticipated that the Merger will be accounted for by the Parent as a purchase, as such term is used in generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, assets and liabilities of the Company would be recorded at their fair value on the Closing Date, with the excess of the purchase price over the net tangible and identifiable intangible assets acquired being recorded as goodwill.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

    IN GENERAL. The following summary of the anticipated federal income tax consequences to the Company of the Merger and Disposition is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transaction. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

    No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters herein discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

    FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY. The Merger pursuant to the Merger Agreement will not have a tax impact upon the Company. The Disposition pursuant to the Disposition Agreement will be a taxable sale by the Company upon which gain will be recognized by the Company.

    FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS UPON MERGER. The discussion of federal income tax consequences set forth below is directed primarily toward individual taxpayers who are citizens or residents of the United States. However, because of the complexities of federal, state and local income tax laws, it is recommended that the Company's stockholders consult their own tax advisors concerning the federal, state and local tax consequences of the proposed transactions to them. Persons who are trusts, tax-exempt entities, corporations subject to specialized federal income tax rules (for example, insurance companies) or non-U.S. citizens or non-residents are particularly cautioned to consult their tax advisors in considering the tax consequences of the proposed transactions.

    Generally, upon the consummation of the Merger, stockholders shall recognize gain or loss as measured by the difference between their amount realized and their basis in the Company stock. As a result of receiving a promissory note for a portion of the Merger Consideration, Leslie B. Lewis may be able to defer his tax liability to 2000. See "--Interests of Certain Persons in the Merger; Substantial Stock Ownership of Certain Persons; Voting Agreement and Payment Terms for Mr. Lewis." For the Company stockholders who hold common stock as a capital asset, their gain or loss recognized on the Merger will be treated as a capital gain or loss. In the case of a corporate stockholder, capital losses are allowed only to the extent of capital gains. In the case of a noncorporate stockholder, capital losses are allowed only to the extent of capital gains plus the lesser of (i) $3,000 ($1,500 in the case of a married individual filing a separate return) or (ii) the excess of such losses over such gains. Generally, a corporation may carry its excess capital loss back three years or forward five years, subject to the limitations in the Code. In the case of a noncorporate taxpayer, excess capital losses may be carried forward indefinitely, and used each year subject to the $3,000 limitation ($1,500 in the case of a married individual filing a separate return), subject to other limitations as provided in the Code.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

NASDAQ DELISTING

    Following the consummation of the Merger, the Company will seek to have the Company's common stock, which is currently listed on the Nasdaq National Market, delisted.

REGULATORY APPROVALS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period requirement has expired or has been terminated. The Company filed the notification and report form under the HSR Act with the FTC and the Antitrust Division relative to the Merger. On September 28, 1999, the Company received notification from the FTC that the waiting period provided by the Act has been terminated. Although management considers any further FTC or Antitrust Division action unlikely at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. In addition, at any time after the consummation of the Merger, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to it, the Company believes that the Merger can be effected in compliance with federal and state antitrust laws. However, no assurance can be given that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company would prevail or would not be required to accept certain conditions, in order to consummate the Merger.

PLANS FOR THE COMPANY AFTER THE MERGER

    It is expected that following the Merger the business and operations of the Company will, except as set forth in this Proxy Statement, be conducted by Surviving Corporation substantially as they are currently conducted, except that Quail will no longer be a subsidiary of the Company.

    Except as described in this Proxy Statement, neither AOC nor the Parent has any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets other than the transactions described in this Proxy Statement. However, AOC and members of management will continue to evaluate the business and operations of the Surviving Corporation following the Merger and may propose or develop new plans and proposals which they consider to be in the best interests of the Surviving Corporation and its stockholder.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED

    Consummation of the Merger is subject to a number of conditions, including, without limitation, receipt of the required stockholder approval, the absence of an injunction or other order restraining consummation of the transactions contemplated by the Merger Agreement and receipt by the management group of the required financing to complete the Disposition. See "THE MERGER--Terms and Conditions of the Merger and the Merger Agreement." Therefore, even if the requisite stockholder approval is obtained, there can be no assurance that the Merger will be consummated.

    It is expected that if the Merger Agreement is not adopted by the Stockholders, or if the Merger is not consummated for any other reason, the Company's current management, under the direction of the Board of Directors, will continue to manage the Company as an on-going business. No other transaction is currently being considered by the Company as an alternative to the Merger.

FAIRNESS OPINION

    THE SUMMARY DESCRIPTION OF THE OPINION OF ING BARINGS SET FORTH BELOW REGARDING THE TRANSACTION IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE OPINION ATTACHED HERETO AS Annex C.

    On July 26, 1999, ING Barings delivered its oral opinion to the special committee of the Company's Board of Directors, which opinion was subsequently confirmed in a written opinion dated as of August 9, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and the limitations of the review undertaken in connection therewith, (i) the consideration to be received in the Merger by the holders of common stock, other than AOC, Nichimen Corporation and Nichimen America Inc., or their respective affiliates and subsidiaries, is fair to those holders from a financial point of view and (ii) the considerations to be received by the Company pursuant to the Disposition Agreement is fair to the Company from a financial point of view.

    A COPY OF THE FULL TEXT OF THE OPINION OF ING BARINGS DATED AUGUST 9, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C. THIS SUMMARY DISCUSSION OF SUCH OPINION OF ING BARINGS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE ENGAGEMENT OF ING BARINGS AND ITS OPINION ARE FOR THE BENEFIT OF THE COMPANY'S BOARD OF DIRECTORS, AND ITS OPINION WAS RENDERED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND THE DISPOSITION. ING BARINGS' OPINION WITH RESPECT TO THE MERGER AND THE DISPOSITION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF THE COMPANY'S COMMON STOCK (OTHER THAN AOC, NICHIMEN CORPORATION AND NICHIMEN AMERICA, INC.) AND THE FAIRNESS OF THE DISPOSITION CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY AND DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER OR DISPOSITION. THE OPINION IS NOT INTENDED TO, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO WHETHER SUCH HOLDER SHOULD VOTE FOR THE MERGER. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THE OPINION OF ING BARINGS IN ITS ENTIRETY.

    No limitations were imposed by the Board on the scope of ING Barings' investigation or the procedures to be followed by ING Barings in tendering its opinion. In arriving at its opinion, ING Barings, among other things,
(i) reviewed a draft dated July 20, 1999, of the Merger Agreement;
(ii) reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended December 31,1996 through 1998, including the audited consolidated financial statements contained therein; (iii) reviewed the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, including the unaudited consolidated financial statements contained therein; (iv) reviewed historical financial results of the Company and its subsidiaries prepared by management; (v) had discussions with the senior management of the Company regarding the business, operations and prospects of the Company and its subsidiaries, including Quail; (vi) reviewed projections of the Company and Quail prepared by management; (vii) performed various analyses, as ING Barings deemed appropriate, using generally accepted analytical methodologies, including
(a) the application to the financial results of the Company and Quail of the public trading multiples of companies which ING Barings deemed comparable to the Company and Quail, (b) the application to the financial results of the Company and Quail of the multiples reflected in recent merger and acquisition transactions involving businesses whose financial results ING Barings deemed comparable to the financial results of the Company and Quail, and
(c) discounting the projected cash flows of the Company's and Quail operations;
(viii) reviewed historical trading prices and volume of the Company's common stock; and (ix) performed such other of the financial studies, analyses, inquiries and investigations, as deemed appropriate. In addition, ING Barings took into account the results of its solicitations of indications of interest on behalf of the Company from persons thought likely to have a possible interest in acquiring Quail.

    ING Barings also held discussions with members of senior management of the Company and Quail to discuss the information reviewed by ING Barings. ING Barings also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant, including ING Barings' assessment of general economic, monetary and market conditions.

    In preparing its opinion, ING Barings assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to ING Barings or discussed with or reviewed by or for ING Barings by the Company and Quail, or otherwise publicly available, and did not independently verify any such information. With respect to the financial forecast information made available to ING Barings by the Company and Quail, ING Barings assumed that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgments of the Company and Quail management as to the expected future financial performance of the Company and Quail. ING Barings expresses no opinion with respect to such forecasts or the assumptions upon which they are based.

    The matters considered by ING Barings in arriving at its opinion are necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by ING Barings and the information made available to it, as of the date of its opinion. ING Barings has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion.

    In preparing its opinion, ING Barings performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying ING Barings' opinion or of the oral presentation by ING Barings to the Company's Board of Directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, ING Barings did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of its opinion. In its analyses, ING Barings made numerous assumptions with respect to the Company and Quail, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Quail. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. ING Barings' opinion and analyses were only one of many factors considered by the Company's Board in its evaluation of the Merger and the sale of Quail and should not be viewed as determinative of the view of the Board or management of the Company with respect to the Merger Consideration, the Merger, the sale of Quail or the consideration to be received under the Disposition Agreement.

    The following is a summary of certain financial and comparative analyses performed by ING Barings in connection with its opinion.

ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES

    Using publicly available information, ING Barings compared selected historical and projected financial data of the Company and Quail to the corresponding data of the following publicly- traded companies that ING Barings deemed to be reasonably comparable to the Company (collectively the "Comparable Companies"):

THE COMPANY                                    QUAIL PIPING PRODUCTS
-----------                                    ---------------------
- Amcast Industrial Corporation                - Amcast Industrial Corporation
- Flowserve Corporation                        - Ameron International Corporation
- IDEX Corporation                             - Denali Incorporated
- Robbins & Myers Inc.                         - Furon Company
- Roper Industries Inc.
- Watts Industries, Inc.

    ING Barings compared (i) the stock prices, (ii) market capitalization (defined as share price times total shares outstanding), (iii) stock price to latest twelve months ("LTM") earnings per share ("EPS"), (iv) stock price to year ("CY") 1999 EPS, (iv) enterprise values (defined as market capitalization plus total debt, preferred stock and minority interest, and capitalized leases less cash and cash equivalents) to LTM earnings before interest and taxes ("EBIT"), (v) enterprise values to CY 1999 EBIT, (vi) enterprise values to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and
(vii) enterprise values to CY 1999 EBITDA for each of the Company, Quail Piping Products and the selected Comparable Companies.

DISCOUNTED CASH FLOW ("DCF") ANALYSIS

    ING Barings performed a DCF analysis using financial forecasts supplied to ING Barings by the management of the Company and Quail for the years ending December 31, 1999, December 31, 2000, and December 31, 2001, in the context of the Company's and Quail's historical operating performance. ING Barings used these projections and assumptions provided by management, projecting for the years ending December 31, 2002, through December 31, 2003. The DCF was calculated as the sum of the present values, using a range of discount rates from 11% to 15% of (i) the projected unleveraged free cash flows from 1999-2003 for the Company, (ii) for the case of Quail, the projected unleveraged free cash flows from 1999-2001, (iii) in the case of the Company, the 2003 terminal value based upon a range of multiples from 6.5x to 8.5x projected EBITDA for 2003, and
(iv) in the case of Quail, the 2001 terminal value based upon a range of multiples from 3.0x to 4.0x projected EBITDA for 2001. ING Barings then adjusted the enterprise values thus obtained by subtracting existing debt and adding existing cash to get a range of equity values for the Company and Quail.

COMPARABLE TRANSACTION ANALYSIS

    Using publicly available information, ING Barings analyzed certain financial and operating information relating to the following selected transactions in the flow control industry, each of which were consummated after January 1, 1997 (the purchaser is listed first and is followed by the seller):

    Emerson Electric Co./Daniel Industries, Inc.
    Pentair, Inc. / Essef Corporation
    Denali Incorporated/Welna NV
    Parker Hannifin Corporation/Fluid Power Systems
    Sun Hydraulics Corporation/Korea Fluid Power
    Crane Co./Liberty Technologies, Inc.
    Dover Corporation/Wilden Pump & Engineering
    Watts Industries Inc./Hoke Inc.

    Tyco International/Crosby Valve
    Cooper Cameron Corporation/Orbit Valve
    U.S. Industries Inc./Zurn Industries, Inc.
    IDEX Corporation/Gast Manufacturing
    IDEX Corporation/Knight Equipment International, Inc.
    Robbins & Myers, Inc./the flow control equipment division of J.M. Huber Corporation
    Pentair, Inc./the pump group of General Signal Corporation
    Durco International/BW/IP Inc.

    With respect to each of the transactions analyzed, ING Barings computed the equity costs (where applicable, the offer price per share multiplied by total common shares outstanding (the "Equity Cost")) and the adjusted price (the Equity Cost plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents) paid in such transactions and divided the adjusted price by the acquired company's EBIT and EBITDA, for the LTM period corresponding to the date the transaction was announced and the acquired company's projected EBIT and EBITDA for the next fiscal year ending subsequent to the date the transaction was announced.

    Based on the above analyses, ING Barings derived a mean per share range of values for the Company common stock (including the Quail business) of $7.30 to $9.65 per share.

    Pursuant to the terms of ING Barings' engagement by the Company, the Company has agreed, among other things, to pay ING Barings for its services in connection with the Merger a financial advisory fee of approximately $400,000. The Company has also agreed to reimburse ING Barings for reasonable out-of-pocket expenses incurred by ING Barings in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify ING Barings and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

    ING Barings, as part of its investment banking business, is continually engaged in the valuation of businesses or their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ING Barings has in the past provided investment banking services to the Company for which it has received customary fees. ING Barings was selected to act as investment bankers to the Committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

    ING Barings, in the normal course of its business, may trade in securities of the Company for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

    In addition to the business described above, there will be remarks by the Chairman of the Board, President and Chief Executive Officer of the Company, and a general discussion period during which stockholders will have an opportunity to ask questions about the Company.

    As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                       OWNERSHIP OF COMPANY COMMON STOCK

    The following table sets forth certain information as of September 30, 1999, with respect to the Company's common stock owned by (i) each Director of the Company, (ii) all executive officers who are not Directors, (iii) all Directors and executive officers of the Company as a group and (iv) each person who is known by the Company to beneficially own more than 5% of the Company's capital stock. Unless otherwise indicated in the footnotes to the table, all stock is owned of record and beneficially by the persons listed in the table.

NAME AND, WITH RESPECT TO OWNERS
OF MORE THAN 5%, ADDRESS                                       NUMBER     PERCENT(1)
--------------------------------                              ---------   ----------
Leslie B. Lewis(2)..........................................    931,030      27.1%
President, Chief Executive Officer and Chairman of the Board
    C/O ASAHI/AMERICA, INC.
    35 GREEN STREET
    MALDEN, MA 02148
Nannette S. Lewis, Director(3)..............................    932,530      27.2%
Jeffrey C. Bloomberg, Director(4)...........................     17,500         *
Samuel J. Gerson, Director(5)...............................     15,000         *
Masashi Uesugi, Director....................................         --
Masahiro Inoue, Director....................................         --
Martin J. Reid, Director(5).................................     10,000         *
Kozo Terada, Vice President, Treasurer and Chief Financial
  Officer(6)................................................     28,320         *
Peter Schwartz, Senior Vice President(7)....................      3,333         *
Ronald J. Richards, Vice President Sales(8).................     11,319         *
Robert B. Lewis, Vice President and General Manager(9)......     26,540         *
Asahi Organic Chemicals Industry Co., Ltd...................    491,470      14.3%
    2-5955 NAKANOSE-MACHI
    NOBEOKA CITY, MIYAZAKI 882
    JAPAN
Nichimen Corporation(10)....................................    491,470      14.3%
    1-23, SHIBA 4-CHOME
    MINATO-KU, TOKYO 108
    JAPAN
Nichimen America Inc.(10)...................................    147,585       4.3%
    1345 AVENUE OF THE AMERICAS
    NEW YORK, NY 10105
David Baker(11).............................................    207,257       6.0%
Wellington Trust Company, N.A.(12)..........................    268,000       7.8%
    75 STATE STREET
    BOSTON, MA 02109
Wellington Management Company LLP(12).......................    268,000       7.8%
    75 STATE STREET
    BOSTON, MA 02109
All Directors and executive officers as a group (11
  persons)..................................................  1,044,542      29.6%

------------------------

*   Less than one percent.

(1) Percentage ownership of common stock is based on 3,434,717 shares issued and outstanding plus 92,333 shares subject to options exercisable within sixty
    (60) days of September 30, 1999 held by the stockholder or group.

(2) Leslie B. Lewis and Nannette S. Lewis are husband and wife. Includes 207,257 shares owned by David Baker. Pursuant to a voting trust, Mr. Lewis has voting control over the shares, and he also holds a currently exercisable option and right of first refusal to purchase the shares. Does not include approximately 1,822 shares held in Mr. Lewis' 401(k) account.

(3) Represents shares beneficially owned by Mrs. Lewis' spouse, Leslie B. Lewis and 1,500 shares owned by Mrs. Lewis' son as to which she is custodian.

(4) Includes 2,500 shares for which Mr. Bloomberg serves as custodian pursuant to the terms of a gift to his children under the Uniform Gift to Minors Act and includes 10,000 shares of common stock subject to currently exercisable options.

(5) Includes 10,000 shares of common stock subject to currently exercisable options owned by Mr. Gerson and Mr. Reid respectively.

(6) Includes 25,000 shares of common stock subject to options owned by Mr. Terada and exercisable within 60 days of September 30, 1999.

(7) Includes 3,333 shares of common stock subject to options owned by Mr. Schwartz and exercisable within 60 days of September 30, 1999.

(8) Includes 9,000 shares of common stock subject to options owned by Mr. Richards and exercisable within 60 days of September 30, 1999. Does not include approximately 714 shares held in Mr. Richards' 401(k) account.

(9) Includes 25,000 shares of common stock subject to options owned by Robert Lewis and exercisable within 60 days of September 30, 1999. Does not include approximately 450 shares held in Mr. Lewis' 401(k) account.

(10) All Nichimen Corporation amounts and percentages include shares owned by Nichimen America Inc. as Nichimen Corporation may be deemed to be the beneficial owner of such shares.

(11) Pursuant to a voting trust, Leslie B. Lewis has voting control over the 207,257 shares owned by David Baker, and Mr. Lewis also holds a currently exercisable option and right of first refusal to purchase the shares.

(12) Both Wellington Trust Company, N.A. and Wellington Management Company LLP have shared voting and dispositive power over 268,000 shares which are owned of record by their respective clients who have the right to receive or the power to direct the receipt of, dividends from or the proceeds from the sale of such shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below (except for the six months ended June 30, 1998 and 1999) has been derived from the consolidated financial statements of the Company as audited by Arthur Andersen LLP, independent public accountants, and whose report is included elsewhere herein. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                        ----------------------------------------------------   -------------------
                                          1994       1995       1996       1997       1998       1998       1999
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales.............................  $28,518    $34,998     37,894    $37,934    $37,578    $17,168    $21,061
Cost of goods sold....................   18,608     23,409     24,346     24,173     24,773     11,323     13,495
Foreign currency (gains) losses.......       47       (391)      (378)      (345)        53       (170)      (143)
                                        -------    -------    -------    -------    -------    -------    -------
    Gross profit......................    9,863     11,980     13,926     14,106     12,752      6,015      7,709
Operating Expenses:
  Research and development............       --         --         --        186        329        148        138
  Selling, general and administrative
    expenses..........................    7,613      8,682      9,751     10,647     11,614      5,676      6,752
Litigation settlement.................       --         --         --         --         --         --        400
                                        -------    -------    -------    -------    -------    -------    -------
Total operating expenses..............    7,613      8,682      9,751     10,833     11,943      5,824      6,490
Income from operations................    2,250      3,298      4,175      3,273        809        191      1,219
Other income..........................       --         --         --         --        225         --         --
Interest expense, net.................     (536)      (713)      (196)      (201)      (516)      (174)      (549)
                                        -------    -------    -------    -------    -------    -------    -------
Income before provision for income
  taxes...............................    1,714      2,585      3,979      3,072        518         17        670
Provision for income taxes............      596      1,000      1,541      1,290        341         12        268
                                        -------    -------    -------    -------    -------    -------    -------
Net income before cumulative effect of
  Change in Accounting Principle......  $ 1,118    $ 1,585    $ 2,438    $ 1,782    $   177    $     5    $   402
                                        =======    =======    =======    =======    =======    =======    =======
Cumulative effect of Change in
  Accounting
  Principle, net of benefit for income
    taxes of $138.....................  $    --    $    --    $    --    $    --    $  (205)   $   (88)   $    --
                                        =======    =======    =======    =======    =======    =======    =======
Net income............................  $ 1,118    $ 1,585    $ 2,438    $ 1,782    $   (28)   $   (83)   $   402
                                        =======    =======    =======    =======    =======    =======    =======
Basic and diluted earnings per share
  before cumulative effect of Change
  in Accounting Principle.............  $   .48    $   .68    $   .82    $   .53    $  0.05    $  0.00    $  0.12
                                        =======    =======    =======    =======    =======    =======    =======
Basic and diluted (loss) per share
  effect of cumulative effect of
  Change in Accounting Principle......  $    --    $    --    $    --    $    --    $ (0.06)   $ (0.03)   $  0.00
Basic and diluted earnings (loss) per
  share...............................  $   .48    $   .68    $   .82    $   .53    $ (0.01)   $ (0.02)   $   .12
                                        =======    =======    =======    =======    =======    =======    =======
Weighted average number of common
  shares outstanding..................    2,340      2,340      2,973      3,349      3,376      3,370      3,405
Weighted average number of shares
  outstanding, assuming dilution......    2,340      2,340      2,988      3,349      3,376      3,370      3,405

                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                        ----------------------------------------------------   -------------------
                                          1994       1995       1996       1997       1998       1998       1999
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................  $ 2,116    $ 3,850    $ 9,043    $ 6,769    $ 8,310    $ 5,132    $ 5,560
Total assets..........................   21,308     22,452     28,443     32,049     48,224     37,470     47,305
Long-term liabilities.................    4,583      5,313      4,059      5,141     15,070      7,010     14,508
Total liabilities.....................   15,479     15,018     12,239     13,448     29,464     18,781     28,050
Retained earnings (deficit)...........   (1,160)       426      2,864      4,646      4,617      4,658      5,020
Stockholders' equity..................    5,829      7,434     16,204     18,601     18,760     18,689     19,255

                         INFORMATION ABOUT THE COMPANY

BUSINESS

INTRODUCTION

    Asahi/America, Inc. markets and sells thermoplastic valves, piping systems, flow meter devices, filtration equipment and components manufactured by the Company and others for use in a variety of environmentally sensitive and industrial applications, including semiconductor manufacturing, chemical processing, waste and water treatment processing and pharmaceutical manufacturing, as well as for use in mining, aquarium and other industries. The Company, an ISO 9001 quality control certified manufacturer, produces electric and pneumatic valve actuators and controls, proprietary double containment thermoplastic piping systems, custom fabricated fittings and other specialty products including thermoplastic flow meter devices and filtration equipment. The Company offers a broad selection of industrial thermoplastic valves in, and, based on data recorded by the Valve Manufacturer's Association, believes it has one of the largest shares of, the United States industrial thermoplastic valve market.

    In July 1997, the Company established a wholly owned subsidiary, Quail Piping Products, Inc., to manufacture and market corrugated polyethylene piping systems for use in water, sewer and drain applications and polyethylene duct pipe for use in the telecommunications industry for the housing of fiber optic duct cable. Quail's manufacturing facilities, which are located in Magnolia, Arkansas and Kingman, Arizona, are being financed by Arkansas State Industrial Revenue Bonds and County of Mohave, Arizona Industrial Development Bonds, respectively, through GE Capital Public Finance, Inc. ("GECPF"). Limited production of corrugated pipe, in the Arkansas facility, commenced in the Spring of 1998, with full production by November, 1998, while full production of fiber optic cable duct in the Arizona facility commenced in October 1998. Production of corrugated pipe began in July 1999 at the Arizona facility. In May 1999, Quail leased a facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production began in August 1999. These new product lines increase the manufacturing component of the Company's business, further diversify the Company's product offerings and distribution base and positions the Company to penetrate new markets providing additional opportunity to increase sales of the Company's distributed products.

    The Company distributes valves in the United States, Latin America and the Caribbean for Asahi Yukizai Kogyo Co., Ltd. (official English translation Asahi Organic Chemicals Industry Co., Ltd.), a Japanese company that the Company believes to be one of the largest manufacturers of thermoplastic valves in the world. The Company is also the exclusive master distributor in the United States for Alois-Gruber GmbH (together with its United States subsidiary, "Agru"), an Austrian manufacturer of thermoplastic pipe and fittings.

    AOC, Nichimen Corporation and its affiliate, Nichimen America Inc., collectively own approximately 28% of the Company. Nichimen Corporation, one of the largest Japanese trading companies, and Nichimen America, provide credit and import services to the Company in connection with its purchases from AOC and others.

    As a master distributor for AOC since 1974 and for Agru since 1985, the Company has developed a network of more than 300 United States and approximately 34 foreign distributors, with 11 additional foreign non-employee sales representatives. Initially developed as the distribution channel for the products purchased by the Company from AOC and Agru, this extensive distribution network also supports increasing sales of the higher margin products manufactured by the Company.

    End users of the Company's products often specify thermoplastic valves and piping systems over metal because thermoplastics resist corrosion and do not contaminate transported fluids or gases. The Company's products combine the benefits associated with all plastic valve and piping products, such as light weight, ease of installation, long life and low installed cost, with the additional benefits of thermoplastic products, such as resistance to damage from corrosion. The Company seeks to identify industrial applications where the end users' requirements justify the use of industrial thermoplastics. Examples include double containment corrosion-resistant piping systems that meet EPA regulations, piping systems for compressed air and gases, and high purity pipe and valves to assure contaminant free processing of liquids. The Company sells its products to distributors who sell to end users. Representative end users include Motorola, Waste Management Technologies, Micron Technology, the Army Corps of Engineers, Browning Ferris Industries, IBM, Schering-Plough, Estee Lauder, Rhone Poulenc and DuPont, none of which individually represents a material portion of the Company's sales. Quail sells directly to end user customers.

    The Company was originally founded to be the exclusive master distributor in the United States, Latin America and the Caribbean for AOC. Since the early 1980s, the Company has pursued a program to broaden its product lines and customer base in order to sell higher margin products that are complementary to the valves supplied by AOC. Highlights in the implementation of this program include the following:

    THE ADDITION OF THERMOPLASTIC PIPE. In 1985, the Company became the exclusive master distributor in the United States of thermoplastic pipe manufactured by Agru, enabling the Company to supply all of the components for complete thermoplastic piping systems. With the development of its own engineering and manufacturing capabilities, the Company is able to provide custom designed piping systems.

    THE DEVELOPMENT OF NEW PRODUCTS. The Company has developed a number of new higher margin products, including the introduction in 1980 of its first valve actuator and in 1986 of its patented double containment piping system, known as DuoPro. The Company now manufactures several different types of pneumatic and electric actuators in a variety of sizes, which permit a valve to be operated from a remote site or controlled according to a programmed set of instructions. The Company's DuoPro piping systems, including detection systems, are designed to allow for detection and containment of accidental discharge of hazardous or toxic material, meet EPA requirements for underground transport of hazardous liquids and address customer concerns for worker safety and protection of the environment.

    THE ACQUISITION OF COMPLEMENTARY PRODUCT LINES. The Company has sought to expand its product offerings by acquiring product lines that are not available from its principal suppliers.

    - In 1994, the Company acquired its PolyFlo product line of double containment pipe and fittings that are extruded or molded in a proprietary, patented one-step process. The PolyFlo product line, which is manufactured by the Company, is available in internal diameters up to 6 inches and complements the Company's DuoPro line, which is available in larger diameters.

    - The Company added a line of pressure relief valves in October 1995, when it acquired an exclusive perpetual license of the technology to manufacture the valves in thermoplastics.

    - In February 1996, the Company added a line of industrial filters, which alleviate environmental concerns relating to cartridge, oil and other waste disposal, which it now manufactures and assembles in its Malden, MA facility.

    - In May 1997, the Company acquired the thermoplastic flow meter division and related assets of Universal Flow Monitors, Inc. and The Rosaen Company. The acquired product lines included the design, development, manufacture, marketing and servicing of a line of thermoplastic vortex flow sensor products known as the "Vortex Shedding Product Line" and a new line of vortex products using ultrasonic sensing technology. The production process for the 3/4 inch ultrasonic shedding flow meter has been completed and ultrasonic meters in other sizes are in the development stage. This division was integrated into the Company's existing facility. The new product lines complement the Company's existing business and diversify its total product offerings.

    - In September 1999, the Company acquired the customer lists and certain other intangible assets related to the double containment piping business of ISCO Industries, LLC, of Huntsville, Alabama including the Fluid-Lok-TM- patent. The newly formed Fluid Controls Division of the Company now subcontracts manufacture of the double containment piping business to ISCO under the supervision of the Company.

    THE FORMATION OF NEW COMPANIES. In July 1997, Quail was established to manufacture and market corrugated polyethylene piping systems for use in water, sewer and drain applications and polyethylene fiber optic duct pipe for use in the telecommunications industry for the housing of fiber optic lines. Currently, from its Arkansas plant, Quail is producing corrugated polyethylene pipe in up to 24 inches in diameter, with an additional line dedicated to fiber optic duct. Quail's Arizona operation is currently producing duct pipe and up to 48" diameter corrugated pipe. In May 1999, Quail leased a facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production began at this facility in August 1999.

    THE EXPANSION OF ITS DISTRIBUTION NETWORK. The expansion of the Company's product lines enables the Company to increase sales to existing distributors, add distributors serving new markets and provide direct sale and service to end customers. In addition, the Company has initiated a number of programs to support its distributors, including the addition of an in-house engineering department to provide technical support, a variety of advertising and promotional programs, a reorganized sales department to better serve and identify new markets and customers, and the conducting of product education seminars. See "Business--Distribution and Marketing."

    In February 1996, the Company was awarded ISO 9001 status by the International Organization for Standardization based in Geneva, Switzerland, which is the principal international body for establishing guidelines for and certifying adherence to a stringent set of quality control and assurance standards. The award is significant in validating the Company's manufacturing standards and the Company believes that this standard, which is recognized in at least 80 countries, is of increasing importance in the selection of vendors of industrial products. The Company's two principal suppliers, AOC and Agru, are also ISO 9001 certified.

INDUSTRY OVERVIEW

    According to industry sources, the estimated United States market in 1998 for industrial valves was approximately $3.1 billion, unchanged from 1997. Industry sources estimate that, in 1999, the market for metal valves will remain relatively unchanged, at $3.2 billion, while the Company estimates its market for thermoplastic industrial valves is expected to grow by approximately 6% to 8%.

    Traditionally, industrial companies have used metal pipe and valves for the transportation of fluids and gases. As industrial manufacturing processes have grown more sophisticated and environmental concerns have increased, the disadvantages of metal valves and piping systems, including weight, susceptibility to corrosion, and labor intensive fabrication and installation, have become more apparent. In many applications, metal pipe and valves will interact with the surrounding environment or the transported liquid or gas, which may result in corrosion of the piping system, leakage or contamination of the transported liquid or gas.

    Advances in thermoplastic technology have made possible the manufacture of thermoplastic valves and piping systems with the strength and temperature resistance required for many industrial applications. Thermoplastic piping systems can be used in applications involving pressures up to 230 pounds per square inch and temperatures up to 300 degrees F and can provide superior performance to metal systems in many applications. These applications include:

    WHERE THE ENVIRONMENT IS CORROSIVE OR CORROSIVE MATERIALS ARE BEING TRANSPORTED. The chemical processing industry was an early adopter of thermoplastic valves and pipe because chemical companies frequently transport corrosive fluids and gases that can degrade metal systems. In certain of these applications, thermoplastic systems require less frequent replacement than metal systems, which can result in a lower lifetime cost for a thermoplastic system.

    WHERE THE POTENTIAL FOR DAMAGE TO THE ENVIRONMENT IS A
    CONSIDERATION. Federal, state and local environmental authorities are mandating that companies which handle toxic fluids attempt to prevent leakage into the environment. All owners of underground storage tanks are required to comply with the EPA's requirements regarding leak containment. Owners may comply with these requirements by using piping systems which are either made of corrosion resistant material, such as plastic, or are treated with corrosion resistant coating. Furthermore, the EPA is mandating the use of double containment systems, such as the Company's Duo Pro and PolyFlo products, a "pipe-within-a-pipe architecture, to reduce the likelihood of leakage and to detect leaks.

    WHERE THE PURITY OF THE TRANSPORTED LIQUID OR GAS IS A CONCERN. In the semiconductor industry, manufacturers require thermoplastic piping systems for the transport of ultrapure water for washing computer chips. Likewise, pharmaceutical and biotechnology manufacturers employ high purity plastic piping systems to reduce the risk of contamination.

    WHERE INSTALLATION COSTS ARE A SIGNIFICANT FACTOR IN THE TOTAL SYSTEM
    COST. Because of the lighter weight of the components and the relatively easier installation, thermoplastic piping systems often can be installed more quickly than metal systems and without the use of heavy equipment that is often required to install comparable metal piping systems. Eliminating the need for heavy equipment and extensive labor can result in a lower installed cost for plastic systems than for comparable metal systems.

    Management believes that thermoplastic products will continue to increase their share of the total market for industrial valves and piping systems. In management's view, a number of factors drive this increase, including continued improvement in thermoplastics technology, enforcement of environmental regulations, more widespread recognition of the benefits of thermoplastic and increased familiarity with the skills required to install thermoplastic piping systems.

COMPANY STRATEGY

    Through its alliances with AOC and Agru, through its formation of Quail and its additions of high quality manufactured product offerings, the Company believes it has established itself as a market leader in thermoplastic industrial valves and piping systems, as evidenced by the breadth of its product line, industry recognition of its brand names and the scope of its distribution network. The Company's strategy is to:

    PROVIDE A THERMOPLASTIC ALTERNATIVE TO METAL VALVES AND PIPING SYSTEMS. The Company considers its primary competitors to be the suppliers of traditional metal products. The Company believes that a substantial opportunity exists for suppliers of thermoplastic products to gain a larger share of the total industrial market for valves, pipe and related system components.

    DEVELOP AND MARKET PRODUCTS MANUFACTURED BY THE COMPANY. As a master distributor for AOC and Agru, the Company believes it offers a broader line of thermoplastic valves and pipe than any of its competitors. The Company seeks to leverage its valve and pipe sales by offering complementary higher margin products manufactured by the Company. These products include valve actuators and controls, double containment piping systems, custom fittings and other specialty products including thermoplastic flow meter devices and filtration equipment. Additionally, with the start-up of Quail, the Company has positioned itself to enter new markets with its manufactured corrugated polyethylene piping systems and fiber optic cable duct, while providing additional opportunity to increase sales of the Company's distributed products. Sales of products manufactured by the Company increased by 29.5% from 1997 to 1998, with sales of manufactured products having increased by over 106% from 1993 to 1998, from approximately
    $7.6 million (29.7% of total sales) to $15.7 million (41.8% of total sales). Total Company sales in 1998 to the Company's core markets were deeply affected by the instability of foreign markets and the rapid changes that occur within the technological sector, particularly semiconductor. This has caused an overall hesitation, cutback and decline in infrastructure expansion within the United States and foreign markets and has caused a general slowdown in daily recurring business. Despite this economic slowdown with the Company's core markets, the addition of Quail and its manufacturing processes, has enabled the Company to reposition itself to expand its higher margin manufacturing offerings and achieve growth in other key vertical markets while working aggressively to expand into new markets and into new areas of opportunity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    IDENTIFY AND SERVE MARKETS IN DIVERSE INDUSTRIES. The Company seeks to continue to expand the market for its products and diversify its end user base by identifying new applications where the benefits of thermoplastics are superior to metal piping systems. In the early 1980s, virtually all of the Company's products were sold through distributors to end users in the chemical processing industry. In 1998, total Company sales spanned numerous key industrial manufacturing industries, including the semiconductor, telecommunication, pharmaceutical and chemical processing industries, federal and local governmental agencies (in connection with environmental clean up of government-owned sites and water treatment facilities), and aquarium, cruise line, mining, waste management and municipal highway construction sectors. By expanding the applications for its products, the Company seeks to increase revenues, to reduce its vulnerability to economic downturns specific to the industries in which its customers operate and to benefit from diverse market developments, including the anticipated returned growth of the semiconductor manufacturing industry, increased compliance with the EPA's underground storage tank regulations and continued business concern for the protection of the environment.

    ACQUIRE COMPLEMENTARY PRODUCT LINES. The thermoplastic valve and pipe industry is fragmented, and the Company believes there are opportunities to expand its product base through acquisitions of complementary businesses and product lines. The Company believes that its current network of more than 300 United States and approximately 34 foreign distributors can serve as a marketing channel for complementary products. In the last four years, the Company expanded its product offerings with the acquisition of the PolyFlo product line, the acquisition of a line of industrial filtration equipment, a license of the technology for the manufacture of pressure relief valves and the May 1997 acquisition of the vortex flow meter division. Additionally, in July 1997, the Company established Quail to manufacture and market corrugated polyethylene piping systems and polyethylene fiber optic cable duct. Management continues to explore and seek potential opportunities, including mergers and acquisitions, joint ventures, licensing and start-up ventures that would benefit from exposure to the Company's broad and established distribution network or widen the Company's existing distribution channels.

PRODUCTS

    The Company manufactures and sells thermoplastic valve actuators and controls, custom fabricated valves, proprietary double containment piping systems, industrial filtration equipment and thermoplastic flow meter devices, while Quail manufactures corrugated polyethylene piping systems and polyethylene duct pipe for fiber optic cable. Products marketed and sold by the Company include thermoplastic valves and pipe supplied by AOC and Agru, respectively. In addition, the Company rents and sells specialized welding equipment for use in the installation of its piping systems. With its broad product base, the Company is able to offer its end users "one stop shopping" to meet substantially all of their requirements for thermoplastic industrial valves, pipe and piping systems.

    The following table sets forth information concerning the contribution to total sales from the Company's principal classes of products (excluding sale and rental of welding equipment):

                                                                YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------
                                                   1996                  1997                  1998
                                            -------------------   -------------------   -------------------
                                                                   ($ IN THOUSANDS)
Distributed products, including valves,
  pipe and fittings.......................  $24,579     64.9%     $24,518     64.6%     $21,086     56.1%
Manufactured products, including actuators
  and controls, fabricated valves and
  piping systems, filtration equipment and
  plastic flow meters.....................  $11,374     30.0%     $12,141     32.0%     $15,728     41.8%

    VALVES. The valves supplied by the Company are injection molded from one of four primary resins: Polyvinyl Chloride (PVC); Chlorinated Polyvinyl Chloride
(CPVC); Polypropylene (PP); and Polyvinylidene Flouride (PVDF). Product selection is based on such criteria as chemical and temperature resistance, pressure tolerance levels, purity, abrasion resistance and cost. Valves made from PVC are the lowest in cost. They typically have good chemical resistance, can withstand temperatures up to 140 degrees F and are used extensively in applications for chlorinated water, salt water and relatively mild chemicals. CPVC and PP valves can withstand more severe chemicals and tolerate temperatures up to 200 degrees F and 180 degrees F, respectively. PVDF can be used in applications with temperatures up to 250 degrees F. It is ideally suited for halogens, strong acids, mild caustics and is the most commonly specified material for the transport of distilled water and high purity chemicals in the semiconductor industry.

    The Company markets seven basic valve designs: ball, butterfly, swing check, gate, globe, ball check and diaphragm. Most valves are available in all four of the primary resins with a variety of elastomeric sealing materials as options. With the size range of each valve style and the various seat, seal and stem materials available, there are a tremendous number of variations for each valve style. For example, the Company offers over 2,000 butterfly valve configurations. Each valve style addresses specific fluid flow requirements. Criteria for selecting one model over another include time to open, the presence of suspended solids in the transported fluid, the potential for bacterial growth and line size.

    Manual valves range in price from $5.50 for a sampling valve to over $25,000 for a 24 inch PVDF butterfly valve. A typical valve will sell for $50 to $100. The Company processes approximately 3,000 invoices per month, indicating a broad-based demand.

    ACTUATORS AND CONTROLS. To meet the growing demands of industry for plant automation, reduced labor costs and increased productivity, the Company has developed electric and pneumatic actuators and controls for remote and programmable operation and control of valves. The Company's actuators and controls enable the end user to program or remotely adjust valves in response to, or in order to achieve, specified temperature, pressure and flow rate of the transported substance, whether a liquid or gas. These products enable the end user to actuate and control precisely the valves in a system in response to process variables. Additionally, valve modifications are custom designed and fabricated by the Company to meet customer requirements, including special stems, locking devices, stem extensions, lugs, etc. The Company currently offers six basic types of actuators and controls in a variety of sizes that are adaptable to the broad spectrum of the valves that it distributes for AOC. Actuation and special valve modifications can add from $150 to $1,000 to the price of a manual valve, with a positive effect on the Company's gross margins.

    PIPE AND PIPING SYSTEMS. As the exclusive United States distributor for Agru, the Company supplies a line of thermoplastic pipe and fittings. In addition, the Company fabricates two types of double containment piping systems, which are sold under the brand names DuoPro and PolyFlo. These double containment "pipe-within-a-pipe" systems are designed to contain accidental ruptures and leaks and may be equipped with detection systems that signal and locate a leak in the system. These systems are designed to meet environmental regulatory requirements for the transport of certain toxic and corrosive materials.

    The Company supplies thermoplastic piping systems made of PP, PVDF, HDPE and Halar. PP systems are offered in sizes from 3/8 inch to 24 inches, with PVDF and Halar offered in sizes from 1/2 inch through 12 inches. HDPE pipe and fittings are specifically used for compressed air lines, and are sold under the Company's trade name "Air-Pro." Typically, piping is sold as a system with the end user purchasing all the pipe, fittings and valves from one source. Piping system orders average $10,000 to $15,000, with several each year exceeding $100,000.

    In 1986, the Company developed and patented its DuoPro double containment piping system to meet requirements set forth by the EPA's Underground Storage Tank Regulations. Pipe and fittings primarily supplied by Agru are fabricated into systems as large as 18 inch diameter inner pipe by 24 inch diameter containment pipe. An average DuoPro system sells for $25,000 to $50,000.

    With the acquisition of the PolyFlo product line in 1994, the Company's double containment pipe line was expanded to include pipe which is extruded using a patented one-step manufacturing process.

    FILTERS. Many fluid flow processes include the need for filtration of the transported liquids, including chemical solutions, electroplating fluids and water, both in process and waste. The Company's AF Series Filters include a patented back-washing system that reduces waste and improves filtering efficiency. The AF Series Filters are back-washed directly to waste or recycling tanks, without operator contact, reducing the often costly waste disposal process and the potential for dangerous contamination.

    FLOW METERS. With increased concern from the semiconductor industry over fluid contamination in the transport of both high purity chemicals and ultra-pure deionized water for the cleaning of computer chips, in May, 1997, the Company expanded its product offerings with two new thermoplastic flow meter devices. Traditional flow meters use moving paddle wheels to measure fluid flow. These wheels are located in the fluid flow path and are a potential source of contamination. Their replacement also means that the entire line must be shut down, an expensive process for semiconductor chip manufacturers. The Company's flow meter line uses vortex shedding technology. As fluid moves past fixed structures within the flow path, vortices are formed and measured by peizoelectric crystals located within those fixed structures. The deletion of any moving parts within the flow path reduces the risk for contamination. The Company's FloSonex vortex flow meter uses ultrasonic technology for measurement, removing all electronics from the pipe's interior. This is an important feature as it removes the electronics from influence of the heat of the measured fluids and because flow meter sensor replacement can be accomplished without shutting down the line.

    CORRUGATED POLYETHYLENE PIPE. Thermoplastic pipe is specified over traditional materials in many new and upgraded water and waste projects for highways, landscaping, sewers, irrigation and for municipal water supply systems. Older systems utilize either concrete or steel. As concrete cracks and steel corrodes, there is a growing demand for corrosion-resistant plastic pipe. As engineers and contractors begin to specify plastic pipe for new projects and municipal codes change, the low installation cost and longer life benefits of plastic piping systems become more broadly recognized. The first Quail manufacturing facility, in Magnolia, Arkansas was completed in the spring of 1998. After overcoming a number of production issues with the equipment, full production was achieved in November 1998. The corrugated polyethylene piping industry grows at an estimated 20% per year. Currently, Quail has the ability to produce pipe up to 24" diameter size in its Magnolia plant, with up to 48" diameter size as of July 1999 in its second manufacturing plant in Kingman, Arizona. Demand for duct pipe should continue as these systems are installed, utilizing the advantages of lower cost, lighter weight and longer life.

    POLYETHYLENE DUCT PIPE FOR FIBER OPTIC CABLE. Today, information communication networks are being configured using Internet Protocol technology. Internet and local/long distance telephone service providers are combining, using this technology to allow for quicker response time and lower costs. Fiber optic lines, housed in fiber optic cable duct, are allowing for this communication. Quail is becoming a major supplier of fiber optic cable duct, much in part to a 36 month supply agreement awarded to Quail during 1998. As technology continues to adapt, newer advanced fiber optic lines will be required to be installed. Demand for duct pipe should continue as these lines are installed, utilizing the advantages of lower cost, longer life and continuous 3800' lengths of pipe. So as to meet production demands, Quail's second regional manufacturing plant was purchased in Kingman, AZ in June 1998, with manufacturing of duct pipe commencing in October, 1998, together with Arkansas's operations, all operating at capacity. In
May 1999, Quail leased a facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production at this new facility began in August 1999.

    OTHER SOURCES OF SALES. The Company also rents and sells specialized welding equipment for use in the installation of its piping systems. In 1998, revenues from the rental and sale of such equipment totaled approximately $765,000.

    During the past three years, the Company has invested in additional manufacturing equipment and plant expansion for the Company's operations in Malden, Massachusetts, Quail's operations in Magnolia, Arkansas and in Kingman, Arizona, and in new product development, with the goal of increasing its production capability and building a broader base of manufactured products. In May 1999, Quail leased a facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production began in August 1999. Recent products have included two electric actuators, a mini pneumatic actuator, printed circuit boards for more precise control of actuators, a fail safe battery pack and a patented stem support assembly for landfill applications. While the Company will continue to develop new products and accessories and introduce new product lines, the Company has not incurred a material amount of expenses for research and development during the past three fiscal years. In May 1997, the Company acquired the vortex division of Universal Flow Monitors, Inc. The acquired product lines include the design, development, manufacture, marketing and servicing of a line of thermoplastic vortex flow sensor products known as the "Vortex Shedding Product Line" and a new line of vortex products using ultrasonic sensing technology. The production process for the 3/4 inch ultrasonic shedding flow meter has been completed and ultrasonic meters in other sizes are currently in the development stage. In connection with this acquisition, the Company established a dedicated Research and Development department. This department is focusing its efforts on finalizing the development of a full range of sizes for ultrasonic flow meter, developing continued product and purity enhancements of the vortex shedding product line and working to develop digital communications between the Company's flow meters and actuators with the customers computer systems.

DISTRIBUTION AND MARKETING

    DOMESTIC. Substantially all of the Company's sales in the United States are made through an established network of more than 300 independent distributors, many of whom have been distributors of the Company's products for 20 years. Approximately 125 are stocking distributors, which carry an inventory of the Company's products. One distributor accounted for 23%, 32% and 26% of the Company's sales in 1996, 1997 and 1998 respectively. The Company's principal distributor estimates that it sold the Company's products to not fewer than 5,000 end users in both 1997 and 1998.

    The Company supports its distributors with fourteen Company-employed sales representatives and one national sales manager. The Company also has an internal group of six employees who provide customer service and support to the Company's customer base. The Company's sales force works jointly with its distributors and independently to develop sales leads, which are referred to the distributors. Additional sales and marketing support is provided by the Company's staff of eight engineers and two field technicians, who are available to provide technical information on the Company's products, suggest solutions to customers' requirements and assist in the design and installation of full piping systems. The Company also promotes its products through trade shows, customer product seminars and the use of promotional materials, including full color product brochures, advertising in trade journals and other public relations activities.

    The Company has developed an extensive educational program for its distributors to train them in the use and benefits of its products. This program includes in-house and regional seminars, as well as one-on-one presentations by the Company's sales representatives to individual distributors and their sales forces. The Company provides its distributors with extensive written materials relating to its products and their applications.

    The Company does not have contracts with its distributors. None of the Company's distributors carry the Company products exclusively. The Company believes that the use of distributors, which generally specialize in pipe and valve products and focus on specific industry or geographic markets and, accordingly, have specific knowledge of and contacts in particular markets, enhance the scope of the Company's marketing efforts and permits the Company to penetrate a broader market without the significant costs associated with a large direct sales force that would otherwise be required.

    Quail supports its direct customers with three Company-employed sales representatives together with an internal group of three employees who provide customer service, product knowledge and support to the customer base. Quail also promotes its products through trade shows and related association memberships, and through the use of promotional materials, including full color product brochures and other public relations activities. Quail has a 36 month long supply agreement with a telecommunications customer requiring the production of minimum quantities of pipe on a monthly basis. Quail is currently meeting the production requirements and believes its relationship with this customer to be good.

    FOREIGN. The Company has an established network of approximately 22 foreign distributors, with 11 additional foreign non-employee sales representatives. For fiscal years 1996, 1997 and 1998, the Company had export sales of approximately $1.6 million, $2.7 million and $2.2 million, respectively, primarily to Latin America. All of the Company's export sales are denominated in United States dollars.

END USERS

    The Company sells substantially all of its products through distributors to a diversified end user base. A common characteristic of end users is the need for pipe, valves and related components to control, transport and contain corrosive fluids, ultrapure liquids, environmentally harmful fluids or gases. No single end user is responsible for a material portion of the Company's sales. Principal industries, representative applications and representative end users for the Company's products include:

                                         REPRESENTATIVE
INDUSTRY                                  APPLICATIONS                   REPRESENTATIVE END USERS
--------                                 --------------                  ------------------------
Chemical processing              Transfer of corrosive and        Dow Chemical, DuPont, Rohm & Haas,
                                 environmentally hazardous        P.P.G., Clorox, B.F. Goodrich and Kerr
                                 chemicals                        McGee

Semiconductor manufacturing      Transfer of deionized water,     IBM, Motorola, Texas Instruments,
                                 ultra pure chemicals and         Micron Technology, Advanced Micro
                                 chemical waste                   Devices, National Semiconductor, IBM,
                                                                  Samsung Semiconductor and Matsushita

Landfill                         Collection of methane gas and    WMX Technologies, Laidlaw Waste
                                 leachate                         Systems, Inc. and Browning Ferris
                                                                  Industries

Aquariums                        Automated circulation of salt    New Orleans, Monterey Bay, Tampa Bay,
                                 water and life support systems   Albuquerque BioPark, Omaha, Long Beach
                                                                  National Aquarium, China Aquarium and
                                                                  Colorado Ocean Journey

Federal Facilities               Soil remediation and transfer    Aberdeen Proving Grounds, Tinker Air
                                 of hazardous waste               Force Base, Hill Air Force Base, Tooele
                                                                  Army Base, Fort Belvoir Defense
                                                                  Laboratory, Nevada Test Site and China
                                                                  Lake

Mining                           Transfer of sulfuric acid and    Kennecott Utah Copper, Corporacion
                                 cyanide                          Nacional de Cobre de Chile (Codelco),
                                                                  Sociedad Contractual Minera El Abra and
                                                                  Cypress Mines

Pharmaceutical                   Transfer of chemical waste       Schering-Plough, Eli Lilly, Abbott
                                                                  Labs, Merck and Bristol-Myers Squibb

SUPPLIERS

    The Company has distribution agreements in defined territories for substantially all of the valves and fittings and certain of the pipe sold by the Company. The Company has been the exclusive master distributor of a broad line of valves and related accessories for AOC in the United States, Latin America and the Caribbean since 1974. AOC has agreed to extend the Company's distribution rights on a non-exclusive basis until December 31, 2000, with the Company having the right to purchase products at prices no greater than those charged others in its territories after January 1, 2000. Either party may terminate the distribution arrangement on 90 days notice. No assurances can be given that AOC will agree to renew its contract with the Company at the end of the current term or that it will not give notice of 90 day termination.

    AOC, which manufactures the valves it supplies to the Company at its plant in Japan, warrants that its products are merchantable and free from defects in material and workmanship and indemnifies the Company against losses or claims arising from the sale of the products. In the case of defective products, AOC agrees to repair or replace the products. In addition, AOC must maintain a minimum of $3.0 million of product liability insurance that includes the Company as a named insured. Purchases by the Company are made under written purchase orders. Once an order is accepted, it may not be canceled except by agreement of the parties; AOC may not reject an order unreasonably or in bad faith. Either party may terminate the agreement if the other party defaults and the default continues for 30 days after notice or if the other party becomes subject to a bankruptcy or insolvency proceeding.

    A large percentage of the pipe and fittings sold by the Company is supplied by Agru under a five-year distribution agreement, which was amended and restated effective as of January 1, 1995. Under the agreement, the Company has exclusive distribution rights in the United States for certain products (PP, PVDF and Halar fittings and pipe, and PVDF welding equipment) and non-exclusive rights for other products. The Company may not purchase products that compete with the exclusive products unless Agru is unable to deliver products within four weeks of order. Agru is obligated to repair or replace any defective product it supplies. The Company is obligated to make minimum purchases from Agru each year, using 1994 total purchases of $3.1 million as a base. If purchases in any year decline by 20% or more from the base, Agru may terminate the contract at the end of the following year unless purchases in that year equal or exceed
$3.1 million in which case the contract continues in force. During the year ended December 31, 1998, total purchases from Agru totaled approximately
$3.0 million. The agreement is terminable in the event of a serious breach which is not cured within three months of receipt notice, and in the event of the bankruptcy or insolvency of either party. The agreement currently extends through December 31, 2004. Unless either party gives notice of termination not less than 12 months prior to the end of the term, the contract automatically extends for five years.

    While there are other sources of supply for the products which the Company purchases from AOC and Agru, the Company is not aware of other single sources of supply that offer the variety and quality of products they produce. In addition, several sources of supply have existing exclusive arrangements with other companies that would preclude dealing with the Company. The Company's supply arrangements with AOC and Agru are also subject to all of the usual risks of foreign trade. The loss of either AOC or Agru as a supplier or the imposition of restrictions on foreign trade would have a material adverse effect on the Company unless the Company is successful in securing alternative supply arrangements.

MANUFACTURING AND DISTRIBUTION

    The Company has a technical support and engineering department of eight professionals with an additional two professionals serving as field technicians, who support the Company's sales and marketing activities and provide solutions to special end user customer requirements, such as modifications of valves and special piping system designs. The department has designed a number of actuators and accessories that are sold in conjunction with the Company's valves. In addition, the department assists end user customers in the design, engineering and installation of complete valve and piping systems.

    At its Malden, Massachusetts facility, the Company manufactures and assembles a variety of valve actuators, valve/actuator assemblies and accessories, including, among others, industrial filtration equipment and thermoplastic flow meter devices. The Company also operates a "clean room" for the fabrication and cleaning of ultrapure water piping systems for the semiconductor and pharmaceutical industries. In addition, the Company fabricates double containment piping systems and assists the end user customer (or its mechanical contractor) with on-site installation and testing. The Company rents and sells specialized welding equipment to customers and contractors for this purpose. Additionally, in conjunction with the Company's May 1997 acquisition of the plastic flow meter division of Universal Flow Monitors, Inc., the Company expanded its manufacturing capabilities to include the full manufacturing, machining and testing of both the flow sensing and ultrasonic flow meters. Quail commenced production of corrugated polyethylene piping systems and polyethylene fiber optic cable duct pipe in its Magnolia, Arkansas manufacturing facility in the spring of 1998. So as to enable an expedient start-up of production for Quail's 36 month fiber optic duct pipe supply agreement, the Company accelerated plans for establishing Quail's second regional manufacturing site. As such, in June 1998 the Company closed on the purchase of a 55,000 square foot facility in Kingman, Arizona and commenced production of duct pipe in October 1998. Quail's Arkansas plant is producing corrugated polyethylene pipe in up to 24 inches in diameter, with an additional line dedicated to fiber optic duct. The Arizona operation is currently producing duct pipe and has the ability to produce up to 48" diameter corrugated pipe. In
May 1999, Quail leased a facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production at the new facility began in August 1999.

    On February 24, 1996, the Company was awarded ISO 9001 certification following a fourteen month review process. The certification indicates that the Company's operations meet the stringent standards for quality control and assurance established by the International Organization for Standardization. ISO 9001 has been adopted to date in more than 80 countries. It is anticipated that ISO certification will increasingly become a prerequisite for doing business with many customers and in many markets.

    The Company purchases and maintains an inventory of valves, pipe, fittings and related fluid flow components and products, in anticipation of customer orders. The Company has warehouse facilities at its principal offices in Malden, Massachusetts. Because lead times for delivery from its principal suppliers are long, the Company carries significant inventory in relation to sales in order to be able to meet delivery requirements of its distributors and end user customers. Approximately 125 of the Company's distributors also stock inventory, principally valves and valve accessories. Quail, which will maintain inventory of corrugated pipe, also has adequate warehousing capacity at its Magnolia, Arkansas and Kingman, Arizona facilities.

COMPETITION

    The industrial valve, pipe and fittings market is very fragmented, with many manufacturers and suppliers. The Company estimates that there are more than 100 suppliers of metal valves and at least a dozen suppliers of thermoplastic valves. There are also many suppliers of both metal and plastic pipe and fittings. There is no single company that dominates the market for either thermoplastic industrial valves or pipe. The Company believes that there are two companies which have significant shares of both markets, and one additional significant competitor in the valve market and three additional significant competitors in the pipe market. Of its competitors, the Company is aware of only one competitor that offers a comparable variety of thermoplastic valve and pipe products as the Company. Many of the Company's competitors, especially manufacturers of metal valves and pipe, have substantially greater financial, marketing, personnel and other resources than the Company. A 1995 market study, commissioned by the Company, indicated that the Company had one of the largest shares of the United States market for industrial thermoplastic valves. With its ability to provide complete fluid flow solutions to customers, the Company believes that it continues to hold this market share.

    Suppliers of industrial valves, pipe and piping systems, whether metal or plastic, compete primarily on the basis of price, performance and service to the customer or end user. In applications requiring high performance of the valves and pipe in terms of temperature, pressure and durability, the Company believes that its products compete favorably in terms of performance, price and lifetime cost with metal products available for the same applications. In certain applications, alternative plastic products may be available at lower prices than the Company's products. The Company believes, however, that many end users are willing to pay higher prices for the Company's products in exchange for the higher quality and service that the Company offers. The Company believes that its competitive advantages include the breadth of its valve, actuator and pipe product lines and its ability to supply complete piping systems, including custom fabricated components, flow meter devices and industrial filtration equipment. The Company believes that it has an advantage over other manufacturers of valve actuation and piping products because of its ability to offer "one stop shopping" to the end user.

JOINT VENTURE

    In February 1990, the Company established a joint venture with Watts Industries, Inc. ("Watts"), a United States manufacturer of metal valves, for the development of an electric actuator to supply the partners' respective needs. The two companies co-funded the tooling of the product, and the Company manufactures the product for sale by the Company through its regular distribution network and for sale to Watts, as OEM products, at a discounted price. The employees of both companies executed confidentiality agreements to protect the confidential and proprietary information possessed by each company and utilized in the development of the actuator. All technology, information, material and data developed pursuant to the joint venture as well as any trademarks, patents, copyrights or other property interest that may result from the joint venture, is the joint and several property of the Company and Watts. Development of the product was completed in August 1992, and all manufacturing of the product line is done in the Company's plant.

PATENTS AND TRADEMARKS

    The Company exclusively owns six United States patents relating to its double containment pipe assemblies, seven United States patents relating to actuators and accessories used in conjunction with plastic valves, as well as two corresponding Canadian patents and two corresponding Canadian patent applications, and one United States patent relating to the filter backwashing system. In conjunction with the May 1997 acquisition of the vortex flow meter division of Universal Flow Monitors, Inc., the Company acquired a United States patent and two United States patent applications, which were subsequently issued into patents, relating to ultrasonic vortex flow meters. Subsequently, the Company filed eleven patent applications, in Europe, Japan, China, Taiwan and Korea. All of the United States patents have been issued since December 1985, and extend at least until 2002. In addition, the Company owns 30 United States trademark applications and seven pending trademark registrations. The trademark registrations, which are renewable by their terms in the ordinary course of business, cover various products offered for sale by the Company. The Company also owns copyright registration for its catalogs and design guides, as well as for the printed circuit boards it has developed for use in its valve actuators.

    All of the Company's intellectual property is owned or is held under a perpetual license, is free and clear of restrictions of any nature and is not subject to any license, sublicense, agreement or commitment with any third party, other than a security interest to the Company's bank lender and the non-exclusive license referred to hereinafter. The Company's intellectual property rights are important to its business, and the Company intends to enforce its intellectual property rights. However, the Company believes that product quality and service are more important to the success of the Company. Except as discussed below, the Company has not been engaged in any litigation during the last six years in regard to its intellectual property rights.

    In July 1997, the United States Patent and Trademark Office reconfirmed the validity of a patent owned by the Company (the "544 Patent"). In August 1997, the Company instituted a patent infringement suit in the United States District Court in New York (the "District Court") against MFRI, Inc. of Niles, Illinois, and its associated companies, Perma-Pipe, Inc., Midwesco, Simtech, Inc. and Mr. I. Wayne James, President of Simtech (and former employee of the Company) (collectively, ("MFRI"). In the fourth quarter of 1997 and first quarter of 1998, the Company incurred approximately $400,000 and $132,000, respectively, in legal expenses related to this patent issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Schedules." In February 1999, the District Court ruled in favor of the Company, rendering a decision of patent infringement against MFRI. The case was referred to a Magistrate Judge for inquest hearing, scheduled for March 5, 1999, to direct a determination as to damages. In March 1999, the Company and MFRI reached an amicable settlement of this case. The settlement included monetary consideration totaling $900,000, which was paid by MFRI to the Company in March 1999. Said monetary consideration included the advance payments of royalties for the payment of a non-exclusive license, granted by the Company to MFRI, under the 544 Patent.

    The Company intends to pursue other possible infringers of the 544 Patent.

EMPLOYEES

    As of December 31, 1998, the Company had a work force of 130 people, of which 20 are executive and administrative personnel, 25 are engaged in sales and marketing, 12 are engineering staff, 2 are research and development personnel and 71 are engaged in manufacturing, assembling, fabricating and warehouse operations. At December 31, 1998, Quail had a work force of 59 people, of which 7 are executive and administrative personnel, 5 are engaged in sales and marketing and 47 are engaged in manufacturing operations. None of the Company's employees are covered by a collective bargaining agreement. The Company believes its labor relations to be good.

PROPERTIES

    The Company's executive offices and the Company's manufacturing/warehouse facility, comprised of approximately 94,000 square feet, is located in a modern facility in Malden, Massachusetts. Quail conducts its manufacturing at three separate facilities. The first, a 18,400 square foot, 7.6 acre facility in Magnolia, Arkansas, was purchased in October 1997 and required certain improvements to accommodate Quail's manufacturing process. The second, a 55,000 square foot, 20 acre facility in Kingman, Arizona, was purchased in June 1998. The third, a 17,000 square foot facility in Canton, Massachusetts was leased in May 1999. Quail also leases a 5 acre storage facility in Canton. All properties are in good operating condition and suitable for the purposes for which they are used.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings at this time.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a manufacturer and distributor of thermoplastic valves, piping systems, flow meter devices, filtration equipment and components manufactured by the Company and others for use in a variety of environmentally sensitive and industrial applications including semiconductor manufacturing, chemical processing, waste and water treatment processing and pharmaceutical manufacturing, as well as for use in mining, aquarium and other industries. Manufactured products include valve actuators and controls, specialized valve assemblies, double containment piping systems, thermoplastic flow meter devices and filtration equipment. Distributed products consist principally of thermoplastic valves, pipe and fittings which are purchased from two major foreign suppliers under long term supply agreements. The Company also realizes revenue for the rental and sale to contractors and end user customers of specialized welding equipment that is used in connection with the installation of the Company's piping systems.

    The Company distributes its products through an extensive network of domestic and foreign distributors and sales representatives which are supported by Company sales, marketing and engineering personnel. Substantially all of the Company's purchases of valves are made from its Japanese supplier and are transacted in Japanese yen. As a result, the Company is exposed to fluctuations in foreign currency exchange rates. The Company may use hedging procedures including foreign exchange forward contracts and currency options in managing the fluctuations in foreign currency exchange rates. The Company also purchases pipe and fittings from an Austrian supplier. Purchases from the Company's Austrian supplier are denominated in United States dollars.

    In July 1997, the Company established a wholly owned subsidiary, Quail Piping Products, Inc. to manufacture and market corrugated polyethylene piping systems for use in water, sewer and drain applications and polyethylene duct pipe for fiber optic cable for use by the telecommunications industry. Quail's first manufacturing facility is located in Magnolia, Arkansas. In June 1998, the Company and Quail closed on the purchase of a second manufacturing facility in Kingman, Arizona, which commenced production in October 1998. Limited production of corrugated pipe in the Arkansas facility commenced in the spring of 1998, with full production by November 1998, while full production of fiber optic cable duct in the Arizona facility commenced in October 1998. Production of corrugated pipe began in June of 1999 at the Arizona facility. In May 1999, Quail leased a manufacturing facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Production began in August 1999. These new product lines increase the manufacturing component of the Company's business, further diversify the Company's product offerings and distribution base and positions the Company to penetrate new markets providing additional opportunity to increase sales of the Company's distributed products.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the Company's net sales as well as certain income and expense items, expressed as a percentage of sales:

                                                                                                SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                           ------------------------------   -------------------
                                                             1996       1997       1998       1998       1999
                                                           --------   --------   --------   --------   --------
Net sales................................................   100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.......................................    63.3       62.8       66.1       65.0       63.4
                                                            -----      -----      -----      -----      -----
    Gross Profit.........................................    36.7       37.2       33.9       35.0       36.6
Research and development expenses........................      --        0.5        0.8        0.9        0.7
Selling, general and administrative expenses.............    25.7       28.1       30.9       33.0       32.0
Litigation Settlement....................................     0.0%       0.0%       0.0%       0.0%      (1.9%)
                                                            -----      -----      -----      -----      -----
    Income from operations...............................    11.0        8.6        2.2        1.1        5.8
Interest and other expense, net..........................     0.5        0.5        0.8        1.0        2.6
                                                            -----      -----      -----      -----      -----
Income before provision for income taxes.................    10.5        8.1        1.4        0.1        3.2
Provision for income taxes...............................     4.1        3.4        0.9        0.1        1.3
Net Income before cumulative effect of change in
  accounting principle...................................     6.4        4.7        0.5        0.0        1.9
Cumulative effect of change in accounting principle, net
  of benefit for income taxes............................      --         --       (0.5)      (0.5)        --
                                                            -----      -----      -----      -----      -----
Net income...............................................     6.4        4.7        0.0       (0.5)       1.9

NET SALES

QUARTERS ENDED JUNE 30, 1998 AND JUNE 30, 1999

    Net sales were $10.3 million and $21.1 million for the three and six months ended June 30, 1999, respectively, as compared to $9.1 million and $17.2 million for the comparative periods of 1998. This increase was mainly due to sales of fiber optic cable duct pipe and corrugated polyethylene pipe manufactured by the Company's wholly owned subsidiary, Quail. Sales of the Company's core products decreased by approximately 3.3% in the six month period of 1999 as compared to the six month period of 1998 due to a decrease in both project and daily business as a result of the continued slowness in the Company's core markets.

    Export sales for the three and six months ended June 30, 1999 were $447,000 and $858,000, respectively, as compared to $634,000 and $1.2 million for the corresponding periods of 1998. For the three and six months ended June 30, 1999, one customer accounted for approximately 27% and 28% respectively, of sales, while another customer accounted for approximately 16% and 15% respectively, of sales. For the three and six months ended June 30, 1998, one customer accounted for approximately 28% and 28%, respectively, of total sales.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    Net sales for the year ended December 31, 1998 were $37.6 million, relatively unchanged from 1997. Sales of manufactured products increased 30% in 1998 as compared to 1997 due primarily to the commencement of sales from Quail, coupled with increased sales of actuation and filtration products and a full year's sales of the vortex flow meter product line, offsetting the decline in sales of dual containment pipe products and welding equipment revenues. Quail experienced its first full quarter, in Q4 1998, of production with sales of its fiber optic cable duct pipe, from both its Arkansas and Arizona plants, coupled with limited sales volume of its corrugated polyethylene pipe. Sales of corrugated polyethylene pipe were below the Company's anticipated levels for the year, due to delays in the shipping of the related equipment and certain performance issues experienced with the set-up and start-up of the equipment. The Company and the equipment manufacturer have resolved the manufacturing issues, and currently the equipment is working at a level acceptable to the Company. Distributed product sales decreased by 14% in 1998 as compared to 1997 due mainly to a general decline in demand for such products as a result of the broad weaknesses across the industrial manufacturing marketplace due in part to the instability of foreign markets and the rapid changes that occur within the technological sector, particularly the semiconductor industry. This has caused an overall hesitation, cutback and decline in infrastructure expansion within the United States and foreign markets and has caused a general slowdown in daily recurring business.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Net sales for the year ended December 31, 1997 were $37.9 million, relatively unchanged from 1996. The Company experienced increases in sales from its distributed valve and manufactured actuation products primarily as a result of increased demand from and direct sales efforts to the chemical processing and mining industries. Sales of distributed valves benefited from the favorable movement of the U.S. dollar against the Japanese yen. As a result of the favorable movement of the US dollar, the Company has been able to be competitive with its pricing of distributed valves, achieving growth in certain of its key vertical markets and expanding into new markets as well. Sales for 1997 also benefited from the May 1997 acquisition of the flow meter division of Universal Flow Monitors, Inc. The Company integrated the new manufacturing process into its Malden, Massachusetts facility according to plan and was able to achieve positive results from its operation. Sales in 1997 were adversely affected by decreased demand for the Company's high purity and manufactured dual containment piping systems and the related decline in the sale and rental of welding equipment, for which sales decreased significantly in 1997 as compared to 1996. This decrease is directly attributable to the deferral of and the decrease in the construction of new plants within the semiconductor industry, the Company's largest vertical market in 1996. Sales to the semiconductor industry represented approximately 31% of the Company's total sales in 1996 as compared to approximately 16% in 1997.

    During 1996, 1997 and 1998, export sales accounted for 4%, 7% and 6%, respectively, of net sales. Sales to the Company's largest customer accounted for 23%, 32% and 26%, in 1996, 1997 and 1998, respectively.

GROSS PROFIT

QUARTERS ENDED JUNE 30, 1998 AND JUNE 30, 1999

    Gross profit as a percentage of sales was 35.6% and 36.6% during the three and six months ended June 30, 1999, respectively as compared to 33.4% and 35.0% for the same period of 1998. The quarterly and year to date increases were a result of efficient manufacturing processes at Quail and due to the fact that Quail's sales of duct pipe are on a tolling basis, as much of the required material is supplied by the end customer. This increase was offset by a decrease in the Company's overall gross profit which was due to continued aggressive pricing to maintain existing sales volume, a price increase implemented by the Company's Japanese supplier on its purchase of valves and the overall lower value of the U.S. dollar as compared to the Japanese yen as compared to the year ago period.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    Gross profit as a percentage of sales (gross margin) for the year ended December 31, 1998 was 33.9% as compared to 37.2% for the year ended
December 31, 1997. The approximate 3.3% decline in gross margin is primarily attributable to the prolonged start-up, including labor and material costs for testing and correcting equipment issues, associated with Quail's Magnolia, Arkansas location and the expenses incurred therein. Also, continued aggressive pricing to maintain and increase sales volume for the

Company's products, the lack of economies of scale within the production process due to lower than expected sales volume, a price increase implemented by the Company's Japanese supplier on the Company's purchase of valves and an approximate 14% downward turn in the value of the U.S. dollar as compared to the Japanese yen throughout the fourth quarter of 1998, all contributed to the decline in gross margin. The 1998 gross profit included foreign currency losses of $53,000, (0.1%) of sales, while the 1997 gross profit included foreign currency gains of $345,000, 0.9% of sales.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Gross profit as a percentage of sales (gross margin) for the year ended December 31, 1997 improved 0.5 percentage points, or 1.4%, to 37.2% from 36.7% in 1996, due to the overall increase in the Company's sales of manufactured products coupled with the lower average product costs for certain of the Company's distributed products, associated with the continued favorable movement of the U.S. dollar against the Japanese yen. Sales generated from the newly acquired flow meter division coupled with an increase in sales of actuation products and filtration equipment offset the decline in sales of the Company's dual containment piping systems, leading to the overall increase in sales of manufactured product and contributing to the increase in gross margin. Although the Company instituted a price increase on certain of its distributed products in 1997, aggressive pricing to promote the sales of these items offset the gross margin effects of the price increase. The 1997 gross profit included foreign currency gains aggregating $345,000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

QUARTERS ENDED JUNE 30, 1998 AND JUNE 30, 1999

    Selling, general and administrative expenses for the three and six months ended June 30, 1999 were $3.2 million and $6.8 million as compared to $2.9 million and $5.7 million for the comparable periods of 1998. The increase in overall expenses for the three and six month periods of 1999 was primarily due to the selling and administrative support for Quail's sales and operations, particularly, shipping, commission and selling and administrative expenses. Selling, general and administrative expenses as a percentage of sales for the three and six month periods of 1999 were 31.0% and 32.0% as compared to 31.3% and 33.0% for the comparable 1998 periods. The quarter and year to date decreases were due primarily to sales increasing 13.6% and 22.7% for the quarter and year to date period of 1999 as compared to the 12.8% and 19.0% increase in selling, general and administrative expenses for the same period.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    Selling, general and administrative expenses were $11.6 million for the year ended December 31, 1998 as compared to $10.6 million in 1997. Selling, general and administrative expenses as a percentage of net sales were 30.9% in 1998 as compared to 28.1% in 1997. Included in selling, general and administrative expenses for 1998 were approximately $1.1 million of expenses related to the start-up, administration and initial sales and marketing process of Quail's Arkansas and Arizona facilities, and approximately $132,000 related to the Company's patent infringement lawsuit. Included in selling, general and administrative expenses for 1997 are approximately $400,000 of legal expenses incurred by the Company related to a patent infringement lawsuit. The final decision from the December 1997 patent infringement lawsuit was made in February 1999. The New York District Court ruled in favor of the Company, rendering a decision of patent infringement against MFRI, Inc. The case was referred to a Magistrate Judge for inquest hearing, scheduled for March 5, 1999, to direct a determination as to damages. In March 1999, the Company and MFRI reached an amicable settlement of this case. The settlement included monetary consideration totaling $900,000, which was paid by MFRI to the Company in March 1999. Said monetary consideration included the advance payments of royalties for the payment of a non-exclusive license, granted by the Company to MFRI, under the 544 Patent. Selling, general and administrative expenses, excluding the above mentioned charges increased by approximately $87,000 in 1998 as compared to the

1997 period. The increase is reflective of increased amortization expenses as a result of the Company's May 1997 acquisition of the plastic flow meter division, increased commission expenses related to flow meter sales and to the attainment of other recurring and project related business, coupled with an overall increase in sales related travel and entertainment expenses. These increases offset certain reductions, made by the Company, to reduce overall overhead and labor expenses in 1998, which will carry over into 1999.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Selling, general and administrative expenses were $10.6 million for the year ended December 31, 1997 as compared to $9.8 million in 1996. Selling, general and administrative expenses as a percentage of net sales were 28.1% in 1997 as compared to 25.7% in 1996. Included in selling, general and administrative expenses for 1997 are approximately $400,000, or 1.0% of sales, of legal expenses incurred by the Company related to a patent infringement lawsuit whereby the Company is enforcing its US patent rights against a major competitor. The above mentioned expenses reduced net income and both basic and diluted earnings per share by approximately $226,000 or $.07, respectively, for the year ended December 31, 1997. Additionally, selling, general and administrative expenses increased in 1997 over 1996 due to increased amortization expense as a result of the Company's May of 1997 acquisition, higher operating costs to support the approximate 38,000 square foot expansion in office, plant and warehouse capacity, increased payroll in support of anticipated 1997 sales volumes and an increase in promotion and advertising expenses to facilitate sales opportunities in new and existing markets.

INTEREST EXPENSE AND INCOME TAXES

QUARTERS ENDED JUNE 30, 1999 AND JUNE 30, 1998

    Interest expense, net increased $197,000 and $375,000 for the three and six months ended June 30, 1999 as compared to the corresponding period of 1998. The overall increase was due to interest expense incurred on additional Industrial Revenue Bond debt to support Quail's expansion and to increased operational borrowings on the Company's line of credit.

    The provision for income taxes increased by $30,000 and $256,000 in the three and six months periods of 1999 as compared to the same periods of 1998.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    Interest expense increased approximately $397,000 in 1998 as compared to 1997 due primarily to interest expense incurred in 1998 on the Arkansas and Arizona Industrial Development Bonds, financed through GECPF, for the purchase of the facilities and manufacturing equipment for Quail's operations. Interest expense was further increased by additional borrowings on the Company's line of credit to support Company operations and the start-up of Quail. Interest income increased by approximately $82,000 in 1998 as compared to 1997. This increase is primarily a result of the interest earned on the Company's restricted cash, associated with the Industrial Development Bonds, being held in escrow for equipment purchases related to Quail's facilities.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Interest expense decreased $39,000, to $300,000, for the year ended December 31, 1997 due to lower average interest rates on borrowings on the Company's line of credit in 1997 as compared to 1996 and due to decreases in interest on the Company's Industrial Revenue Bonds and capital lease obligations.

OTHER INCOME AND EXPENSES

    Included in other income for the year ended December 31, 1998 is a gain of $225,000 received as a result of a settlement related to performance issues, received from the manufacturer of Quail's corrugated pipe manufacturing equipment. The settlement was in the form of credits to be taken on future purchases.

    In February 1999, the Court ruled in favor of the Company with respect to its previously filed patent infringement lawsuit, as it upheld the validity of the Company's patent. In March 1999, the Company and its competitor reached an amicable settlement of this case. This settlement included monetary consideration from the competitor to the Company, as well as the granting by the Company of a nonexclusive license for this patent to the competitor, totaling $900,000, which was paid to the Company in March 1999. Included in the statement of operations is $400,000 related to the recovery of past damages. Further, the Company has recorded deferred revenue related to the royalty agreement reached as part of the settlement.

    In connection with the Company's May 1997 acquisition of the flow meter division of Universal Flow Monitors, Inc., the Company established a dedicated Research and Development department. This department initially focused its efforts on finalizing the development of a full range of sizes for ultrasonic flow meters, developing continued product and purity enhancements of the vortex shedding product line and working to develop digital communications between the Company's flow meters and actuators with customer's computer systems. Research and development expenses were $329,000 in 1998 as compared to $186,000 in 1997. This increase is a result of a full year of expense in 1998. Total research and development expenses for the three and six months ended June 30, 1999 were $71,000 and $138,000 as compared to $86,000 and $148,000 for the comparable periods of 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations through cash generated from operations, the sale of equity securities, borrowings under lines of credit and Industrial Revenue Bond financings. In addition, the Company has benefited from favorable payment terms under a $8 million open account arrangement, for the purchase of Japanese valve products, as to which the majority of its purchases are at payment terms of 180 days after the bills of lading dates.

    In June 1998, the Company and its bank amended its then existing line of credit agreement and executed a loan agreement for an $11,000,000 secured, committed revolving line of credit. This line of credit is secured by substantially all assets of the Company and extends through January 31, 2000. Interest on this credit line is based on the prime rate or LIBOR plus 1.55% to 2.30%. There is an unused fee ranging from .15% to .25%, based on the performance levels of certain financial ratios. The Company is required to maintain certain financial ratios, including, among others, debt service, minimum working capital and tangible net worth. The credit line is for working capital and merger and acquisition purposes. As of June 30, 1999, there was $3,100,000 outstanding under the line of credit. In February of 1999, this loan agreement was retroactively amended. The amended agreement provides for the maximum amount of borrowings, including issued letters of credit, which may at any time be outstanding, be the lesser of $11 million or the sum of 80% of qualified accounts receivable and 50% of eligible inventory, as defined. The interest on new borrowings is at the prime rate plus 1%. The Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth, as defined in the amended agreement. The Company was in compliance with these covenants as of June 30, 1999.

    In July 1997, Quail was established to manufacture and market corrugated polyethylene piping systems for use in water, sewer and drainage applications and polyethylene fiber optic duct pipe for use in the telecommunications industry. Quail's first manufacturing facility, for which limited production commenced in the spring of 1998, is located in Magnolia, Arkansas. The facility and manufacturing equipment are being financed by Arkansas Industrial Revenue Bonds (the "Arkansas Bonds") totaling $4.3 million.

Payments on the bonds began in January 1998, with equal monthly principal payments and extend until December 2007. The bonds bear interest at 5.89%. In June 1998, for the purchase price of $1,139,844, the Company and Quail purchased a second manufacturing facility in Kingman, Arizona, commencing production of fiber optic cable duct in October 1998 and corrugated polyethylene piping in April 1999. Total project costs for the Arkansas facility and equipment, which are estimated to be $8 million, are being financed through the County of Mohave Industrial Development Bonds (the "Arizona Bonds") which were finalized in August 1998. These bonds, which total $8 million, bear interest at 5.65% and are payable in equal monthly installment over 10 years, beginning in September, 1998. As of June 30, 1999, the Company had expended approximately $7.2 million in connection with the purchase of the facility and equipment for use in Quail's Arizona operations. In accordance with both the Arkansas Bonds and the Arizona Bonds, the Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth, as defined. The Company was in compliance with these covenants as of June 30, 1999. In May 1999 Quail leased a manufacturing facility in Canton, Massachusetts for the manufacture of polyethylene duct pipe. Total equipment costs for this facility will approximate $2.5 million.

    At June 30, 1999 cash and cash equivalents were $261,000.

    The Company generated $3.4 million of cash flow from operations during the six months ended June 30, 1999 as compared to $825,000 of cash flow used in operations for the comparable 1998 period. The increase is due to the higher net income level in the 1999 period as compared to the 1998 period coupled with lower overall working capital requirements in 1999 as compared to 1998. Inventory at June 30, 1999, decreased $445,000 from December 31, 1998, primarily due to a lower level of purchases to support the Company's sales. Accounts receivable at June 30, 1999 decreased $434,00 from December 31, 1998 as a result of the timing of fourth quarter 1998 sales and strong collections in the first quarter of 1999. From December 31, 1997 to June 30, 1998, inventory increased $1.6 million as a result of the timing of inventory receipts, additional on-hand inventory as a result of Quail's initial manufacturing processes commencing and lower than expected first half 1998 sales level. From December 31, 1997 to June 30, 1998, accounts receivable increased by $949,000 due to the timing of second quarter sales and due to strong collection efforts in the 1997 fourth quarter. Further, the Company has deferred revenue of $363,000, initially recorded in the 1999 first quarter, related to the royalty agreement reached as part of the patent infringement lawsuit settlement. The royalty license fee was paid in full in March 1999.

    The Company's industrial revenue bonds funded through the Massachusetts Industrial Finance Agency (MIFA) are secured by a letter of credit issued by a bank which is cross-collateralized and cross-defaulted with the Company's line of credit, as amended. The bonds consist of six separate series each with differing interest rates and maturities. Interest rates range from 4.2% to 4.3% and are subject to adjustment in 2004 and 2009. The maximum principal payable in any one year is $320,000 payable in 2014. The bonds are secured by an irrevocable letter of credit issued by a bank, which expires in March 2004. This letter of credit is secured by substantially all assets of the Company and does not affect the availability under the Company's revolving credit line. As of June 30, 1999, the Company had $3,465,000 outstanding related to the MIFA obligations.

    The Company believes that its current funds together with its line of credit facility and cash generated from operations will be sufficient to fund the Company's operations, debt service and capital requirements at least through the next 12 months.

NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, delaying the effective dates of SFAS No. 133 from June 15, 1999 to June 15, 2000. Statement 133 cannot be applied retroactively. The Company believes that the adoption of Statement 133 will not have a material effect on its financial statements.

MATERIAL UNCERTAINTIES

    YEAR 2000 COMPLIANCE. The Year 2000 (Y2K) issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, many date sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat Y2K may cause systems to process critical financial and operational information incorrectly. The Company utilizes software and related technologies throughout its business that could be affected by the date change in Y2K. The Company has established an internal task force which has developed a testing and compliance program to ascertain whether and to what extent there may be a need to update its computer systems to become Y2K compliant. Additionally, the Company is in the process of communicating with key third party vendors and customers to ascertain their ability to become compliant. To manage its Y2K program, the Company has divided its efforts into four program areas:
1) Information Technology (computer hardware, software, and other data exchange sources); 2) Physical Plant (manufacturing equipment and facilities);
3) Products (including product development); and 4) Extended Enterprise (suppliers and customers). For each of these program areas, the Company is using a four-step approach: 1) Ownership (creating awareness, assigning tasks);
2) Inventory (listing items to be assessed for Y2K readiness); 3) Assessment (prioritizing the inventoried items, assessing their Y2K readiness, planning corrective actions, making initial contingency plans); and 4) Corrective Action Deployment (implementing corrective actions, verifying implementation, developing, finalizing and executing contingency plans). As of December 31, 1998, the Ownership and Inventory steps were essentially complete for all program areas. The target completion dates for priority items by remaining steps are as follows: Assessment--May 1999; Corrective Action
Deployment--December 1999. To date, the Company has achieved approximately ninety percent of its Assessment goals for its four program areas. The Assessment status for each program area is as follows:

        1) Information Technology: Substantially all of the Company's business information systems (manufacturing, distribution, sales, financial, and human resources) have been assessed, corrected and verified, and corrected systems have been or have been identified to be deployed. Hardware assessment is in process and on schedule for completion. There can be no assurance that the Company will complete in a timely manner the testing of such software/hardware products or the development/ installation of any updates necessary to render such products Y2K compliant. Likewise, there can be no assurance that the Company will not encounter Y2K problems arising from these technologies or any other technologies that the Company may acquire in the future.

        2) Physical Plant: Manufacturing equipment assessment is substantially completed with corrective actions, if necessary, scheduled. Facilities assessment is in process with continued assessments being made. These efforts are expected to be completed on schedule.

        3) Products: the Company continues to assess the readiness of its current products. Product assessments are expected to be completed on time.

        4) Extended Enterprise: the Company has begun contacting its suppliers regarding their Y2K readiness. The Company's Y2K supplier program includes assessing the readiness of its suppliers with a particular focus on those considered essential for prevention of a material disruption of the Company's business operations. The assessment is ongoing. The Company is also discussing Y2K status with selected strategic customers. The ability of vendors to supply and customers to purchase may be affected by Y2K issues, as vendors may be unable to supply and/or customers unable to purchase. There can be no assurance that the Company will not experience a disruption in its business as a result of third party noncompliance, the occurrence of which may have a material adverse effect on the Company's business, operating results and financial condition.

    Costs to Address Y2K Issues: Although the Company does not expect, and has not as of this date incurred, the non-capitalized costs associated with its Y2K project plan to be material, outside of labor time incurred by existing employees, there can be no assurance that unidentified Y2K problems will not cause the Company to incur material expenses in responding to such problems or otherwise have a material adverse effect on the Company's business, operating results and financial performance. Capitalizable costs, including costs of new hardware and software and the related costs of implementation and installation will approximate $1.6 million.

    Risks of Y2K Issues and Contingency Plans: The Company continues to assess the Y2K issues relating to its physical plant, products, suppliers and customers, as well as legal risks that may be associated with noncompliance. The Company's contingency planning process will be intended to mitigate worst-case business disruptions, such as delays in product delivery, which could potentially result from events such as supply chain disruptions. As noted above, the Company expects its contingency plans to be complete by December 1999. If there are unidentified dependencies on internal systems or on key third parties to operate the business, or if any required modifications are not completed in a timely basis or are more costly to implement than currently anticipated, the Company's business, financial condition or results of operations could be materially adversely affected.

    SOURCES OF SUPPLY. The Company purchases substantially all of its requirements for valves from Asahi Organic Chemicals Industry Co. Ltd., and a large percentage of the pipe and fittings sold by the Company are supplied by Alois-Gruber GmbH. The Company has entered into a Merger Agreement with AOC. In the event that the parties fail to consummate the Merger, the parties have agreed to continue their supply relationship on a non-exclusive basis until December 31, 2000. The Company would be permitted to purchase valves at prices no less favorable than other purchasers in the same territory. Either party will be permitted to terminate the supply agreement on 90 days notice after January 1, 2000. The Company's contract with Agru renews automatically for an additional five-year period unless either party gives notice of termination no less than twelve months prior to the end of the term. The contract currently extends through 2004. Although alternative sources of supply are available, the loss of either AOC or Agru as a source of supply would have a material adverse effect on the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Substantially all of the Company's purchases of valves are made from its Japanese supplier and are transacted in Japanese yen. As a result, the Company is exposed to fluctuations in foreign currency exchange rates. In accordance with Statement of Financial Accounting Standards (SFAS) No. 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS, the Company may use hedging procedures including foreign exchange forward contracts and currency options in managing the fluctuations in foreign currency exchange rates. The Company charges foreign currency transaction gains and losses to operations in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION.

     MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The common stock of Asahi/America, Inc. is traded on the Nasdaq National Market System under the symbol ASAM. The following table sets forth the range of high and low selling prices (in U.S. dollars per share) for the common stock of the Company for the fiscal periods indicated, as reported on the Nasdaq National Market System. This information reflects inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions.

FISCAL 1998                                                     HIGH       LOW
-----------                                                   --------   --------
First Quarter...............................................    7.38       5.63
Second Quarter..............................................    9.00       5.63
Third Quarter...............................................    7.25       5.00
Fourth Quarter..............................................    6.00       2.63

FISCAL 1999                                                     HIGH       LOW
-----------                                                   --------   --------
First Quarter...............................................    6.88       2.00
Second Quarter..............................................    9.00       4.94
Third Quarter...............................................    8.75       6.75

    On October 19, 1999, there were 143 record holders of the Company's common stock. The Company believes the actual number of beneficial owners of the common stock is greater than the stated number of holders of record because a large number of shares of the Company's common stock is held in custodial or nominee accounts for the benefit of persons other than the record holder.

    The Company has never paid a dividend on its common stock and currently intends to retain immediate future earnings to fund the growth of the business. In subsequent periods, if the Company has funds legally available for the payment of dividends, the Board of Directors intends to consider the payment of dividends. The payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors.

    THE FOREGOING DISCUSSION OF THE COMPANY'S BUSINESS IS HEREBY QUALIFIED IN ITS ENTIRETY BY THE DISCUSSION IN THE SECTIONS UNDER THE HEADINGS "BACKGROUND TO THE MERGER" AND "REASONS FOR THE MERGER."

                              FINANCIAL STATEMENTS

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................     F-2
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1997 AND
  1998......................................................     F-3
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
  DECEMBER 31, 1996, 1997 AND 1998..........................     F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE
  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998..............     F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
  DECEMBER 31, 1996, 1997 AND 1998..........................     F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-7
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND JUNE
  30, 1999..................................................    F-23
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS
  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999...............    F-24
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS
  ENDED JUNE 30, 1998 AND 1999..............................    F-25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asahi/America, Inc.:

    We have audited the accompanying consolidated balance sheets of Asahi/America, Inc. (a Massachusetts corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of Asahi's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asahi/America, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 16, 1999
  (except for the matter discussed in Note 20, as to which the date is March 8, 1999)

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1998

                                        ASSETS
                                                                 1997          1998
                                                              -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   915,601   $ 1,056,987
  Restricted cash (Note 11(c))..............................           --     2,855,071
  Accounts receivable, less allowance for doubtful accounts
    of $263,000 in 1997 and $257,000 in 1998................    4,212,867     6,154,853
  Inventories...............................................    9,335,982    11,373,751
  Prepaid expenses and other current assets.................      611,389     1,263,844
                                                              -----------   -----------
    Total current assets....................................   15,075,839    22,704,506
                                                              -----------   -----------
PROPERTY AND EQUIPMENT, NET.................................   11,754,268    20,199,720
                                                              -----------   -----------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $1,653,868 in
    1997 and $1,967,974 in 1998.............................    2,470,335     2,156,229
  Other, net................................................    2,748,438     3,163,592
                                                              -----------   -----------
      Total other assets....................................    5,218,773     5,319,821
                                                              -----------   -----------
                                                              $32,048,880   $48,224,047
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Demand note payable to a bank.............................  $ 1,000,000   $ 4,639,844
  Current portion of MIFA obligations.......................      145,000       150,000
  Current portion of GECPF obligations......................      430,000     1,252,200
  Current portion of capital lease obligations..............      149,326       331,042
  Accounts payable..........................................    4,857,107     5,825,677
  Accrued expenses..........................................      991,786     1,678,951
  Deferred income taxes.....................................      734,000       517,000
                                                              -----------   -----------
    Total current liabilities...............................    8,307,219    14,394,714
                                                              -----------   -----------
MIFA OBLIGATIONS, LESS CURRENT PORTION......................    3,615,000     3,465,000
                                                              -----------   -----------
GECPF OBLIGATIONS, LESS CURRENT PORTION.....................    1,047,292    10,328,067
                                                              -----------   -----------
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION.............      301,873       522,468
                                                              -----------   -----------
DEFERRED INCOME TAXES.......................................      177,000       754,000
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 14)
STOCKHOLDERS' EQUITY:
  Preferred stock, $10.00 par value--
    Authorized--1,000,000 shares
    Issued and outstanding--none............................           --            --
  Common stock, no par value--
    Authorized--10,000,000 shares
    Issued and outstanding--3,358,669 and 3,382,228 shares
      at December 31, 1997 and 1998, respectively...........   13,603,333    13,720,921
  Additional paid-in capital................................      579,130       579,130
  Retained earnings.........................................    4,645,533     4,617,247
                                                              -----------   -----------
                                                               18,827,996    18,917,298
                                                              -----------   -----------
  Less--Note receivable from stockholder/officer............      227,500       157,500
                                                              -----------   -----------
      Total stockholders' equity............................   18,600,496    18,759,798
                                                              -----------   -----------
                                                              $32,048,880   $48,224,047
                                                              ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                           1996          1997          1998
                                                        -----------   -----------   -----------
NET SALES.............................................  $37,894,238   $37,934,003   $37,578,050
COST OF GOODS SOLD....................................   23,968,230    23,827,618    24,826,480
                                                        -----------   -----------   -----------
  Gross profit........................................   13,926,008    14,106,385    12,751,570
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    9,751,265    10,647,716    11,614,172
RESEARCH AND DEVELOPMENT..............................           --       185,830       328,579
                                                        -----------   -----------   -----------
  Income from operations..............................    4,174,743     3,272,839       808,819
INTEREST AND OTHER INCOME.............................      143,606        98,705       406,146
INTEREST EXPENSE......................................     (339,197)     (299,695)     (696,767)
                                                        -----------   -----------   -----------
  Income before provision for income taxes............    3,979,152     3,071,849       518,198
PROVISION FOR INCOME TAXES............................    1,541,000     1,290,000       340,837
                                                        -----------   -----------   -----------
  Net income before cumulative effect of change in
    accounting principle..............................  $ 2,438,152   $ 1,781,849   $   177,361
                                                        ===========   ===========   ===========
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
  NET OF BENEFIT FOR INCOME TAXES OF $137,944 (NOTE
  3)..................................................  $        --   $        --   $  (205,647)
                                                        ===========   ===========   ===========
  Net income (loss)...................................  $ 2,438,152   $ 1,781,849   $   (28,286)
                                                        ===========   ===========   ===========
BASIC AND DILUTED EARNINGS PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE............  $       .82   $       .53   $       .05
                                                        ===========   ===========   ===========
BASIC AND DILUTED (LOSS) PER SHARE EFFECT OF
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
  NET OF INCOME TAXES.................................  $        --   $        --   $      (.06)
                                                        ===========   ===========   ===========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE...........  $       .82   $       .53   $      (.01)
                                                        ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING.........    2,972,877     3,349,335     3,376,199
                                                        ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING,
  ASSUMING DILUTION...................................    2,987,932     3,349,335     3,376,199
                                                        ===========   ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                              COMMON STOCK                                        NOTE RECEIVABLE
                                        ------------------------                                       FROM             TOTAL
                                        NUMBER OF      NO PAR        ADDITIONAL       RETAINED     STOCKHOLDER/     STOCKHOLDERS'
                                          SHARES        VALUE      PAID-IN CAPITAL    EARNINGS        OFFICER          EQUITY
                                        ----------   -----------   ---------------   ----------   ---------------   -------------
BALANCE, DECEMBER 31, 1995............  2,340,000    $ 7,338,283      $ 20,163       $  425,532      $(350,000)      $ 7,433,978
  Initial public offering of common
    stock, net of issuance costs of
    $1,334,129........................  1,000,000      6,165,871            --               --             --         6,165,871

  Proceeds from note receivable from
    stockholder/officer...............         --             --            --               --         52,500            52,500

  Exercise of stockholder's stock
    repurchase rights.................         --             --       113,967               --             --           113,967

  Net income..........................         --             --            --        2,438,152             --         2,438,152
                                        ---------    -----------      --------       ----------      ---------       -----------

BALANCE, DECEMBER 31, 1996............  3,340,000     13,504,154       134,130        2,863,684       (297,500)       16,204,468

  Issuance of stock under Employee
    Stock Purchase Plan...............     18,669         99,179            --               --             --            99,179

  Proceeds from note receivable from
    stockholder/officer...............         --             --            --               --         70,000            70,000

  Proceeds from contingent shares
    (Note 13(a))......................         --             --       445,000               --             --           445,000

  Net income..........................         --             --            --        1,781,849             --         1,781,849
                                        ---------    -----------      --------       ----------      ---------       -----------

BALANCE, DECEMBER 31, 1997............  3,358,669     13,603,333       579,130        4,645,533       (227,500)       18,600,496

  Issuance of stock under Employee
    Stock Purchase Plan...............     23,559        117,588            --               --             --           117,588

  Proceeds from note receivable from
    stockholder/officer...............         --             --            --               --         70,000            70,000

  Net loss............................         --             --            --          (28,286)            --           (28,286)
                                        ---------    -----------      --------       ----------      ---------       -----------

BALANCE, DECEMBER 31, 1998............  3,382,228    $13,720,921      $579,130       $4,617,247      $(157,500)      $18,759,798
                                        =========    ===========      ========       ==========      =========       ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 2,438,152   $ 1,781,849   $   (28,286)
  Cumulative effect of change in accounting principle, net
    of income taxes of $137,944.............................           --            --       205,647
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Depreciation and amortization...........................    1,284,827     1,461,015     1,763,794
    (Benefit) provision for deferred income taxes...........     (152,000)     (115,000)      360,000
    Changes in assets and liabilities, net of 1997
      acquisition (Note 17)--
      Accounts receivable...................................     (845,290)    1,078,457    (1,941,986)
      Inventories...........................................     (466,272)     (507,748)   (2,037,769)
      Prepaid expenses and other current assets.............      447,708      (381,023)     (652,455)
      Accounts payable......................................      180,921      (533,091)      968,570
      Accrued expenses......................................      614,627      (621,753)      687,165
                                                              -----------   -----------   -----------
        Net cash provided by (used in) operating
          activities........................................    3,502,673     2,162,706      (675,320)
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (3,388,476)   (2,472,977)   (1,661,277)
  Acquisition of certain assets of Universal Flow Monitors,
    Inc.....................................................           --    (3,000,000)           --
  Decrease (increase) in other assets.......................       20,927    (1,187,013)     (775,803)
                                                              -----------   -----------   -----------
        Net cash used in investing activities...............   (3,367,549)   (6,659,990)   (2,437,080)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments on) proceeds from demand note payable to a
    bank....................................................   (3,377,000)    1,000,000     3,639,844
  Payments on capital lease obligations.....................     (104,524)     (126,410)     (302,383)
  Proceeds from reimbursement of amounts financed under
    GECPF...................................................           --     1,477,292       311,143
  Payments on MIFA obligations..............................      (68,336)     (135,000)     (145,000)
  Payments on GECPF obligations.............................           --            --      (704,066)
  Proceeds from initial public offering, net of issuance
    costs...................................................    6,165,871            --            --
  Proceeds from note receivable from stockholder/officer....       52,500        70,000        70,000
  Proceeds from stock issued under ESPP.....................           --        99,179       117,588
  Proceeds from sales-leaseback financing...................           --            --       266,660
                                                              -----------   -----------   -----------
        Net cash provided by financing activities...........    2,668,511     2,385,061     3,253,786
                                                              -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    2,803,635    (2,112,223)      141,386
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      224,189     3,027,824       915,601
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 3,027,824   $   915,601   $ 1,056,987
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest................................................  $   290,363   $   230,278   $   722,264
                                                              ===========   ===========   ===========
    Income taxes............................................  $ 1,106,196   $ 1,731,351   $   209,500
                                                              ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of equipment under capital lease
    obligations.............................................  $    13,063   $   263,526   $   438,951
                                                              ===========   ===========   ===========
  Exercise of stockholder's stock repurchase right..........  $   113,967   $        --   $        --
                                                              ===========   ===========   ===========
  Purchase of certain assets with contingent restricted
    stock...................................................  $        --   $   445,000   $        --
                                                              ===========   ===========   ===========
  Acquisition of equipment under GECPF bond financing.......  $        --   $        --   $ 7,711,020
                                                              ===========   ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

(1) ORGANIZATION

    (a) HISTORICAL BACKGROUND

    Asahi/America, Inc. ("the Company") was established on August 18, 1977 as a Massachusetts corporation and is involved in the manufacturing and distribution of thermoplastic valves, actuators and controls, piping systems, flow meters, filtration systems and related components for environmentally sensitive and industrial applications. These applications include chemical processing, semiconductor and pharmaceutical manufacturing, wastewater treatment, as well as for the aquarium and mining industries. The Company has exclusive distribution agreements with two international manufacturers (see Note 9).

    (b) QUAIL PIPING PRODUCTS, INC.

    In July 1997, the Company established a wholly owned subsidiary, Quail Piping Products, Inc. ("Quail") (the Company and Quail, collectively, referred to as the "Company"), to manufacture and market polyethylene piping systems for use in water, sewer and drain applications and polyethylene duct pipe for fiber optic cable for use in the telecommunications industry. Quail's manufacturing facilities, which are located in Magnolia, Arkansas and Kingman, Arizona, are being financed principally by Industrial Development Bonds through GE Capital Public Finance, Inc. (GECPF) (see Note 11).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in the notes to consolidated financial statements. The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (a) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Asahi Engineered Products, Inc. and Quail. All significant intercompany balances and transactions have been eliminated in consolidation.

    (b) REVENUE RECOGNITION

    The Company recognizes revenue on product sales at the time the products are shipped. Rental revenues, which are less than 10% of total revenues for all periods presented, are recognized over the related rental period.

    (c) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1998 consist mainly of treasury bills.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) INVENTORIES

    The Company accounts for inventories using the lower of last-in, first-out
(LIFO) cost or market value. Quail accounts for inventories using the lower of first-in, first-out (FIFO) cost or market value.

    (e) DEPRECIATION

    The Company provides for depreciation using the straight-line method and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

                                                      ESTIMATED
ASSET CLASSIFICATION                                 USEFUL LIFE
--------------------                             --------------------
Machinery and equipment........................            5-10 years
Furniture and fixtures.........................               7 years
Building and improvements......................          7.5-40 years

    (f) GOODWILL

    Goodwill was recorded as a result of a change in ownership control in 1989, from the acquisition of Poly-Flowlines Company in 1994 and from the acquisition of the vortex flow meter division of Universal Flow Monitors, Inc. in 1997 (see
Note 17). Goodwill from the Poly-Flowlines acquisition and the change in ownership control is being amortized on the straight-line basis over 10 years. Goodwill related to the vortex flow meter acquisition is being amortized on the straight-line basis over 20 years.

    (g) OTHER ASSETS

    Other assets primarily consist of costs of obtaining patents and costs related to internal use software. The Company provides for amortization using the straight-line method and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

                                                      ESTIMATED
ASSET CLASSIFICATION                                 USEFUL LIFE
--------------------                              ------------------
Software costs..................................             5 years
Patents.........................................          5-20 years

    The Company assesses the realizability of intangible assets including goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment related to its long-lived assets currently exists.

    (h) RESEARCH AND DEVELOPMENT COSTS

    The Company charges research and development costs to operations as incurred.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (i) EARNINGS PER SHARE

    In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, EARNINGS PER SHARE. This statement established standards for computing and presenting earnings per share and applies to all entities with publicly traded common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997. The Company adopted the provisions of SFAS No. 128 as of December 31, 1997. Accordingly, earnings per share for 1996 were retroactively restated to reflect the adoption of SFAS No. 128.

    Basic net income per share and basic pro forma net income per share were computed by dividing net income or pro forma net income by the weighted average number of common shares outstanding during the period. Diluted net income per share and diluted pro forma net income per share were computed by dividing net income or pro forma net income by diluted weighted average number of common and common equivalent shares outstanding during the period. The weighted average number of common equivalent shares outstanding has been determined in accordance with the treasury-stock method. Common stock equivalents consist of common stock issuable on the exercise of outstanding options.

    Basic and diluted earnings per share were calculated as follows:

                                                       1996         1997        1998
                                                    ----------   ----------   ---------
Basic--
  Net income (loss)...............................  $2,438,152   $1,781,849   $ (28,286)
                                                    ==========   ==========   =========
  Weighted average common shares outstanding......   2,972,877    3,349,335   3,376,199
Diluted--
  Effect of dilutive securities
  Stock options...................................      15,055           --          --
                                                    ----------   ----------   ---------
  Weighted average common shares outstanding,
    assuming dilution.............................   2,987,932    3,349,335   3,376,199
                                                    ----------   ----------   ---------
Basic and diluted earnings per share..............  $      .82   $      .53   $    (.01)
                                                    ==========   ==========   =========

    As of December 31, 1996, 1997 and 1998, 334,945, 313,167 and 311,500
options, respectively, were outstanding but not included in the diluted weighted average common share calculation as the effect would have been antidilutive.

    (j) CONCENTRATION OF CREDIT RISK

    SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The financial instrument that potentially subjects the Company to concentrations of credit risk is accounts receivable. As of December 31, 1996, 1997 and 1998, one customer accounted for 20%, 36% and 21% of total accounts receivable, respectively. The Company had one customer account for 23%, 32% and 26% of total revenues in 1996, 1997 and 1998, respectively.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (k) NEW ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized in earnings currently, unless specific hedge accounting criteria are met. Special accounting or qualifying hedges allows derivative gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A Company may also implement the SFAS No. 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantially modified after December 31, 1997 (and, at the company's election, before January 1, 1998). The Company believes that the adoption of SFAS No. 133 will not have a material effect on its financial statements.

    (l) FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and debt, approximates their carrying value.

(3) ACCOUNTING FOR START-UP COSTS

    In May 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998 but provides for early adoption, requires that the costs of start-up activities, including organization costs, be expensed as incurred. Initial adoption of SOP 98-5 should be reported as a cumulative effect of a change in accounting principle. During the quarter ended December 31, 1998 the Company adopted the provisions of SOP 98-5, which resulted in a net charge to income of $206,000 (net of income taxes of $138,000) of previously capitalized start-up costs. Amortization expense related to these costs through September 30, 1998 was not material to the financial statements.

(4) ALLOWANCE FOR DOUBTFUL ACCOUNTS

    A summary for the allowance for doubtful accounts activity is as follows:

                                                          1996       1997       1998
                                                        --------   --------   --------
Balance, beginning of year............................  $244,893   $283,067   $263,469
  Amounts charged to expense..........................    67,382         --         --
  Amounts written-off.................................   (29,208)   (19,598)    (6,555)
                                                        --------   --------   --------
Balance, end of year..................................  $283,067   $263,469   $256,914
                                                        ========   ========   ========

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(5) INVENTORIES

    Inventories at December 31, 1997 and 1998 consist of the following:

                                         1997         1998
                                      ----------   -----------
Raw materials.......................  $  514,157   $   909,462
Finished goods......................   8,643,781    10,055,545
LIFO surplus........................     178,044       408,744
                                      ----------   -----------
                                      $9,335,982   $11,373,751
                                      ==========   ===========

    Had the first-in, first-out (FIFO) method of inventory costing been used by Asahi, inventories at December 31, 1997 and 1998 would have been $9,157,938 and $10,965,007, respectively.

(6) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Construction period interest, on borrowings used to finance construction of facilities, is included in the cost of the construction facilities. Property and equipment and accumulated depreciation consist of the following at December 31, 1997 and 1998:

                                                        1997          1998
                                                     -----------   -----------
Machinery and equipment............................  $ 6,750,027   $14,049,448
Furniture and fixtures.............................      525,887       642,851
Building and improvements..........................    5,654,030     7,997,224
Land...............................................    1,255,134     1,415,765
Construction-in-process............................    1,831,388     1,181,256
                                                     -----------   -----------
                                                      16,016,466    25,286,544

Less--Accumulated depreciation.....................    4,262,198     5,086,824
                                                     -----------   -----------
                                                     $11,754,268   $20,199,720
                                                     ===========   ===========

(7) ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31, 1997 and 1998:

                                                          1997        1998
                                                        --------   ----------
Accrued payroll/payroll-related.......................  $416,811   $  428,066
Other accruals........................................   574,975    1,250,885
                                                        --------   ----------
                                                        $991,786   $1,678,951
                                                        ========   ==========

(8) INCOME TAXES

    The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates. The provision for deferred taxes is based on changes in the asset or liability from

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(8) INCOME TAXES (CONTINUED)
period to period. The provision for income taxes consists of the following for the years ended December 31, 1996, 1997 and 1998:

                                               1996         1997        1998
                                            ----------   ----------   ---------
Current--
  Federal.................................  $1,436,000   $1,192,000   $(121,077)
  State...................................     257,000      213,000     (36,030)
                                            ----------   ----------   ---------
                                             1,693,000    1,405,000    (157,107)
                                            ----------   ----------   ---------
Deferred--
  Federal.................................    (111,000)     (66,000)    290,000
  State...................................     (41,000)     (49,000)     70,000
                                            ----------   ----------   ---------
                                              (152,000)    (115,000)    360,000
                                            ----------   ----------   ---------
                                            $1,541,000   $1,290,000   $ 202,893
                                            ==========   ==========   =========

    The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets with the approximate income tax effect of each type of temporary difference are as follows:

                                                        1997          1998
                                                     -----------   -----------
Nondeductible reserves and accruals................  $   445,000   $   666,000
Depreciation.......................................     (177,000)     (820,000)
LIFO reserve.......................................   (1,179,000)   (1,117,000)
                                                     -----------   -----------
    Net deferred tax liability.....................  $  (911,000)  $(1,271,000)
                                                     ===========   ===========

    The Company's policy is to provide for a valuation allowance on deferred tax assets for which realization is uncertain.

    The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                       1996         1997         1998
                                                     --------     --------     --------
Provision at federal statutory rate................    34.0%        34.0%        34.0%
State income tax, net of federal benefit...........     4.2          6.3         11.8
Change in valuation allowance......................      --         (1.8)          --
Amortization of goodwill...........................     1.8          2.1         34.5
Other, net.........................................    (1.3)         1.4         35.9
                                                       ----         ----        -----
  Effective tax rate...............................    38.7%        42.0%       116.2%
                                                       ====         ====        =====

    Other, net consists primarily of nondeductible meals and entertainment expenses and premiums paid for officers' life insurance policies.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(9) RELATED PARTY ARRANGEMENTS

    (a) DISTRIBUTORSHIP AGREEMENT AND INVENTORY ARRANGEMENTS

    The Company has a 10-year exclusive distributorship agreement with a Japanese valve manufacturer, Asahi Yukizai Kogyo Co., LTD., (official English translation, Asahi Organic Chemical Industry Company LTD) (AOC) and Nichimen Corporation, a Japanese trading company, and Nichimen America, Inc., the Japanese trading company's U.S. affiliate (together, Nichimen). Both AOC and Nichimen are greater than 10% stockholders of the Company. Under the terms of the agreement, the Company is expected to purchase a total of $140,000,000 of merchandise over a 10-year period, which began January 2, 1990. The agreement provides for annual purchase guidelines but does not assess penalties if either the annual purchase guidelines or other cumulative totals are not met. The Company has made cumulative purchases of approximately $81,792,000 under this agreement through December 31, 1998. For their services, Nichimen is paid by AOC a combined markup of approximately 8% of the invoiced price of the Company's purchases from AOC.

    The Company purchased approximately $10,351,000, $9,664,000 and $10,345,000 of valves from AOC during the years ended December 31, 1996, 1997 and 1998, respectively. The accompanying consolidated balance sheets include accounts payable to Nichimen America, Inc. of approximately $2,909,000 and $2,728,000 at December 31, 1997 and 1998, respectively.

    To facilitate purchases from AOC, the Company has, from time to time, made arrangements with a bank whereby irrevocable letters of credit for 180 days are drawn upon shipment. Currently, Nichimen America, Inc. allows the Company to purchase on open account and to maintain a payable balance of up to $8 million. At December 31, 1997 and 1998, there were no letters of credit issued by the bank that have been drawn under these arrangements.

    (b) RELATED PARTY TRANSACTIONS

    The Company sells products to an entity controlled by the chief executive officer's father. Sales to this customer were $306,751, $312,331 and $255,537 in 1996, 1997 and 1998, respectively. Management believes that all transactions were made at terms no more favorable than similar transactions with nonrelated parties.

(10) FOREIGN CURRENCY TRANSACTIONS

    The Company charges foreign currency transaction gains or losses to operations in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. The foreign currency transaction gain (loss) recorded in cost of goods sold in the accompanying consolidated statements of income for the years ended December 31, 1996, 1997 and 1998 was approximately $378,000, $345,000 and $(53,000), respectively.

    The Company purchases product through Nichimen America, Inc. denominated in Japanese yen. The Company may enter into foreign exchange forward and option contracts to reduce the exposure to changes in foreign currencies related to the purchase of inventories. Gains and losses on the contracts that are hedges of firm commitments are deferred and recognized in the accompanying consolidated statement of income in the same period as the related transaction.

    In accordance with SFAS No. 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS, at December 31, 1997 and 1998, the Company had foreign exchange forward

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(10) FOREIGN CURRENCY TRANSACTIONS (CONTINUED) contracts, all having maturities of less than one year, to buy Japanese yen in amounts equal to $962,106 and $972,319 respectively. The deferred gain related to these contracts as of December 31, 1997 was $64,793. There was no deferred gain or loss related to these contracts as of December 31, 1998.

(11) DEBT

    (a) MIFA OBLIGATIONS

    In connection with the purchase of its Malden facility, the Company issued bonds through the Massachusetts Industrial Finance Agency (MIFA) for a total of $4,150,000. The bonds bear interest at rates that range from 4.2% to 5.1%. Interest is payable semiannually and is subject to adjustment in 1999, 2004 and 2009. The bonds are payable in annual installments, which commenced on March 1, 1995, of $125,000; the installments increase $5,000 per year through 1999. The bonds require payments of $160,000 (increasing $5,000 to $15,000 each year) to $320,000 per year from 2000 to 2014. The bonds are secured by an irrevocable letter of credit issued by a bank, which expires in March 1999. This letter of credit, which does not affect the availability under Asahi's revolving credit lines, is subject to the same covenants and is cross-collateralized and cross-defaulted with the Company's revolving credit lines (Note 11 (b)). As of December 31, 1998, the Company had $3,615,000 outstanding related to the MIFA obligations. A substitute letter of credit was obtained on March 1, 1999 which expires March 2004 and the interest rate was adjusted from 5.10% to 4.30%.

    (b) REVOLVING CREDIT LINES

    In January 1997, the Company and its bank executed a loan agreement that provides for a $5,000,000 committed unsecured revolving credit line (the Committed Line) and a $5,000,000 discretionary unsecured revolving credit line (the Discretionary Line). Interest on the credit lines is based on the prime rate (8.5% at December 31, 1997 and 7.75% at December 31, 1998) or LIBOR plus 1.65%, as elected by the Company at each borrowing date. The Company is required to maintain certain financial ratios, including, among others, minimum working capital and tangible net worth, as defined in the agreements. The Discretionary Line expired on September 30, 1997. The Committed Line extended through September 30, 1998.

    In June 1998, the Company and its bank executed a new loan agreement for an $11,000,000 secured, committed revolving line of credit (the New Committed
Line). The New Committed Line replaced the Committed Line and is secured by substantially all assets of the Company and extends through January 31, 2000. Interest on this credit line is based on the prime rate or LIBOR plus 1.55% to 2.40%. There is an unused fee ranging from .15% to .25%, based on borrowing levels. The Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth. The credit line is for working capital and merger and acquisition purposes. As of December 31, 1998, the Company had $4,639,844 outstanding under the New Committed Line.

    Subsequent to year-end, the New Committed Line was retroactively amended as of December 31, 1998. The amended agreement provided that the maximum amount of borrowings, including issued letters of credit, which may at any time be outstanding, be the lesser of $11 million or the sum of 80% of qualified accounts receivable and 50% of eligible inventory, as defined. The interest on borrowings is at the prime rate plus 1%. The Company is required to maintain certain financial ratios, including, among others,

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(11) DEBT (CONTINUED)
minimum working capital, debt service and tangible net worth, as defined in the amended agreement. The Company was in compliance with these covenants under the amended agreement as of December 31, 1998.

    (c) GECPF OBLIGATIONS

    In connection with the purchase of the building and manufacturing equipment for Quail in Magnolia, Arkansas, GECPF financed the purchase through the issuance of $4,300,000 of Arkansas State Industrial Revenue Bonds, of which $3,600,000 represents bonds related to equipment and $700,000 represents bonds related to real estate, building improvements and other equipment, (collectively, the Arkansas Borrowings). The Arkansas Borrowings bear interest at 5.89% commencing January 1, 1998 and are payable monthly. Principal payments on the Arkansas Borrowings are $35,833 per month commencing January 1, 1998 and end December 31, 2007. The equipment bonds are secured by the related financed assets and the real estate bonds are secured by a self-reducing letter of credit equal to the outstanding principal balance plus 90 days interest, which reduces the availability under the Company's line of credit.

    In June 1998, the Company and Quail purchased a second manufacturing facility in Kingman, Arizona, commencing production of fiber optic cable duct in October 1998. In connection with the purchase of the building and manufacturing equipment for this facility, GECPF financed the purchase through the issuance of $8,000,000 of County of Mohave Industrial Development Bonds, of which $6,205,000 represents bonds related to equipment and $1,795,000 represents bonds related to real estate, building improvements and other equipment (collectively, the Arizona Borrowings). The Arizona Borrowings bear interest at 5.65% which began September 27, 1998 and are payable monthly. Principal payments on the Arizona Borrowings are $68,517 per month from September 27, 1998 to August 27, 2003 and $64,817 per month from September 27, 2003 to August 27, 2008. The equipment bonds are secured by the related financed assets and the real estate bonds are secured by a self-reducing letter of credit equal to the outstanding principal balance plus 90 days interest, which reduces the availability under the Company's line of credit.

    As of December 31, 1998, there was $11,580,267 outstanding related to the GECPF obligations. There was $2,855,071 of proceeds remaining in escrow, to be disbursed as final payments of the equipment and real estate. This amount is included in restricted cash in the accompanying consolidated balance sheet.

    In accordance with both the Arkansas Borrowings and the Arizona Borrowings (collectively, the Borrowings), the Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth, as defined. The Company was not in compliance with certain of its financial covenants as of December 31, 1998. Subsequent to year-end, the Company received a waiver for the events of noncompliance as of December 31, 1998 and the Borrowings were amended, changing the covenant ratios for 1999 and thereafter. The Company would have been in compliance with all of the required financial ratios as of December 31, 1998 under the agreement, as amended.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(11)  DEBT (CONTINUED)

    (d) CAPITAL LEASES

    The Company leases certain equipment under capital leases. Future minimum lease payments under these leases as of December 31, 1998 are as follows:

                                                              CAPITAL
YEAR                                                           LEASES
----                                                          --------
1999........................................................  $390,167
2000........................................................   375,068
2001........................................................   134,083
2002........................................................    34,981
2003........................................................    13,159
                                                              --------
    Total minimum lease payments............................   947,458
  Less--Amount representing interest........................    93,948
                                                              --------
    Capital lease obligations...............................   853,510
  Less--Current portion of capital lease obligations........   331,042
                                                              --------
                                                              $522,468
                                                              ========

(12) STOCKHOLDERS' EQUITY

    (a) NOTE RECEIVABLE FROM STOCKHOLDER/OFFICER

    On October 1, 1991, the Company loaned $350,000 to a stockholder/officer of the Company. The terms of the loan were amended on March 31, 1993, and interest began accruing on April 1, 1996 at the prime rate (7.75% as of December 31, 1998) plus 1%. The outstanding principal and interest are due in equal quarterly payments, which commenced April 1996, over a five-year period. The proceeds of the loan were used for the purchase of the Company common stock by the officer from another stockholder. The balance outstanding under this note at December 31, 1998 was $157,500.

    (b) INITIAL PUBLIC OFFERING

    In May 1996, the Company sold 1,334,000 shares of common stock to the public, at an offering price of $7.50 per share (including 174,000 shares sold pursuant to an overallotment option exercised by the underwriters), of which 1,000,000 shares were sold by the Company and 334,000 shares were sold by selling stockholders. Net proceeds to the Company were $6,165,871 after deducting offering expenses of $1,334,129.

    (c) STOCK SPLIT

    In March 1996, the Board of Directors approved an 836-to-1 stock split of the Company's common stock. All share and per share amounts have been retroactively restated as a result of this stock split.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(12) STOCKHOLDERS' EQUITY (CONTINUED)
    (d) PREFERRED STOCK

    The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock, $10.00 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action of the stockholders.

(13) STOCK-BASED COMPENSATION PLANS

    (a) QUAIL EXECUTIVE STOCK OPTIONS

    In connection with the establishment of Quail, the Company and the individual hired as President of Quail (the Executive) entered into a stock purchase agreement whereby the Company agreed to sell to the Executive 68,461 shares of the Company's common stock for $6.50 per share if certain financial performance milestones are met in any one of the first three years of Quail's operation. The purchase price for the shares was paid to the Company in July 1997 and was in the form of certain equipment and trademark rights valued at $145,000 and a $300,000 irrevocable letter of credit. The total purchase price of $445,000 was recorded in stockholders' equity as additional paid-in capital. If the performance milestones are not met, the shares will not be sold to the Executive and the Executive forfeits to the Company the amounts paid for the shares.

    In March 1998, prior to any of the performance milestones being met, the Company amended its agreement with the Executive whereby the Company issued the Executive an option to purchase 68,461 shares of the Company's common stock for $6.50 per share which was the fair market value of the underlying common stock. As such, the option grant has been accounted for under fixed plan accounting and no compensation charge has been recognized. The option vests in seven annual increments beginning on the first anniversary of the date of grant. The amended agreement provides for accelerated vesting in any of the first three years if the performance milestones are met.

    (b) EQUITY INCENTIVE PLAN

    On March 11, 1996, the Board of Directors and stockholders approved the Asahi/America Equity Incentive Plan (the Incentive Plan). The aggregate number of shares of common stock that may be issued pursuant to the Incentive Plan is 330,000 shares. The Company may grant incentive stock options and other stock compensation arrangements to eligible employees and consultants. The exercise price of each incentive stock option may not be less than 100% (110% for greater than 10% stockholders) of the fair market value of common stock at the date of grant. Nonqualified stock options may be granted to any employee, officer, director or consultant of the Company. The terms of each nonqualified stock option are determined by the Board of Directors. All options vest in three equal annual increments beginning on the first anniversary of the date of grant.

    (c) INDEPENDENT DIRECTORS' STOCK OPTION PLAN

    On March 11, 1996, the Board of Directors and stockholders approved the Asahi/America Independent Directors' Stock Option Plan (the Directors' Plan). The Directors' Plan authorizes the issuance of an option to each Company director who is neither an employee of Asahi nor a holder of, or affiliated with or

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED) related to a holder of, 5% or more of Asahi's common stock, to purchase up to 10,000 shares of Asahi's common stock on the date of election to the Board of Directors. These shares are granted at fair market value and are fully vested upon grant. A total of 30,000 shares of common stock is reserved under the Directors' Plan.

    The following schedule summarizes the activity under the Incentive Plan and the Directors' Plan for the three years ended December 31, 1998:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                             SHARES     PRICE
                                                            --------   --------
Granted, Fiscal 1996......................................  359,500     $7.56
  Canceled................................................   (9,500)     7.50
                                                            -------     -----
Outstanding, December 31, 1996............................  350,000      7.56
  Granted.................................................   16,500      7.83

  Canceled................................................  (53,333)     7.50
                                                            -------     -----
Outstanding, December 31, 1997............................  313,167      7.58
  Granted.................................................   36,000      7.11

  Canceled................................................  (37,667)     7.45
                                                            -------     -----
Outstanding, December 31, 1998............................  311,500     $7.53
                                                            =======     =====

    The range of exercise prices for the options outstanding at December 31, 1998 was $6.63 to $9.50 per share. Options canceled during the years ended December 31, 1996, 1997 and 1998 related primarily to employee terminations.

    There were 196,167 stock options exercisable under both stock option plans as of December 31, 1998. The weighted average exercise price was $7.59 and the range of actual exercise prices was $7.50 to $9.50 for the shares exercisable at December 31, 1998.

    There were 48,500 total stock options available for future grants under the equity incentive plan as of December 31, 1998. There were no stock options available for future grant under the Directors' Plan.

    (d) EMPLOYEE STOCK PURCHASE PLAN

    In July 1996, the Company established the Asahi/America, Inc. Employee Stock Purchase Plan (the Purchase Plan), which allows substantially all employees to acquire shares of common stock of the Company. The Purchase Plan authorizes the issuance of up to a total of 150,000 shares of common stock to participating employees.

    The price at which shares may be purchased is 85% of the fair market value per share of the common stock on either the semiannual offering commencement date or the semiannual offering termination date. Purchases under the Purchase Plan are subject to certain limitations, as defined. In 1997 and 1998, there were 18,669 and 23,559 shares issued under the Purchase Plan, respectively.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED)
    (e) PROFORMA ADJUSTMENT

    SFAS No. 123 established a fair-value-based method of accounting for stock-based compensation plans. The Company adopted the disclosure-only alternative under SFAS No. 123 for stock options granted to employees and directors, which requires disclosure of the pro forma effects on earnings and earnings per share as if the fair value accounting as calculated under SFAS
No. 123 had been used, as well as certain other information. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, as permitted by SFAS No. 123.

    The Company had no stock option grants prior to 1996; accordingly, the Company has computed only the pro forma disclosures required under SFAS No. 123 for all stock options granted since 1996 and under the Purchase Plan using the Black-Scholes option pricing model.

    The assumptions used for the three years ended December 31, 1998 are as follows:

                                                          1996                  1997                  1998
                                                   -------------------   -------------------   -------------------
Risk-free interest rates.........................      6.48%-6.69%           6.20%-6.38%           5.40%-5.61%
Expected dividend yield..........................          0%                    0%                    0%
Expected lives...................................        5 years               5 years               5 years
Expected volatility..............................          25%                   25%                   25%
Weighted average remaining contractual life of
  options outstanding............................      9.33 years            8.51 years            7.92 years
Weighted average fair value of options granted...         $2.70                 $2.77                 $2.24

    The pro forma effect of applying SFAS No. 123 would be as follows:

                                                               1996         1997        1998
                                                            ----------   ----------   ---------
Net income (loss) as reported.............................  $2,438,152   $1,781,849   $ (28,286)
                                                            ==========   ==========   =========
Pro forma net income (loss)...............................  $2,226,948   $1,435,489   $(360,926)
                                                            ==========   ==========   =========
Basic and diluted proforma earnings (loss) per share as
  reported................................................  $      .82   $      .53   $    (.01)
                                                            ==========   ==========   =========
Pro forma basic and diluted proforma earnings (loss) per
  share...................................................  $      .77   $      .43   $    (.11)
                                                            ==========   ==========   =========

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(14) LEASE COMMITMENTS

    The Company leases certain office space and certain equipment under operating leases through July 2003. The approximate future minimum lease payments under these leases are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $255,000
2000........................................................   168,000
2001........................................................    33,000
2002........................................................      3000
2003........................................................     2,000
                                                              --------
    Total minimum lease payments............................  $461,000
                                                              ========

    Rental expense incurred under these leases and charged to operations was approximately $204,000, $344,000 and $288,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

(15) OTHER EMPLOYEE BENEFITS

    (a) PROFIT SHARING PLAN

    The Asahi/America, Inc. Profit Sharing Plan (the Plan) is a combined 401(k) and profit sharing plan.

    Employer contributions for the profit sharing portion of the Plan are discretionary and determined by the Board of Directors. The Company made a contribution to the Plan of $100,000 in 1996. There was no contribution made in 1997 or 1998.

    Under the terms of the 401(k) portion of the Plan, eligible employees may contribute limited percentages of their salaries to the Plan, and the Company matches a portion. The Company's matching contributions were approximately $31,000, $43,000 and $49,000 for the years ended December 31, 1996, 1997 and
1998, respectively.

    (b) POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

    The Company has no obligations for postretirement or postemployment benefits.

(16) SETTLEMENT WITH EQUIPMENT VENDOR

    Included in other income for the year ended December 31, 1998 is a gain of $225,000 received as a result of a settlement related to performance issues, with the manufacturer of Quail's corrugated equipment. This settlement was in the form of credits to be taken on future purchases.

(17) BUSINESS SEGMENTS

    The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION in the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(17) BUSINESS SEGMENTS (CONTINUED)
segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131, is a combination of the President and Chief Executive Officer, the Chief Financial Officer and other operating and financial officers. To date, the Company has viewed its operations and manages its business as two segments, the Company and Quail, as being strategic business units that offer different products (see Note 1). The Company evaluates the performance of its operating segments based on revenues from external customers, net income (loss) before provision from income taxes and total assets.

    Summarized financial information concerning the Company's reportable segments for the year ended December 31, 1998 is as follows:

                                             THE COMPANY
                                             (W/O QUAIL)     QUAIL      ELIMINATING   CONSOLIDATED
                                             -----------   ----------   -----------   ------------
Revenues from external customers...........  $35,166,327   $2,489,577   $   (77,854)  $37,578,050
Net income (loss) before provision for
  income taxes.............................    1,094,187     (575,989)           --       518,198
Gross profit...............................   12,137,955      613,615            --    12,751,570
Selling, general and administrative
  expenses.................................   10,475,024    1,139,148            --    11,614,172
Depreciation and amortization..............    1,488,915      274,879            --     1,763,794
Interest expense, net......................      240,165      275,456            --       515,621
Accounts receivable, net...................    4,883,737    1,271,116            --     6,154,853
Inventory, net.............................   10,560,090      813,661            --    11,373,751
Capital expenditures.......................      814,492    9,027,922            --     9,842,414
Total assets...............................   36,323,176   16,476,375    (4,575,504)   48,224,047

    As of December 31, 1997, management viewed its operations and managed its business as one principal segment, the Company. Operations for Quail in 1997 were not significant. As a result, the financial information for the year ended December 31, 1997 disclosed herein represents all of the material financial information related to the Company's principal operating segment.

(18) SIGNIFICANT CUSTOMER AND EXPORT SALES

    During 1996, 1997 and 1998, one customer accounted for 23%, 32% and 26% respectively, of net sales. During 1996, 1997 and 1998, export sales accounted for 4%, 7% and 6%, respectively, of net sales.

(19) ACQUISITION

    In May 1997, the Company acquired the vortex flow meter division of Universal Flow Monitors, Inc. and the Rosaen Company for $3,000,000. The acquisition was accounted for as a purchase. The results of operations of the vortex flow meter division have been included in the Company's statement of income since the date of acquisition. Pro forma information has not been presented due to immateriality.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

(19) ACQUISITION (CONTINUED)
    The Company allocated the purchase price to the acquired assets as follows:

Patents.....................................................  $1,100,000
Goodwill....................................................   1,652,120
Fixed assets................................................      71,906
Inventory...................................................     155,974
Noncompete agreement........................................      20,000
                                                              ----------
                                                              $3,000,000
                                                              ==========

(20) PATENT LITIGATION

    In July 1997, the United States Patent and Trademark Office reconfirmed the validity of a patent owned by the Company. In August 1997, the Company instituted a patent infringement suit in the United States District Court in New York against a competitor. In the fourth quarter of 1997 and first quarter of 1998, the Company incurred approximately $400,000 and $132,000, respectively, in legal expenses related to this patent issue. These costs are included in selling, general, and administrative expense in the accompanying statement of operations. In February 1999, the Court ruled in favor of the Company as it upheld the validity of the Company's patent. The Court has referred the case to a Magistrate Judge for an inquest hearing, scheduled for March 5, 1999 and directed a determination as to damages to be completed within three months of the hearing. On March 8, 1999, the Company and its competitor reached an amicable settlement of this case. This settlement included monetary consideration from the competitor to the Company, as well as the granting by the Company of a nonexclusive license for this patent to the competitor, totaling $900,000, which was paid to the Company in March 1999.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                              ------------   --------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $ 1,057      $   261
  Restricted Cash...........................................      2,855          799
  Accounts receivable, less reserves of $257 at December 31,
    1998
    and $362 at June 30, 1999...............................      6,155        5,720
  Inventories...............................................     11,373       10,928
  Prepaid expenses and other current assets.................      1,264        1,394
                                                                -------      -------
    Total current assets....................................     22,704       19,102
PROPERTY AND EQUIPMENT, NET.................................     20,200       23,027
OTHER ASSETS
  Goodwill, net of accumulated amortization of $1,968 at
    December 31, 1998 and $2,111 at June 30, 1999...........      2,156        2,013
  Other, net................................................      3,164        3,163
                                                                -------      -------
    Total other assets......................................      5,320        5,176
                                                                -------      -------
                                                                $48,224      $47,305
                                                                =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Demand note payable to bank...............................    $ 4,640      $ 3,100
  Current portion of MIFA obligations.......................        150          160
  Current portion of GECPF obligations......................      1,252        1,252
  Current portion of capital lease obligations..............        331          342
  Accounts payable..........................................      5,826        5,725
  Accrued expenses..........................................      1,679        2,376
  Deferred revenue..........................................         --           70
  Deferred income taxes.....................................        517          517
                                                                -------      -------
    Total current liabilities...............................     14,395       13,542
                                                                -------      -------
MIFA OBLIGATIONS, LESS CURRENT PORTION......................      3,465        3,305
                                                                -------      -------
GECPF OBLIGATIONS, LESS CURRENT PORTION.....................     10,328        9,760
                                                                -------      -------
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION.............        522          397
                                                                -------      -------
DEFERRED REVENUE, LESS CURRENT PORTION......................         --          292
                                                                -------      -------
DEFERRED INCOME TAXES.......................................        754          754
                                                                -------      -------
COMMITMENTS.................................................         --           --
STOCKHOLDERS' EQUITY
  Common Stock..............................................     13,721       13,779
  Additional paid-in capital................................        579          579
  Retained Earnings.........................................      4,617        5,020
                                                                -------      -------
                                                                 18,917       19,378
                                                                -------      -------
  Less-Note receivable from stockholder/officer.............        157          123
                                                                -------      -------
    Total stockholders' equity..............................     18,760       19,255
                                                                -------      -------
                                                                $48,224      $47,305
                                                                =======      =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  THREE MONTHS ENDED
                                                       JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                -----------------------   ---------------------------
                                                   1998         1999          1998           1999
                                                ----------   ----------   ------------   ------------
Net sales.....................................  $    9,072   $   10,310    $   17,168     $   21,061

Cost of sales.................................       6,039        6,643        11,154         13,352
                                                ----------   ----------    ----------     ----------
  Gross Profit................................       3,033        3,667         6,015          7,709

Selling, general and administrative
  expenses....................................       2,836        3,199         5,676          6,752
Research and development expenses.............          86           71           148            138
Litigation settlement.........................          --           --            --           (400)
                                                ----------   ----------    ----------     ----------

  Income from operations......................         111          397           191          1,219

Interest expense, net.........................          93          290           174            549
                                                ----------   ----------    ----------     ----------

Income before provision for income taxes......          18          107            17            670

Provision for income taxes....................          10           40            12            268
                                                ----------   ----------    ----------     ----------

  Net Income before cumulative effect of a
    change in accounting principle............  $        8   $       67    $        5     $      402
                                                ==========   ==========    ==========     ==========

  Cumulative effect of a change in accounting
    principle, net of income taxes of $59.....  $       --   $       --    $      (88)    $       --
                                                ==========   ==========    ==========     ==========

  Net Income (Loss)...........................  $        8   $       67    $      (83)    $      402
                                                ==========   ==========    ==========     ==========

  Basic earnings per share before cumulative
    effect of change in accounting
    principle.................................  $     0.00   $     0.02    $     0.00     $     0.12
                                                ==========   ==========    ==========     ==========

  Diluted earnings per share before cumulative
    effect of a change in accounting
    principle.................................  $     0.00   $     0.02    $     0.00     $     0.12
                                                ==========   ==========    ==========     ==========

  Basic and diluted earnings per share effect
    of cumulative effect of a change in
    accounting principle, net of income taxes
    of $59....................................  $     0.00   $     0.00    $    (0.03)    $     0.00
                                                ==========   ==========    ==========     ==========

  Basic earnings (loss) per share.............  $     0.00   $     0.02    $    (0.02)    $     0.12
                                                ==========   ==========    ==========     ==========

  Diluted earnings (loss) per share...........  $     0.00   $     0.02    $    (0.02)    $     0.12
                                                ==========   ==========    ==========     ==========

Weighted average number of shares
  outstanding.................................   3,370,169    3,405,000     3,370,169      3,405,000
                                                ==========   ==========    ==========     ==========

Weighted average number of shares outstanding,
  assuming dilution...........................   3,376,000    3,410,611     3,370,169      3,405,000
                                                ==========   ==========    ==========     ==========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss).........................................  $   (83)   $   402
  Cumulative effect of change in accounting principle, net
    of income taxes of $59..................................       88         --
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities
    Depreciation and amortization...........................      795      1,253
    Changes in assets and liabilities
      Accounts receivable...................................     (949)       434
      Inventories...........................................   (1,619)       445
      Prepaid expenses and other current assets.............      (80)      (130)
      Accounts payable......................................    1,056       (101)
      Accrued expenses......................................      (33)       697
      Deferred revenue......................................       --        363
                                                              -------    -------
    Net cash (used in) provided by operating activities.....     (825)     3,363
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................   (2,048)    (1,570)
  Increase in others assets.................................     (402)      (194)
                                                              -------    -------
    Net cash used in investing activities...................   (2,450)    (1,764)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) under demand note payable to
    bank....................................................    2,302     (1,540)
  Payments on MIFA obligations..............................     (145)      (150)
  Payments on GECPF obligations.............................     (215)      (626)
  Payments on capital lease obligations.....................     (143)      (172)
  Payments of note receivable from stockholder/officer......       18         35
  Proceeds from stock issued under ESPP.....................       59         58
  Proceeds from reimbursement of amounts financed under
    GECPF...................................................      311         --
  Proceeds from sales-leaseback financing...................      267         --
                                                              -------    -------
    Net cash provided by (used in) financing activities.....    2,454     (2,395)
                                                              -------    -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (821)      (796)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      916      1,057
                                                              -------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    95    $   261
                                                              =======    =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid during the year for:
    Interest................................................  $   294    $   410
                                                              =======    =======
    Income taxes............................................  $   162    $   175
                                                              =======    =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of assets under capital lease obligations.....  $   288    $    52
                                                              =======    =======
  Acquisition of equipment under GECPF bond financing.......  $ 1,640    $ 2,108
                                                              =======    =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PRESENTATION OF INTERIM INFORMATION

    The unaudited interim financial statements included herein have been prepared by Asahi/ America, Inc. and Subsidiaries (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments which the Company considers necessary for a fair presentation of such information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto which are contained in the Company's Form 10-K for the year ended December 31, 1998. Interim results are not necessarily indicative of the results for a full year.

2. FINANCIAL STATEMENTS

    The condensed consolidated financial statements include the accounts of the Asahi/America, Inc. (the Company) and its wholly owned subsidiaries, Asahi Engineered Products, Inc.(AEP) and Quail Piping Products, Inc. (Quail). All significant intercompany balances and transactions have been eliminated.

3. CASH EQUIVALENTS

    Cash equivalents, if any are short-term, highly liquid investments with original maturities of less than three months and consist primarily of treasury bills.

4. INVENTORIES

    The Company accounts for inventories using the lower of last-in, first-out
(LIFO) cost or market value. Quail accounts for inventories using the lower of first-in, first-out (FIFO) cost or market value. The components of inventory are summarized as follows (in thousands):

                                                        DECEMBER 31,   MARCH 31,
                                                            1998         1999
                                                        ------------   ---------
Raw materials.........................................     $   909      $   925
Finished goods........................................      10,055        9,201
LIFO surplus..........................................         409          337
                                                           -------      -------
    Total.............................................     $11,373      $10,463
                                                           =======      =======

5. EARNINGS PER SHARE

    In accordance with the Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, basic net income per share and basic pro forma net income per share were computed by dividing net income or pro forma net income by the weighted average number of common shares outstanding during the period. Diluted net income per share and diluted pro forma net income per share were computed by dividing net income or pro forma net income by diluted weighted average number of common and common equivalent shares outstanding during the period. The weighted average number of common equivalent shares outstanding has been determined in accordance with the treasury-stock method. Common stock equivalents consist of common stock issuable on the exercise of outstanding options.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

5. EARNINGS PER SHARE (CONTINUED)
    Basic and diluted earnings (loss) per share were calculated as follows:

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ---------------------
                                                           1998        1999
                                                         ---------   ---------
Basic--
  Net income (loss)....................................  $ (90,472)  $ 334,102
                                                         =========   =========
  Weighted average common shares outstanding...........  3,370,169   3,405,000

Diluted--
  Effect of dilutive securities........................         --          --
  Stock options........................................         --          --
                                                         ---------   ---------
  Weighted average common shares outstanding, assuming
    dilution...........................................  3,370,169   3,405,000
                                                         ---------   ---------
Basic earnings (loss) per share........................  $   (0.03)  $    0.10
                                                         =========   =========
Diluted earnings (loss) per share......................  $   (0.03)  $    0.10
                                                         =========   =========

    As of March 31, 1998 and 1999, 394,331 and 412,461 options, respectively, were outstanding but not included in the diluted weighted average common share calculation as the effect would have been antidilutive.

6. ACCOUNTING FOR START-UP COSTS

    In May 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998 but provides for early adoption, requires that the costs of start-up activities, including organization costs, be expensed as incurred. Initial adoption of SOP 98-5 should be reported as a cumulative effect of a change in accounting principle. During the quarter ended December 31, 1998 the Company adopted the provisions of SOP 98-5. In accordance with the provisions of SFAS No. 16, PRIOR PERIOD ADJUSTMENTS, prior year interim periods have been restated, adopting the provisions of SOP 98-5 as of January 1, 1998, so as to include the portion of the item that is directly related to the Company's business in the determination of net income in the first interim period of that year. As such, the Company restated 1998 first quarter results to record a net charge to income of $88,000 (net of income taxes of $59,000) for previously capitalized start-up costs, reflected as a cumulative effect of a change in accounting principle. Subsequently recorded amortization expense on these start-up costs has been reversed and subsequent additions to start-up costs have been expensed.

7. REVOLVING CREDIT LINE

    In June 1998, the Company and its bank executed a new loan agreement for an $11,000,000 secured, committed revolving line of credit (the Committed Line). The Committed Line is secured by substantially all assets of the Company and extends through January 31, 2000. Interest on this credit line is based on the prime rate or LIBOR plus 1.55% to 2.30%. There is an unused fee ranging from
 .15% to .25%. The Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth. The credit line is for working capital and merger and acquisition purposes.

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

7. REVOLVING CREDIT LINE (CONTINUED)
    In February 1999, the Committed Line was retroactively amended as of December 31, 1998. The amended agreement provided that the maximum amount of borrowings, including issued letters of credit, which may at any time be outstanding, be the lesser of $11 million or the sum of 80% of qualified accounts receivable and 50% of eligible inventory, as defined. The interest on additional borrowings is at the prime rate plus 1%. The Company is required to maintain certain financial ratios, including, among others, minimum working capital, debt service and tangible net worth, as defined in the amended agreement. The Company was in compliance with these covenants as of March 31, 1999. As of March 31, 1999, there was $3,850,000 outstanding under the line of credit.

8. CONCENTRATION OF CREDIT RISK

    Sales to the Company's two major domestic customers during the three month period ended March 31, 1999 were approximately 29% and 15% of total sales, as compared to 27% for the Company's one major customer for the same period of 1998. Export sales as a percent of total sales during the first quarter were approximately 3.9% and 6.9% in 1999 and 1998, respectively.

9. BUSINESS SEGMENTS

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as two segments, Asahi and Quail, as being strategic business units that offer different products. The Company evaluates the performance of its operating segments based on revenues from external customers, net income before provision from income taxes, total assets and other balance sheet information.

    Summarized financial information concerning the Company's reportable segments is as follows:

                                            THE COMPANY
FOR THE THREE MONTHS ENDED MARCH 31, 1999   (W/O QUAIL)      QUAIL      ELIMINATING   CONSOLIDATED
-----------------------------------------   -----------   -----------   -----------   ------------
Revenues from external customers..........  $ 8,534,615   $ 2,216,148   $   (28,249)  $10,722,514
Net income before provision for income
  taxes...................................      163,020       398,968            --       561,988
Net Income................................       94,722       239,380            --       334,102
Accounts receivable, net..................    4,619,009       854,966            --     5,473,975
Inventory, net............................    9,260,993     1,202,203            --    10,463,196
Property & Equipment, net.................    9,112,748    12,663,753            --    21,776,501
Total assets..............................   35,585,776    16,418,080    (4,235,088)   47,768,768

                      ASAHI/AMERICA, INC. AND SUBSIDIARIES

9. BUSINESS SEGMENTS (CONTINUED)

                                            THE COMPANY
FOR THE THREE MONTHS ENDED MARCH 31, 1998   (W/O QUAIL)      QUAIL      ELIMINATING   CONSOLIDATED
-----------------------------------------   -----------   -----------   -----------   ------------
Revenues from external customers..........  $ 8,096,131   $        --   $        --   $ 8,096,131
Net income before provision for income
  taxes...................................      104,010      (104,287)           --          (277)
Net Income................................       20,036      (110,508)           --       (90,472)
Accounts receivable, net..................    3,802,737         1,873            --     3,804,610
Inventory, net............................    9,885,922        31,179            --     9,917,101
Property & Equipment, net.................    9,894,329     2,950,251            --    12,844,580
Total assets..............................   30,657,269     3,064,167      (557,312)   33,164,124

10. NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    Statement 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantially modified after December 31, 1997 (and, at the company's election, before January 1, 1998). The Company believes that the adoption of Statement 133 will not have a material effect on its financial statements.

11. LITIGATION SETTLEMENT

    In July 1997, the United States Patent and Trademark Office reconfirmed the validity of a patent owned by the Company. In August 1997, the Company instituted a patent infringement suit in the United States District Court in New York against a competitor. In the fourth quarter of 1997 and first quarter of 1998, the Company incurred approximately $400,000 and $132,000, respectively, in legal expenses related to this patent issue. These costs were included in selling, general, and administrative expense. In February 1999, the Court ruled in favor of the Company as it upheld the validity of the Company's patent. The Court referred the case to a Magistrate Judge for an inquest hearing, scheduled for March 5, 1999 and directed a determination as to damages to be completed within three months of the hearing. On March 8, 1999, the Company and its competitor reached an amicable settlement of this case. This settlement included monetary consideration of $500,000 paid by the competitor to the Company, as well as the granting by the Company to the competitor of a nonexclusive eight-year license for this patent at $75,000 per year, discounted to $400,000 and paid to the Company in March 1999. Included in the accompanying statement of operations is $400,000 related to monetary consideration paid to the Company with the balance of $100,000 related to additional legal fees, included in accrued expenses in the accompanying balance sheet. Included in deferred revenue in the accompanying balance sheet is the license portion of the settlement, to be recognized over the related term.

                                                                         ANNEX A

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 9, 1999, is among MIDNIGHT ACQUISITION HOLDINGS, INC., a Delaware Corporation ("Parent"), MIDNIGHT ACQUISITION CORP., a Massachusetts corporation and a subsidiary of Parent ("Sub"), and ASAHI/AMERICA, INC., a Massachusetts corporation (the "Company").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Sub to merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, pursuant to the Merger, each outstanding share of common stock, no par value, of the Company (the "Company Common Stock," all the outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Sub and the Company are hereby adopting a plan of merger, providing for the merger of Sub with and into the Company, with the Company being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Sub of articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts, such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

    WHEREAS, upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") as provided in this Agreement;

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, Parent and Sub have required, as a condition to their willingness to enter into this Agreement, that Leslie B. Lewis (the "Executive") contemporaneously enter into the Employment Agreement (as defined herein) concurrently with the execution and delivery of this Agreement; and

    WHEREAS, the Board of Directors of the Company (the "Board") has directed that this Agreement be submitted to a vote of the holders of the Shares in accordance with the MBCL, and Parent, as sole shareholder of Sub, has duly approved this Agreement in accordance with the MBCL.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation and shall continue its corporate existence as a subsidiary of Parent and shall continue to be governed by the laws of the Commonwealth of Massachusetts. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the Commonwealth of Massachusetts (i) the Articles of Merger executed in accordance with the relevant provisions of the MBCL, and
(ii) all other filings or recordings required under the MBCL and the Massachusetts General Laws. The Merger shall become effective at such time as Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts, or at such other time not more than thirty days after such filing as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 80 of the MBCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Sub, all as provided under Massachusetts law.

    SECTION 1.05.  ARTICLES OF ORGANIZATION AND BY-LAWS.

        (a) The Articles of Organization of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b) The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and the Company shall procure, prior to and as a condition to the Closing, the resignation of each of its directors effective as of the Closing.

    SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become 1 fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND GRANDPARENT AND PARENT OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Asahi Organic Chemicals Industry Co., Ltd. ("Grandparent"), Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.01(d), each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $8.25, plus an amount equal to the Net Quail Proceeds divided by (i) the number of Shares issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) plus (ii) all Shares into which Options (as defined in Section 2.03(a)) are exercisable at the Effective Time (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. For the purposes hereof, "Net Quail Proceeds" shall mean the aggregate amount of consideration received by the Company in the Disposition (as defined in Section 3.02), net of taxes paid or payable by the Company in respect of the Disposition, after taking into account any tax deductions received or receivable by the Company, and net of all expenses paid or payable by the Company or by Quail Piping Products, Inc. ("Quail") on account of any other party in connection with the Disposition or pursuant to Section 8 of the agreement in the form attached hereto as Exhibit B (the "Disposition Agreement").

        (d) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who complies with Sections 86 through 98, inclusive, of the MBCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in
    Section 2.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MBCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the MBCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        (e) WITHHOLDING TAX. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

    SECTION 2.02.  PAYMENT FOR SHARES.

        (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent in the Merger (the "Paying Agent"), and, at the Effective Time, Parent shall make available to the Paying Agent funds in amounts necessary for the payment of the Merger Consideration, excluding the Net Quail Proceeds, which shall be made available to the Paying Agent by the Surviving Corporation in amounts and at the times necessary, upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.01 and upon cancellation of any Option as part of the Merger pursuant to Section 2.03 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

        (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
    Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to
    Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

        (c) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this
    Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 2.03.  OPTIONS.

        (a) OPTION PLANS. Prior to the Effective Time, the Company shall take all actions necessary, including without limitation, obtaining any required consent of each holder of the following options, awards or other rights (each an "Option" and collectively, the "Options"): (i) the Stock Option Agreement dated March 4, 1998 issued to Thomas J. Hammer (the "TJH Option"),
    (ii) all options, awards or rights under the Midnight Independent Directors' Stock Option Plan (the "Directors Plan"), (iii) all options, awards or rights under the Midnight Employee Stock Purchase Plan (the "Stock Purchase Plan") and (iv) all options, awards or rights under the Midnight 1996 Equity Incentive Plan (the "Equity Plan," and together with the Directors Plan and the Stock Purchase Plan, the "Option Plans," and each an "Option Plan") to terminate each Option Plan without liability to the Company and to cancel each Option as provided in Section 2.03(b) below.

        (b)  CANCELLATION OF OPTIONS.  The Company shall cause:

           (i) all Options outstanding immediately prior to the Effective Time under the Stock Purchase Plan, whether or not then exercisable, to be canceled at the Effective Time and all payroll deductions (the "Payroll Amount") plus accrued interest to be refunded to each such Option holder after such cancellation, plus payment of an amount in cash equal to that amount which is equal to the excess, if any, of the Merger Consideration over the purchase price of the Company Common Stock at the Effective Time (the "Option Price"), multiplied by the amount obtained by dividing the aggregate Payroll Amount of such Option holder at the Effective Time by the Option Price; and

           (ii) the TJH Option and all Options outstanding immediately prior to the Effective Time under the Equity Plan and the Directors Plan, whether or not then exercisable, to immediately vest and be canceled at the Effective Time, and each holder of an Option under such plan or agreement will be entitled to receive, after the Effective Time from the Surviving Corporation, for each share of Common Stock subject to any such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest (the "Delta Payment"); PROVIDED, that any Options held by Leslie
       B. Lewis will be canceled but no Delta Payment will be paid on such options. Parent shall cause the Paying Agent to mail to each holder of an Option under such plan or agreement appropriate instructions and documents to effect the cancellation of such Options and the cash payment thereof. All amounts payable pursuant to this Section 2.03(b)(ii) shall be subject to all applicable withholding taxes and shall be paid as soon as practicable following the Effective Time.

           (iii) If and to the extent that the TJH Option has not been exercised prior to its cancellation in connection with the Merger, the Company will pay to Thomas J. Hammer the Delta Payment plus the sum of $145,000, prorated to the extent of any prior exercise, and any amount the Company has drawn under any letter of credit described in the Amendment to Agreement between the Company and Mr. Hammer dated March 4, 1998, prorated to the extent of any prior exercise, so as to avoid any duplicate payments to Mr. Hammer.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as set forth below. The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

    SECTION 3.01. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect (as defined in Section 9.03) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its Articles of Organization and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

    SECTION 3.02. SUBSIDIARIES. Section 3.02 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. All the outstanding shares of capital stock of each such subsidiary, other than director qualifying shares of foreign subsidiaries, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for immaterial Liens on outstanding shares of capital stock of foreign subsidiaries of the Company, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, business, trust or other entity. Notwithstanding the foregoing, prior to or concurrently with the Closing, the Disposition shall have occurred. The Disposition has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or consummate the Disposition.

    SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $10.00 per share ("Company Preferred Shares"). At the close of business on July 26, 1999, (i) 3,427,217 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 401,961 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options. There are no shares of Company Preferred Shares issued and outstanding. Except as set forth above and except for Shares issued upon the exercise of Options, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, and except for obligations to issue shares subject to options outstanding on the date hereof, subject to the approval of the Board of Directors of the Company, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, including any securities pursuant to which rights to acquire capital stock became exercisable only after a change of control of the Company or any of its subsidiaries or upon the acquisition of a specified amount of the Common Stock or voting powers of the Company or any of its subsidiaries. There are no outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries other than as contemplated by this Agreement. Since July 26, 1999, no shares of the capital stock of the Company or any of its subsidiaries have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date, and neither the Company nor any of its subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its subsidiaries. There are no securities issued by the Company or agreements, arrangements or other understandings to which the Company is a party giving any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration he would have received in the Merger had he exercised his right immediately before the Effective Time.

    SECTION 3.04. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval")). The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger are the affirmative votes of the holders of a majority of the outstanding shares of Common Stock. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby, including but not limited to the delivery and performance of the Disposition Agreement and the Employment Agreement and the acknowledgment and acceptance of the Executive's execution and performance of the Stockholder Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    SECTION 3.05. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of a proxy statement relating to any required approval by the Company's stockholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Chapters 110C, 110D, 110E, and 110F of the Massachusetts General Laws and the laws of other states in which the Company is qualified to do or is doing business, the MBCL (including the filing of the Articles of Merger), state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the Articles of Organization or By-laws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; PROVIDED, HOWEVER, that certain contracts and agreements set forth in
Section 3.05 of the Company Disclosure Schedule, (A) provide for their termination upon a change of control of the Company or (B) contain provisions restricting their assignment pursuant to a merger, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

    SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since May 16, 1996, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document (a copy of which has been made available to Parent on or prior to the date hereof), the Company SEC Documents, considered as a whole as of their date, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than in respect of the Disposition, since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company or its subsidiaries. Since December 31, 1998, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (v) any granting by the Company or any of its subsidiaries to any officer or director of the Company or any of its subsidiaries of any increase in compensation, (w) any granting by the Company or any of its subsidiaries to any such officer or director of any increase in severance or termination pay, (x) any granting by the Company or any of its subsidiaries to any such officer, director or other key employees of any loans or any increases to outstanding loans, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, and except for the Employment Agreement in the form attached hereto as Exhibit A (the "Employment Agreement") any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company,
(v) any material payment to an affiliate of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice, (vi) any revaluation by the Company of any of its material assets,
(vii) any mortgage, lien, pledge, encumbrance, charge, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its subsidiaries, (viii) any material change in accounting methods, principles or practices by the Company, (ix) (A) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property Right (as defined in Section 3.18) or rights thereto other than licenses or other agreements in the ordinary course of business consistent with past practice or (B) any amendment or consent with respect to any licensing agreement filed, or required to be filed, by the Company with the SEC or
(x) any capital contributions, loans or other payments to, or on account of, Quail.

    SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the 1998 financial statements of the Company, as of December 31, 1998 (the "1998 Financial Statements") as disclosed in Company SEC Documents, neither the Company nor any of its subsidiaries had any Liabilities (as defined below), that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1998, except as and to the extent set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a material adverse effect on the Company. For purposes of this Agreement, "Liabilities" shall mean debts, liabilities, obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract, agreement or understanding, whether written or oral, or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

    SECTION 3.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, or related filings, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, and related filings, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

    SECTION 3.10.  BENEFIT PLANS.

        (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other pension, profit-sharing, savings, cash incentive, equity incentive (including, but not limited, to stock options, stock purchases, employee stock ownership, stock awards, restricted stock, phantom stock and stock appreciation rights), severance, fringe benefits, payroll practices and other current and deferred compensation and employee benefit plans, arrangement and practices (whether written or oral, direct or contingent), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any present or former employee, consultant, officer or director (each of the foregoing, including Pension Plans and Welfare Plans, a "Benefit Plan") has been administered in all material respects in accordance with its terms. The Company and its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

        (b) Section 3.10 to the Company Disclosure Schedule attached hereto sets forth a complete list of each Benefit Plan as well as each employment, consulting, termination, indemnity and severance agreement and any and all other contracts, binding arrangements and understandings (whether written or oral) with employees, consultants, officers and directors of the Company and its subsidiaries.

        (c) None of the Pension Plans is subject to Title IV of ERISA or
    Section 412 of the Code and the Company nor any other person or entity that, together with the Company, is treated as a single employer under
    Section 414 (b), (c), (m) or (o) of the Code (each, including the Company, a "Commonly Controlled Entity"): (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) has incurred any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company to any Pension Plan with respect to any period ending before the Closing Date have been timely made and reserves adequate for such contributions or other payments that have accrued for the period before the Closing Date but which are not required to be made before the Closing Date have been or will be set aside therefor and have been or will be reflected in financial statements.

        (d) Neither the Company nor any Commonly Controlled Entity is or has ever been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" within the meaning of PBGC Regulation Section 4219.2 that has not been fully paid.

        (e) Each Pension Plan (and its related trust) that is intended to be qualified under Sections 401 and 501(a) of the Code has been determined by the IRS to qualify under such sections and nothing has occurred to cause the loss of such qualified status.

        (f) Each Benefit Plan that is a Welfare Plan may be amended or terminated, upon thirty (30) days notice, at any time after the Effective Time without liability to the Company or its subsidiaries.

        (g) Except as required by law or under Section 4980B of the Code, the Company does not have any obligation to provide post-retirement health benefits.

        (h) The Company has heretofore delivered to Parent correct and complete copies of each of the following:

           (1) all written, and descriptions of all oral, employment, consulting, termination and severance agreements, contracts, arrangements and understandings listed in Section 3.10 of the Company Disclosure Schedule (other than the Employment Agreement);

           (2) each Benefit Plan and all amendments thereto; the trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

           (3) the three most recent IRS Form 5500 and all schedules and attachments thereto for each Benefit Plan, if required;

           (4) the most recent determination letter issued by the IRS regarding the qualified status for each Pension Plan;

           (5) the most recent accountant's report for each Pension Plan, if required; and

           (6) the most recent summary plan description for each Benefit Plan, if required.

    SECTION 3.11. OTHER COMPENSATION ARRANGEMENTS. Except (i) as disclosed in the Company SEC Documents, (ii) for the Employment Agreement and (iii) with respect to Quail (not involving any officer or employee of the Company or any other of its subsidiaries), as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written
(a) consulting agreement terminable on more than 60 calendar days notice (except for third party agreements for the development of, and assignment to, the Company of Intellectual Property in the ordinary course of business) and involving the payment of more than $100,000 per annum, (b) agreement with any executive officer or other key employee of the Company or any of its subsidiaries (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (2) providing any term of employment or compensation guarantee extending for a period longer than two years or the payment of more than $100,000 per annum or (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 3.12. LITIGATION. There is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company.

    SECTION 3.13. COMPLIANCE WITH APPLICABLE LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company. Except as disclosed in the Company SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

    SECTION 3.14.  TAX MATTERS.

        (a) The Company and each of its subsidiaries (and any affiliated group of which the Company or any of its subsidiaries is now or has ever been a member) has timely filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and its subsidiaries (i) has paid (or the Company has paid on its subsidiaries' behalf) to the appropriate authorities all taxes required to be paid by it (without regard to whether a tax return is required), except taxes for which an adequate reserve has been established on the financial statements contained in the Company SEC Documents or the 1998 Financial Statements, and (ii) has withheld and paid to the appropriate authorities all material withholding taxes required to be withheld by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

        (b) Except as disclosed in the Company SEC Documents, no Federal income tax return or other material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of its subsidiaries do not contain any positions that could give rise to a material substantial understatement penalty within the meaning of Section 6662 of the Code.

        (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

        (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for liens for taxes not yet due.

        (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

        (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

        (g) Neither the Company nor any of its subsidiaries (i) is a party to a safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, (ii) is a "consenting corporation" under Section 341(f) of the Code, (iii) has agreed or is obligated to make any payments for services which would not be deductible pursuant to Sections 162(a)(1), 162(m) or 280G of the Code, (iv) has participated in an international boycott as defined in Section 999 of the Code, (v) is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (vi) owns any assets which directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (vii) owns any asset which is tax-exempt use property within the meaning of Section 168(h) of the Code.

        (h) None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for tax purposes, or has elected to be treated as a branch or a partnership pursuant to Treasury Regulation Section 301.7701-3.

        (i) Each of the Company and its subsidiaries is a United States person within the meaning of Section 7701(a)(30) of the Code.

        (j) As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

    SECTION 3.15. STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement, the provisions of Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws. To the actual knowledge of the Company without investigation, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

    SECTION 3.16. BROKERS; FEES AND EXPENSES. No broker, investment banker, financial advisor, consultant or other person, other than ING Barings LLC (the "Financial Adviser") and Jeffrey Bloomberg, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel, legal counsel for the special committee and the legal counsel for its financial advisor) are set forth in a letter dated July 26, 1999 from the Company to Parent, all of which will have been paid in full immediately prior to the Effective Time.

    SECTION 3.17. OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of the Financial Adviser, dated August 9, 1999, to the effect that, as of that date, (a) the consideration to be received by the Company pursuant to the Disposition is fair to the Company from a financial point of view and (b) the Merger Consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"), and a complete and correct signed copy of such opinion will be included in the Proxy Statement, and related filings.

    SECTION 3.18. INTELLECTUAL PROPERTY. The Company and its subsidiaries have, and after the Disposition, will have, rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, invention and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, (a) the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Company Intellectual Property Rights and (b) none of the licenses included in the Company Intellectual Property Rights purports to grant sole or exclusive licenses to another person, including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company and its subsidiaries have not, to the Company's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. To the best of the Company's knowledge, the Company and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for such matters as would not, individually or in the aggregate, have a material effect on the

Company, the Company and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Company Intellectual Property Rights or other know-how relating to the business of the Company and its subsidiaries, the value of which to Parent is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

    SECTION 3.19.  LABOR RELATIONS AND EMPLOYMENT.

        (a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action; (ii) no union claims to represent the employees of the Company or any of its subsidiaries; (iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries;
    (iv) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor are there representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal; (v) the Company and its subsidiaries are, and have at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance with respect to or relating to the Company or any of its subsidiaries arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

        (b) To the knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been
    (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. To the knowledge of the Company, none of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

    SECTION 3.20. CHANGE OF CONTROL; EFFECT OF THE DISPOSITION. The transactions contemplated by this Agreement, including, without limitation, the Disposition, will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The Disposition will not result in the creation of any Liabilities of the Company or any of its subsidiaries and will result in the release of all outstanding Liabilities of the Company in relation to Quail.

    SECTION 3.21.  ENVIRONMENTAL MATTERS.

        (a) To the best knowledge of the Company, after due inquiry, the Company and its subsidiaries have been and are in compliance with all applicable Environmental Laws (as this term and the other terms in this section are defined below), except for such violations and defaults as would not, individually or in the aggregate, have a material adverse effect on the Company.

        (b) To the best knowledge of the Company, after due inquiry, the Company and its subsidiaries possess all required Environmental Permits; all such Environmental Permits are in full force and effect; there are no pending or threatened proceedings to revoke such Environmental Permits and the Company and its subsidiaries are in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a material adverse effect on the Company.

        (c) Except for matters which would not, individually or in the aggregate, have a material adverse effect on the Company, neither the Company nor any of its subsidiaries has received any notification that the Company or any subsidiary as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased or used in connection with the Business, is or may be adversely affected by any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person relating to whether (i) any Remedial Action is or may be needed to respond to a Release or threat of Release into the environment of Hazardous Substances arising out of or caused by any current or past operations of the Company or any of its subsidiaries,
    (ii) any Environmental Liabilities and Costs imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, arising from the current or past operations of the Business or (iii) the Company or any subsidiary is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company and its subsidiaries;

        (d) Except for Environmental Permits, none of the Company or its subsidiaries has entered into any written agreement with any entity or persons including any Governmental Entity by which the Company or any of its subsidiaries has assumed the responsibility, either directly or by acting as a guarantor or surety, to pay for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery by third parties with respect to such Releases or threatened Releases;

        (e) Except for matters which would not, individually or in the aggregate, have a material adverse effect on the Company, to the best knowledge of the Company, after due inquiry, there has been no Release of Hazardous Substances for which the Company is or may be liable under any Environmental Laws on, under or from any real property currently or previously owned or operated by the Company or in connection with the Company's Business except for authorized discharges complying with applicable Environmental Laws.

        (f) For purposes hereof:

           (i) "Business" means the current and former businesses of the Company and its subsidiaries including, but not limited to, businesses or subsidiaries that have been previously sold by the Company, its subsidiaries or any predecessors thereto.

           (ii) "Environmental Laws" means all Laws relating to the protection of human health or the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any chemical or Hazardous Substances, including, but not limited to, (i) CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, property transfer statutes or requirements and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of Hazardous Substances in the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances or relating to human health or safety from exposure to Hazardous Substances.

           (iii) "Environmental Liabilities and Costs" means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants and the value of any services that might be provided by the Company or any of its subsidiaries in lieu thereof and expenditures necessary to cause any such property or the Company or any subsidiary to be in compliance with requirements of Environmental Laws.

           (iv) "Environmental Permits" means any federal, state, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted, and wherever it is currently conducted, under any applicable Environmental Law.

           (v) "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

           (vi) "Hazardous Substances" means any substance that (a) is defined, listed or identified or otherwise regulated under any Environmental Law (including, without limitation, radioactive substances, polycholorinated-biphenyls, petroleum and petroleum derivatives and products) or (b) requires investigation, removal or remediation under applicable Environmental Law.

           (vii) "Laws" means all (A) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

           (viii) "Release" shall be as defined in CERCLA.

           (ix) "Remedial Action" means all actions required by any Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or
       (iii) perform studies, investigations or monitoring in respect of any such matter.

    SECTION 3.22. MATERIAL CONTRACTS. Neither the Company nor any of its subsidiaries is a party to or bound by any:

        (a) employment or consulting agreement or contract that has an aggregate future liability in excess of $100,000 annually and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

        (b) employee collective bargaining agreement or other contract with any labor union;

        (c) covenant of the Company or a subsidiary not to compete;

        (d) agreement, contract or other arrangement with any current or former officer, director, or any relative thereof, of the Company or any subsidiary (other than employment agreements covered by clause (i) above);

        (e) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any person (other than the Company or a subsidiary) under which the Company or a subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a subsidiary), (A) any Company Property (as hereinafter defined) or (B) any portion of any premises otherwise occupied by the Company or a subsidiary;

        (f) lease or similar agreement with any person (other than the Company or a subsidiary) under which (A) the Company or a subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a subsidiary is a lessor or sublessor of, or makes available for use any person, any tangible personal property owned or leased by the Company or a subsidiary, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

        (g) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) in excess of $100,000 annually, (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company or a subsidiary) in excess of $100,000 and is not terminable by the Company or a subsidiary by notice of not more than 60 days for a cost of less than $100,000;

        (h) material license, option or other agreement relating in whole or in part to intellectual property (including any license or other agreement under which the Company or a subsidiary is licensee or licensor of any such intellectual property);

        (i) agreement, contract or other instrument under which the Company or a subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a subsidiary);

        (j) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a subsidiary) has directly or indirectly guaranteed Liabilities of the Company or a subsidiary or (B) the Company or a subsidiary has directly or indirectly guaranteed Liabilities of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

        (k) agreement, contract or other instrument under which the Company or a subsidiary has, directly or indirectly, made any advance, loan, extension or credit or capital contribution in excess of $50,000 to, or other investment in any person;

        (l) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company Property;

        (m) agreement or instrument providing for indemnification of any person with respect to Liabilities relating to any current or former business of the Company, a subsidiary or any predecessor person exclusive of indemnifications included in other documents listed in the Company Disclosure Schedule or granted to sellers of real property owned or leased by the Company or its affiliates; or

        (n) any other material agreement, contract, management contract, lease, license, commitment or instrument to which the Company or any subsidiary is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses
    (i) through (xiii) above.

        All agreements, contracts, leases, licenses, commitments or instruments of the Company or any subsidiary listed in the Company Disclosure Schedule (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant subsidiary in accordance with its terms. The Company and the subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company and its subsidiaries, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

    SECTION 3.23. PROPERTY. Section 3.23 of the Company Disclosure Schedule accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company and, with the exception of Quail, its subsidiaries (collectively, the "Company Properties"). All properties and assets of the Company and its subsidiaries, real and personal, material to the conduct of their respective businesses are, except for changes in the ordinary course of business since December 31, 1998, reflected in the balance sheet of the Company dated December 31, 1998 (the "1998 Balance Sheet"), the Company and its subsidiaries (other than Quail) have good and marketable title to their respective real and personal property reflected on the 1998 Balance Sheet or acquired by them since the date of such balance sheet, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title (collectively, "Title Liens"), other than Permitted Title Liens (as defined below). All real property, structures and other buildings and material equipment of each of the Company and its subsidiaries (other than Quail) are currently used in the operation of the business, are adequately maintained and are in satisfactory operating condition and repair for the requirements of the business as presently conducted. "Permitted Title Liens" means Title Liens for (i) taxes or other charges or levies of a Governmental Entity which are not due and payable or which are being contested in good faith by appropriate proceedings as described in Section 3.14 of the Company Disclosure Schedule and as to which adequate financial reserves have been established and described in Section 3.14 of the Company Disclosure Schedule; (ii) workmen's, repairmen's or other similar Title Liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (iii) minor title defects, easements or Title Liens affecting real property, which defects, easements or Liens do not, individually or in the aggregate, materially impair the continued use, occupancy, value or marketability of title of the real property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company.

    SECTION 3.24. INSURANCE. Section 3.24 of the Company Disclosure Schedule accurately identifies each material insurance policy (including policies providing property, casualty, environmental liability, liability, malpractice and workers compensation insurance) and all other material types of insurance maintained by the Company and its subsidiaries, together with carriers and liability limits for each such policy, other than those insurance policies that are maintained separately by and/or for Quail. Each such policy is duly in force and no notice has been received by the Company or any of its subsidiaries from any insurance carrier purporting to cancel or reduce coverage under any such policy. The Company and its subsidiaries (other than Quail) are current in all premiums or other payments due thereunder and no notice has been received by the Company or any of its subsidiaries (other than Quail) from any insurance carrier purporting to increase any such premiums in any material respect. All insurance coverage held for the benefit of the Company or its subsidiaries (other than Quail) is adequate to cover risks customarily insured against by similar companies in their industry.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    SECTION 4.01. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

    SECTION 4.02. AUTHORITY. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Proxy Statement), the HSR Act, the MBCL, the Massachusetts General Laws, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation, articles of organization or By-Laws of Parent and Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

    SECTION 4.04. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement and related filings, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    SECTION 4.05. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

    SECTION 5.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, as expressly agreed to in writing by Parent or in connection with the Disposition, or as described in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as
(x) otherwise expressly provided in this Agreement, (y) required by law, or
(z) set forth in Section 5.01 of the Company Disclosure Schedule, the Company will not, and will cause its subsidiaries not, without the consent of Parent, to:

        (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than in connection with the exercise of options outstanding prior to the date hereof in accordance with their current terms);

        (c)  amend its Articles of Organization or By-Laws;

        (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets;

        (e) except for the Disposition and in the ordinary course of business, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have an excess of 1% of the Company's assets;

        (f) amend or otherwise modify, or terminate, any material Contract, or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its subsidiaries (other than the Employment Agreement);

        (g) except in the ordinary course of business under the Company's existing line of credit (including letters of credit), incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other person;

        (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

        (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

        (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

        (l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim with a cost of $100,000 or more;

        (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

        (n) increase in any manner the compensation or fringe benefits of any of its directors or officers or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing savings, severance, incentive or other or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit, or grant any loans or increases to any outstanding loans to any of the Company's or its subsidiaries, directors or officers;

        (o) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill," consulting, advisory or employment agreement to which the Company is a party;

        (p) approve any annual operating budgets for the Company and its subsidiaries;

        (q)  change the Company's dividend policy;

        (r)  enter into any transaction with affiliates;

        (s) enter into any business other than the business currently engaged in by the Company;

        (t)  pursuant to or within the meaning of any bankruptcy law,
    (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or
    (iv) make a general assignment for the benefit of its creditors;

        (u) purchase or lease or enter into a binding agreement to purchase or lease any real property;

        (v) enter into or amend, modify or terminate any employment, consulting or independent contractor agreement, arrangement or understanding with any officer, director, or any relative thereof, or employee;

        (w) enter into any development agreement, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost to the Company in excess of 1% of the Company's assets;

        (x) make any capital contributions, loans or other payments to, or on account of, Quail; or

        (y) take, or agree in writing or otherwise to take, any of the foregoing actions.

    During the period from the date of this Agreement through the Effective Time, (i) as reasonably requested by Parent so as not to interfere with ongoing operations of the Company, the Company shall confer on a regular basis with one or more representatives of Parent with respect to material operational matters;
(ii) the Company shall, within 30 days following each fiscal month, deliver to Parent management prepared unaudited financial statements as to the Company, including an income statement and balance sheet for such month; and (iii) upon obtaining knowledge of any material adverse change to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify Parent thereof.

    The Company shall have the right to update the Company Disclosure Schedule between the date hereof and the Effective Time to reflect actions taken by the Company and its subsidiaries which are permitted to be taken pursuant to this
Section 5.01.

    SECTION 5.02.  NO SOLICITATION.

        (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries (except as contemplated by this Agreement or in connection with the Disposition). The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Acquisition Proposal (as defined below), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, its affiliates or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED; HOWEVER, that the Company may furnish information, pursuant to a customary confidentiality agreement with terms not more favorable to such third party than the Confidentiality Agreement (as defined in Section 6.02), to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Proposal for which all necessary financing is then in the judgment of the Company's Independent Committee of the Board of Directors reasonably obtainable, if the Company's Independent Committee of the Board of Directors determines in good faith by a vote of a majority of the members of the Independent Committee of the Board of Directors that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors (after consultation with its outside legal counsel) and such a proposal is, in the written opinion of the Company's financial advisor, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement as the same has been proposed to be amended by Parent pursuant to Section 5.02(b); PROVIDED, FURTHER, that nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company (after consultation with its outside legal counsel), may be required under applicable law.

        (b) From and after the execution of this Agreement, the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal, identify the offeror and furnish to the Parent a copy of any such proposal or inquiry, if it is in writing, relating to an Acquisition Proposal. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Notwithstanding anything in this Agreement to the contrary, prior to the approval of an Acquisition Proposal by the Company's Board of Directors Board in accordance with
    Section 8.01(d), Company shall give Parent sufficient notice of the material terms and conditions of any such Acquisition Proposal and negotiate in good faith with Parent for a period of not less than five business days after receipt of a written proposal or a written summary of any oral proposal to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein.

        (c) For purposes hereof: "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and the Disposition, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

    SECTION 5.03. OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect (subject to the Company's right to take actions specifically permitted by Section 5.02).

    SECTION 5.04. NOTICE OF CERTAIN EVENTS. The Company and Parent shall promptly notify each other of:

        (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement;

        (c) any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries;

        (d) an administrative or other order or notification relating to any material violation or claimed violation of law;

        (e) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

        (f) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    SECTION 6.01.  STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

        (a) The Company shall call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval as soon as practicable following the execution of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
    Section 6.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger, except upon a termination of this Agreement pursuant to
    Section 8.01(d).

        (b) The Company shall as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and will make any additional filings as may be required by law. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or any additional filings, or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and any additional filings, or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail or file any Proxy Statement, or make any additional filings, or any amendment or supplement thereto, to which Parent reasonably objects unless, upon consultation with counsel, the Company determines such document is required as a matter of law.

        (c) Grandparent and Parent agree to cause all Shares owned by Grandparent, Parent or any subsidiary of Grandparent or Parent to be voted in favor of the Company Stockholder Approval.

    SECTION 6.02. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company shall give Parent and Sub, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and record of the Company and its subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested and will instruct the employees of the Company and its subsidiaries, their counsel and financial advisors to cooperate with Parent and Sub in their investigation of the Business; PROVIDED, that no investigation pursuant to this Section 6.02 shall affect any representation or warranty given by the Company to Parent and Sub hereunder; and PROVIDED, FURTHER, that any information provided to Parent and/or Sub pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of May 19, 1999 (the "Confidentiality Agreement"), the terms of which shall continue to apply, except as otherwise agreed by the Company, unless and until the Effective Time and notwithstanding termination of this Agreement and provided further that any requests shall not interfere with ongoing operations of the Company and its subsidiaries.

    SECTION 6.03. REASONABLE EFFORTS. Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

    SECTION 6.04.  FEES AND EXPENSES.

        (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 6.04, in the event that this Agreement is terminated (i) by Parent (A) if there occurs a material breach by the Company of any term, covenant, representation or warranty contained in this Agreement, (B) pursuant to Section 8.01(e) or
    (C) pursuant to Section 8.01(g) or (ii) by the Company pursuant to
    Section 8.01(d) of this Agreement, the Company shall promptly reimburse the Parent or Sub, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all Governmental Entities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), actually incurred, whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement (the "Fees") up to a maximum amount of $300,000. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

        (b) If this Agreement is terminated by the Company if there occurs a material breach by Grandparent, Parent or Sub of any term, condition, covenant, representation or warranty contained in this Agreement, Parent shall promptly reimburse the Company for all Fees, up to a maximum amount of $300,000.

        (c)  In the event that this Agreement is terminated pursuant to
    Section 8.01(d) or (e), then, in addition to the amounts paid pursuant to
    Section 6.04(b), the Company shall promptly pay Parent a termination fee of $600,000 (the "Termination Fee").

        (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

        (e) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "TRANSFER TAXES"). The Company will pay all of the Transfer Taxes, except that Parent will pay all fees related to the HSR Act.

    SECTION 6.05.  INDEMNIFICATION; INSURANCE.

        (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to and concurrently with the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of organization or by-laws (or similar organizational documents) or existing indemnification contracts (all of which have been disclosed in Section 3.10 of the Company Disclosure Schedule) shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Surviving Corporation's Articles of Organization and By-laws shall reflect such protections.

        (b) For six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (which the Company represents is currently not more than $50,000); and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated only to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c) This Section 6.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    SECTION 6.06. CERTAIN LITIGATION. The Company agrees that it will not settle any litigation commenced after the date hereof against the Company or any of its officers or directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company will not voluntarily cooperate with any third party which may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the Board of Directors of the Company determines in good faith, after consultation with and receipt of a written opinion to such effect from its outside counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would constitute a breach of the director's fiduciary duties under applicable law.

                                  ARTICLE VII
                                   CONDITIONS

    SECTION 7.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

        (b) HSR ACT. Any waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or early termination thereof shall have been granted, without limitation, restriction or condition of any kind.

        (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

        (d) DISPOSITION OF QUAIL. The Disposition of Quail shall have occurred pursuant to the terms of an agreement in the form attached hereto as Exhibit B hereto, with no waivers, amendments or modifications of the terms thereof other than as consented to in writing by Parent. All items stated therein to be to the agreement, approval or satisfaction of the Company shall also be to the prior written agreement, approval or satisfaction of Parent. The Company shall have obtained a fairness opinion with respect to the consideration being paid for the sale of Quail. Following the Disposition, the Company shall have no Liabilities, other than as specified in the Disposition Agreement, related to Quail or its Disposition other than the payment of Taxes in connection with the receipt of the purchase price therefor.

        (e) REQUIRED CONSENTS. (i) All consents and approvals required as set forth in Section 3.05 of the Company Disclosure Schedule shall have been made or obtained, without limitation, restriction or condition and (ii) all other consents and approvals shall have been made or obtained, without limitation, restriction or condition that has or would have a material adverse effect on the Company (or any effect on Parent and Sub), except for such authorizations the failure of which does not and would not, individually or in the aggregate, have a material adverse effect on the Company (or any material adverse effect on Parent and Sub).

    SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The respective obligations of Parent and Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement, to the extent qualified by materiality or material adverse effect, shall have been true and, to the extent not qualified by materiality or material adverse effect, shall have been true in all material respects, in each case when made and on and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and Parent and Sub shall have received a certificate of the Company to that effect signed by a duly authorized officer thereof.

        (b) PERFORMANCE. The Company shall have performed or complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Effective Time.

        (c) OTHER AUTHORIZATIONS. All authorizations (other than those specified in Section 7.01(b) and 7.01(e) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would have a material adverse effect on the Company (or any effect on Parent and Sub), except for such authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a material adverse effect on the Company (or any material adverse effect on Parent and Sub).

        (d) INTERCOMPANY ACCOUNTS. All intercompany accounts between the Company and Quail shall have been settled as nearly as possible as can be determined at the Closing Date on an accrual basis in accordance with generally accepted accounting principles (except that adjustments for the month in which the Closing Date occurs shall be made on a cash basis) and an accounting satisfactory to Parent, shall have been made thereof except that $1 million worth in loans outstanding from the Company to Quail at the Effective Time shall be converted into a loan with the following terms, subject to documentation reasonably satisfactory to Parent (the "Quail Loan"): (i) the repayment of the Quail Loan shall be guaranteed by Executive and secured, with recourse solely to, the $1 million payment to the Executive under Section 3 of the Employment Agreement, (ii) the Quail Loan will be payable in 36 equal monthly installments of principal, with simple annual interest thereon at the "prime rate," as announced from time to time by Citibank, N.A., with the first such installment of principal and interest payable on the last business day of the first full month following the Effective Time and thereafter on the last business day of each of the next 35 months following such date, and (iii) the Quail Loan shall be subordinated to payment obligations of Quail to its senior lenders providing financing for the Disposition in form and substance satisfactory to Parent. Quail shall have paid the Company as part of the above intercompany account settlement $145,000 on account of the Thomas J. Hammer Option payment referred to in Section 2.03(b)(iii).

        (e) COMPANY DEBT. As at the Effective Time, the Company and its subsidiaries (other than Quail) will have no "indebtedness" other than
    (i) the loans outstanding under the financing provided by the Massachusetts Industrial Finance Authority, (ii) trade debt incurred and outstanding in the ordinary course of business, (iii) any indebtedness to Citizens Bank for borrowing incurred to pay trade debts in the ordinary course of business or expenses in connection with the transactions contemplated herein, (iv) the Quail Loan and (v) any capital leases existing as of the date hereof. For the purposes of this paragraph "indebtedness" shall mean and include
    (1) all obligations of such entity for borrowed money, (2) all obligations of such entity evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such entity to pay the deferred purchase price of property, except accounts payable arising in the ordinary course of business, (4) all obligations of such entity as lessee under capital leases,
    (5) all indebtedness of others secured by a lien on any asset of such entity, whether or not such indebtedness is assumed by such entity, and
    (6) all indebtedness of others guaranteed by such entity.

        (f) EMPLOYMENT AGREEMENT. The Employment Agreement entered into by the Company and Executive, as provided in Section 3.07, shall not have been modified or amended in any manner since its execution and shall be in full force and effect as of the Effective Time.

    SECTION 7.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement, to the extent qualified by materiality shall be true and, to the extent not qualified by materiality shall be true in all material respects, in each case when made and on and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and the Company shall have received a certificate of Parent and Sub to that effect signed by a duly authorized officer thereof.

        (b) PERFORMANCE. Parent and Sub shall have performed or complied with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the Effective Time.

        (c) PURCHASE OF NICHIMEN SHARES. Parent shall have purchased, and Nichimen Corporation ("NMC") and Nichimen America Inc. ("NAI") shall have sold to Parent, all Shares held by NMC, NAI or any of their subsidiaries, and the Company shall have received a certificate of Parent to that effect signed by a duly authorized officer thereof.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

        (a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (b) by Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; PROVIDED, HOWEVER, that neither Parent nor the Company may terminate this Agreement pursuant to this
    Section 8.01(b) if such party shall have materially breached this Agreement;

        (c) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

        (d) by the Company if, following compliance with the Company of its obligations under Section 5.02, (i) the Company's Board of Directors approves an Acquisition Proposal, for which all necessary financing is then in the judgment of the Company Board reasonably obtainable, on terms which a majority of the members of the Company's Independent Committee of the Board of Directors has determined in good faith after consultation with its outside legal counsel to the effect that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors, and (ii) such Acquisition Proposal is, in the written opinion of the Company's financial advisor, more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (as the same may have been proposed to be amended by Parent as provided in Section 5.02(b)); PROVIDED; HOWEVER; that the termination described in this Section 8.01(d) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 6.04(b) including, without limitation, the Termination Fee;

        (e) by Parent, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they approve and adopt this Agreement (the "Stockholder Acceptance"), (ii) withdrawn or modified its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or (iv) resolved to effect any of the foregoing;

        (f) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a Stockholders Meeting including any adjournments thereof; or

        (g) by Parent if the Stockholder Agreement (the "Stockholder Agreement") in the form attached hereto as Exhibit C, shall not have been executed and delivered by Leslie B. Lewis, individually and as trustee of a certain voting trust described therein, to Parent on August 9, 1999.

    SECTION 8.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the Confidentiality Agreement, Section 6.04, this Section 8.02 and Article IX; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the terms of this Agreement or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

    SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall terminate at the Effective Time.

    SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Grandparent, Parent or Sub:
       c/o Asahi Organic Chemicals Industry Co., Ltd.
       15-9 Uchikanda 2-chome,
       Chiyoda-ku, Tokyo 101-0047, Japan
       Attention: Ichiro Murao
       Telecopy No.:03-3254-3473

    with a copy to:

    Chadbourne & Parke LLP
       30 Rockefeller Plaza
       New York, New York 10112
       Attention: David M. Wilf, Esq.
       Telecopy No.: (212) 541-5369

    and

    (b) if to the Company:

    Asahi/America, Inc.
       19 Green Street,
       Malden, MA 02148
       Attention: President
       Telecopy No.: (781) 321-8467

    with a copy to:

    Gadsby & Hannah LLP
       225 Franklin Street
       Boston, MA 02110-2811
       Attention: Burton Winnick, Esq.
       Telecopy No.: (617) 345-7050

    SECTION 9.03. INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, a material adverse change or material adverse effect shall not include any material adverse change or material adverse effect caused by any change resulting from the announcement of the Merger.

    SECTION 9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 9.05. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.05, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 9.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law.

    SECTION 9.07. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq National Market, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 9.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Massachusetts or in a Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Massachusetts or a Massachusetts state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                         [Text continued on next page]

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       MIDNIGHT ACQUISITION HOLDINGS, INC.

                                                       By:               /s/ ICHIRO MURAO
                                                            -----------------------------------------
                                                                        Name: Ichiro Murao
                                                                         Title: President

                                                       MIDNIGHT ACQUISITION CORP.

                                                       By:               /s/ ICHIRO MURAO
                                                            -----------------------------------------
                                                                        Name: Ichiro Murao
                                                                         Title: President

                                                       ASAHI/AMERICA, INC.

                                                       By:             /s/ LESLIE B. LEWIS
                                                            -----------------------------------------
                                                                      Name: Leslie B. Lewis
                                                                Title: Chairman, President and CEO

    The undersigned hereby consents to the provisions of Section 2.01(b) of the Agreement and agrees to the obligations of the undersigned stated in
Section 6.01 of the Agreement. The undersigned irrevocably, unconditionally and absolutely guarantees to the Company primarily and not merely as a surety that Parent and Sub will duly and punctually pay or perform, all of their obligations and liabilities arising pursuant to the terms of this Agreement and such other agreements as may be entered into by Parent or Sub in connection with this Agreement. The undersigned hereby waives to the fullest extent permitted by law all defenses based on the granting of any time or other indulgence, or the variation, renewal or release of or neglect to enforce any right or remedy against or with respect to Parent and Sub. The undersigned further agrees to be bound by the terms of Sections 9.06, 9.08 and 9.09 of this Agreement in the same manner as the parties to this Agreement.

                                                       ASAHI ORGANIC CHEMICALS INDUSTRY CO., LTD.

                                                       By:              /s/ HARURO TABATA
                                                            -----------------------------------------
                                                                       Name: Haruro Tabata
                                                                     Title: Chairman and CEO

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

    Amendment No. 1 to Agreement and Plan of Merger dated as of August 9, 1999 among Midnight Acquisition Holdings, Inc., a Delaware Corporation ("Parent"), Midnight Acquisition Corp., a Massachusetts corporation and a subsidiary of Parent ("Sub"), and Asahi/America, Inc., a Massachusetts corporation (the "Company;" such Agreement hereinafter being referred to as the "Agreement") made as of October 21, 1999. Any capitalized terms used herein which are not otherwise expressly defined in this Amendment are as defined in the Agreement.

    WHEREAS, Parent, Sub and the Company desire to amend certain terms of the Agreement as set forth herein;

    NOW, THEREFORE, in consideration of the premises and the payment of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.  AMENDMENTS. The Agreement is hereby amended as follows:

    (a) The following sentence shall be added to follow the first sentence of
       Section 2.01(c):

       "The terms of the foregoing sentence notwithstanding, Leslie B. Lewis shall be paid a portion of the Merger Consideration in respect of shares of Common Stock owned by him by delivery to Mr. Lewis of a promissory note (the "Note") of the Surviving Corporation, payable in full on January 3, 2000 and bearing interest at an annual rate at the applicable federal rate as determined on the date of the Note, such note to be backed by a standby letter of credit issued by a bank reasonably acceptable to Mr. Lewis (the "L/C") in the face amount equivalent to the principal amount of the Note, provided that Mr. Lewis shall pay any fees of the bank issuing such letter of credit and any other incidental costs or expenses related to the Note. Such portion of the Merger Consideration to be delivered by the Note shall be $5,000,000; provided, however, that if the aggregate Merger Consideration due to Mr. Lewis pursuant to the Merger is less than $5,000,000, the Note shall be in an amount no greater than such aggregate amount payable to him. The Note and L/C shall both be in negotiable form."

    (b) The following phrase shall be added to follow the parenthetical in the fourteenth and fifteenth lines of Section 2.01(c):

       ", net of fifty percent of the prepayment penalties, not to exceed $160,000, associated with the early repayment of debt obligations of Quail Piping Products, Inc. as a result of the Disposition"

    (c) The following sentence shall be added to follow the first sentence of
       Section 2.02(a):

       "The foregoing provisions of this Section 2.02(a) notwithstanding, the Paying Agent shall be instructed not to deliver any Merger Consideration to Leslie B. Lewis until the Note has been issued, and then to deliver only the Merger Consideration in excess of the principal amount of the Note to Mr. Lewis and the remainder to the Surviving Corporation. Parent agrees to cause the Surviving Corporation to take all steps commercially necessary to issue the L/C, including providing adequate security thereof if necessary. If the L/C issuing bank requires cash collateral for the L/C, Mr. Lewis will reimburse the difference, if any, between the interest paid to the Surviving Corporation on such cash collateral and the interest paid under the Note."

    2. RATIFICATION. Except as specifically amended hereby the terms of the Agreement are hereby ratified and confirmed in all respects.

    3. AUTHORIZATION. This Amendment No. 1 to the Agreement has been duly approved by the Special Committee constituted to act in connection with this transaction and has been authorized by all necessary corporate action on the part of the Company and no other corporate proceeding on the part of the Company are necessary to authorize this Amendment or to consummate the transactions so contemplated.

This Amendment has been duly executed and delivered by the Company and, assuming this Amendment constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of October 21, 1999.

                                                       MIDNIGHT ACQUISITION HOLDINGS, INC.

                                                       By:  /s/ ICHIRO MURAO
                                                            -----------------------------------------
                                                            Name: Ichiro Murao
                                                            Title: President

                                                       MIDNIGHT ACQUISITION CORP.

                                                       By:  /s/ ICHIRO MURAO
                                                            -----------------------------------------
                                                            Name: Ichiro Murao
                                                            Title: President

                                                       ASAHI/AMERICA, INC.

                                                       By:  /s/ LESLIE B. LEWIS
                                                            -----------------------------------------
                                                            Name: Leslie B. Lewis
                                                            Title: Chairman, President and CEO

                                                                         ANNEX B

                    MASSACHUSETTS GENERAL LAWS, CHAPTER 156B
                          SECTIONS 86 TO 98, INCLUSIVE

    86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

    87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

        "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts.

    88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

    89. DEMAND FOR PAYMENT; TIME FOR PAYMENT. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

    90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

    91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

    92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated, or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

    93. REFERENCE TO SPECIAL MASTER. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

    94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

    95. COSTS; INTEREST. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

    96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2) A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

    97. STATUS OF SHARES PAID FOR. The shares of the corporation paid for by the corporation pursuant to the provision of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

    98. EXCLUSIVE REMEDY; EXCEPTION. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                         ANNEX C

    [LOGO]

                                                                  August 9, 1999

Special Committee of the
Board of Directors
Asahi/America, Inc.
35 Green Street
Malden, Massachusetts 02148

Gentlemen:

    We understand that Asahi/America, Inc., a Massachusetts corporation (the "Company") proposes to enter into two transactions (the "Transactions"), as follows:

        1. The Company proposes to sell all of the capital stock of its wholly owned subsidiary, Quail Piping Products, Inc. ("Quail") to an investor group that includes certain members of Quail's management (the "Disposition"), pursuant to a Stock Purchase Agreement to be entered into between the Company and Quail Acquisition Corporation (the "Stock Purchase Agreement").

        2. The Company proposes to enter into an Agreement and Plan of Merger among Midnight Acquisition Holdings, Inc. ("Holdings"), Midnight Acquisition Corp. ("Merger Sub") and the Company (the "Merger Agreement"), which will provide for the merger (the "Merger") of Merger Sub with and into the Company and will further provide that in the Merger, each issued and outstanding share of the common stock, no par value, of the Company (the "Company Common Stock") (other than shares owned by Asahi Organic Chemicals Industry Co., Ltd., Nichimen Corporation or any of their respective affiliates or subsidiaries (the "AOC/Nichimen Stockholders") or by the Company or any subsidiary of the Company), shall be converted into the right to receive an amount in cash equal to the sum of (x) $8.25 plus (y) the net after-tax proceeds from the Disposition divided by the number of shares of Company Common Stock that are outstanding on a fully diluted basis immediately prior to the effective time of the Merger.

    You have request our opinion, as investment bankers, (i) as to the fairness, from a financial point of view to the Company of the consideration to be received by the Company in the Disposition and (ii) as to the fairness, from a financial point of view, to the holders of Company Common Stock other than the AOC/Nichimen Stockholders of the consideration to be offered in the Proposed Transaction.

    We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services.

    In conducting our analysis and arriving at our opinions as expressed herein, we have reviewed and analyzed, among other things, the following:

        (i) a signed copy of the Stock Purchase Agreement dated August 9, 1999;

        (ii) a signed copy of the Merger Agreement dated August 9, 1999;

                                     [LOGO]

    [LOGO]

        (iii) the Company's Annual Reports on Form 10-K for each of the fiscal years in the three-year period ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

        (iv) certain other publicly available information concerning the Company and the trading market for the Company Common Stock.

        (v) certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to us by management of the Company;

        (vi) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

        (vii) the financial terms of certain recent business combinations which we believe to be relevant.

    We conducted a limited solicitation of indications of interest to acquire Quail over a 45-day period ending in July 1999.

    We have also met with certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company and of Quail. We have not conducted a physical inspection of the properties and facilities of the Company or of Quail nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

    This letter and the opinions expressed herein are for the use of the Special Committee. These opinions do not address the Company's underlying business decision to approve the Transactions or constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Transactions. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Transactions sent to the Company's shareholders.

    [LOGO]

    Based upon and subject to the foregoing, it is our opinion as investment bankers that (i) the consideration to be received by the Company in the Disposition is fair, from a financial point of view, to the Company; and
(ii) the consideration to be received by the holders of the Company Common Stock (other than the AOC/Nichimen Stockholders) in the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ ING BARINGS LLC

                                          ING Barings LLC

                                                                     1514-SPS-99

                            ASAHI/AMERICA, INC.
                              35 GREEN STREET
                             MALDEN, MA 02148


               SPECIAL MEETING OF STOCKHOLDERS--NOVEMBER 29, 1999
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Leslie B. Lewis and Kozo Terada as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the Special Meeting of Stockholders of ASAHI/AMERICA, INC. to be held at the offices of Gadsby & Hannah LLP, 225 Franklin Street, 22nd Floor, Boston, Massachusetts 02110, on November 29, 1999, at 1:00 p.m., and at any adjournment(s) or postponement(s) thereof. The undersigned hereby directs each such Proxy to vote in accordance with his judgment on any business that may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such Notice as specified herein by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND IN THE DISCRETION OF THE ABOVE-NAMED PROXIES AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF, INCLUDING MATTERS WHICH THE COMPANY DID NOT KNOW WOULD BE PROPERLY PRESENTED AT THE MEETING.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                             Form of Proxy--Page 1

                               ASAHI/AMERICA, INC.

Dear Stockholder,

Please take note of the important information enclosed with this proxy card. The issue of the merger of the Company requires your immediate attention and approval. The matter is discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Stockholders, to be held on November 29, 1999.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Asahi/America, Inc.


                        [Name and Address of Stockholder]


                             Form of Proxy--Page 2



______
       PLEASE MARK VOTES
  X    AS IN THIS EXAMPLE
______

_____________________________                                For          Against     Abstain
                                                             / /            / /         / /
     ASAHI/AMERICA INC.
_____________________________                   1. To approve a proposal to adopt the
                                                   Agreement and Plan of Merger dated
                                                   August 9, 1999, as amended by Amendment
                                                   dated October 21, 1999 among Asahi/America,
                                                   Inc., Midnight Acquisition Holdings,
                                                   Inc. and Midnight Acquisition Corp., a
                                                   wholly owned subsidiary of Midnight
                                                   Acquisition Holdings, Inc., both of which
                                                   were created by Asahi Organic Chemicals
                                                   Industry Co., Ltd. to complete the merger,
                                                   and to approve the merger and other
                                                   transactions described in the Agreement
                                                   and Plan of Merger; and


                                                2.  In their discretion, the Proxies are authorized
                                                    to vote upon any other business that may
                                                    properly come before the Special Meeting or
                                                    at any adjournment(s) or postponement(s)
                                                    thereof.





                                                                                                 / /
                                                    Mark here for address change and
                                                    note at left.

                                                    Please sign exactly as your name(s) appear(s) on the
                                                    books of the Company. Joint owners should each sign
                                                    personally. Trustees, custodians, and other fiduciaries
                                                    should indicate the capacity in which they sign, and
                                                    where more than one name appears, a majority must sign.
                                                    If the stockholder is a corporation, the signature
                                                    should be that of an authorized officer who should
                                                    indicate his or her title.


                                                    Signature: _______________________  Date: _____________

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DETACH CARD                                                                          DETACH CARD

